    As filed with the Securities and Exchange Commission on January 31, 2002
                                                      Registration No. 333-69050
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                         FORM S-1 REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                ----------------

                             SAGENT TECHNOLOGY, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                7389                          94-3225290
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                        800 W. EL CAMINO REAL, SUITE 300
                             MOUNTAIN VIEW, CA 94040
                                 (650) 815-3100
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ----------------

                                  BEN C. BARNES
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             SAGENT TECHNOLOGY, INC.
                        800 W. EL CAMINO REAL, SUITE 300
                             MOUNTAIN VIEW, CA 94040
                                 (650) 815-3100

       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                                ----------------

                                   COPIES TO:
                            ARTHUR SCHNEIDERMAN, ESQ.
                             KATHLEEN B. BLOCH, ESQ.
                     WILSON SONSINI GOODRICH & ROSATI, P.C.
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM          AMOUNT OF
          TITLE OF EACH CLASS OF                         AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
        SECURITIES TO BE REGISTERED                       REGISTERED       PER SHARE (1)            PRICE                FEE (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value................              9,571,148           $1.69             $16,175,240              $4,044
====================================================================================================================================

    (1) Estimated solely for purposes of calculating the registration fee based on the average of the high and low price of the Registrant's common stock on the Nasdaq National Market on August 30, 2001.

    (2) Paid with filing of original registration statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THIS REGISTRATION STATEMENT ON SHALL, UPON EFFECTIVENESS, ALSO ACT AS A POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT NO. 333-59102 AND REGISTRATION STATEMENT NO. 333-59104, EACH ORIGINALLY FILED WITH SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2001.

================================================================================

PROSPECTUS

                                14,491,601 Shares

                             SAGENT TECHNOLOGY, INC.

                                  Common Stock

     This prospectus relates to the public offering of 14,491,601 shares of common stock which may be sold from time to time by the selling stockholders named in this prospectus.

     The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 44. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

     We will not receive any of the proceeds from the sale of the shares although we have paid the expenses of preparing this prospectus and the related registration expenses.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SGNT." The last reported sales price of our common stock on the Nasdaq National Market on January 30, 2002 was $1.30 per share.

                                 ---------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 ---------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                The date of this prospectus is January __, 2002.

                                TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
 Summary....................................................................................      3
 Risk Factors...............................................................................      5
 Selected Consolidated Financial Data.......................................................      12
 Quarterly Results of Operations............................................................      12
 Special Note Regarding Forward Looking Statements..........................................      12
 Management's Discussion and Analysis of Financial Condition and Results of Operations......      13
 Business...................................................................................      24
 Management.................................................................................      32
 Executive Compensation.....................................................................      36
 Ownership of Common Stock by Management and Principal Stockholders.........................      39
 Related Party Transactions.................................................................      40
 Selling Stockholders.......................................................................      43
 Plan of Distribution.......................................................................      45
 Description of Capital Stock...............................................................      48
 Where You Can Find More Information........................................................      50
 Legal Matters..............................................................................      50
 Experts....................................................................................      50
 Index to Consolidated Financial Statements.................................................     F-1

                                 ---------------

     "Sagent," "Sagent Solution," "Real-time e-Business Intelligence," "Sagent Data Load Server," "Sagent Data Access Server," "Sagent Admin," "Sagent Automation," "Sagent Design Studio," "Sagent Information Studio," "Sagent Analysis," "Sagent Reports," "Sagent WebLink," "Sagent Portal," "Sagent Address Cleanser," "Sagent Forecaster Transform," "Sagent Statistical Calculator," are trademarks, trade names or service marks of Sagent. This prospectus also contains trademarks, trade names and service marks of companies other than Sagent, and these trademarks, trade names and service marks are the property of their respective holders.

                                 ---------------

     You should rely on this prospectus. We have not, and the selling stockholders have not, authorized any person to provide you with different information. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                     SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, included in this prospectus. You should read the full text of, and consider carefully, the more specific details contained in or incorporated by reference into this prospectus. The terms "Sagent," "Registrant," "we," "us," and "our" in this prospectus refer to Sagent Technology, Inc. and its subsidiaries.

                             SAGENT TECHNOLOGY, INC.

     We provide real-time e-business intelligence solutions that enable enterprises to improve customer acquisition and retention and operational effectiveness. We develop, market and support products and services that help businesses collect, analyze, understand and act on customer and operational information both in batch and in real-time. Our products and services provide a way for an organization's employees, customers, and partners to use the Internet to examine the internal data they already have and to supplement that data with external, value-added information such as demographic, geographic, or other content and data feeds. We refer to our products as "real-time e-business intelligence" solutions because they enable organizations to rapidly make more informed, intelligent decisions and to spread that ability across the enterprise.

     We were incorporated in California in April 1995 under the name Savant Software, Inc. In June 1995, we changed our name to Sagent Technology, Inc., and in September 1998, we reincorporated in Delaware. Our principal executive office is located at 800 West El Camino Real, Suite 300, Mountain View, California, and our telephone number at that office is (650) 815-3100.

                              COMMON STOCK OFFERED

     The holders of our common stock listed in this prospectus under the Section entitled "Selling Stockholders" are offering a total of 14,491,601 shares of our common stock. We are not offering any shares and will not receive any proceeds from the sale of our common stock by the selling stockholders.

                         PRICE RANGE OF OUR COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol "SGNT." The last reported sale price of our common stock on January 30, 2002 was $1.30 per share. The following table shows the high and low per share closing prices of our common stock for the periods indicated.

                                                   HIGH          LOW
                                                ----------    ----------
        YEAR ENDED DECEMBER 31, 2002
          First Quarter (through January 25)      $ 1.43        $ 0.80
        YEAR ENDED DECEMBER 31, 2001

          Fourth Quarter ...................      $ 1.93        $ 0.61
          Third Quarter ....................      $ 2.56        $ 1.10
          Second Quarter ...................      $ 2.20        $ 1.12
          First Quarter ....................      $ 4.875       $ 1.625
        YEAR ENDED DECEMBER 31, 2000

          Fourth Quarter ...................      $ 7.63        $ 1.19
          Third Quarter ....................      $13.94        $ 7.44
          Second Quarter ...................      $28.00        $ 6.25
          First Quarter ....................      $43.63        $16.63

                             SUMMARY FINANCIAL DATA

     The following selected consolidated annual and quarterly financial data are qualified by reference to, and should be read in conjunction with, our Consolidated Financial Statements, including the notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.


                                                                                                               NINE MONTHS
                                                            YEAR ENDED DECEMBER 31,                        ENDED SEPTEMBER 30,
                                         ------------------------------------------------------------     ---------------------
                                           2000         1999         1998         1997         1996         2001         2000
                                         --------     --------     --------     --------     --------     --------     --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)                    (UNAUDITED)

CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Net revenues ......................    $ 58,188     $ 48,001     $ 25,001     $ 12,322     $  2,917     $ 34,273     $ 45,859
  Net loss ..........................    $(23,704)    $(12,092)    $(15,056)    $ (7,188)    $ (6,854)    $(30,227)    $ (8,867)
  Net loss per common share:
  Basic and diluted .................    $  (0.82)    $  (0.55)    $  (2.60)    $  (1.46)    $  (1.89)    $  (0.82)    $  (0.31)
CONSOLIDATED BALANCE SHEET DATA:
Total assets ........................    $ 46,087     $ 66,704     $ 18,617     $ 11,586     $  7,577     $ 54,656     $ 55,497
Long-term obligations ...............    $    895     $  1,491     $  4,062     $  5,363     $  2,782     $  2,079     $  1,432
Accumulated deficit .................    $(66,941)    $(43,237)    $(31,145)    $(16,089)    $ (8,901)    $(97,168)    $(52,107)
Total stockholder's equity ..........    $ 26,665     $ 43,374     $  2,299     $  5,106     $  6,921     $ 32,763     $ 35,659


                                    DIVIDENDS

     We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all of your investment.

WE HAVE RECENTLY RESTATED OUR FINANCIAL RESULTS FOR PORTIONS OF 2001.

        On November 28, 2001, we announced that we were revising our reported revenues for the first nine months of 2001 as a result of an internal investigation into the validity of sales orders to various government agencies. Our investigation confirmed that sales orders totaling approximately $5 million booked by one of our employees were forged. As a result, we filed Form 10-Q/A's for the periods ended March 31, 2001 and June 30, 2001 with financial statements restated to remove the effect of the invalid sales orders.

        As a result of the restatement, Sagent has been named in shareholder lawsuits. These lawsuits could seriously harm our business and financial condition. In particular, the lawsuits could harm our relationships with existing customers and our ability to obtain new customers. The continued defense of the lawsuits also could result in the diversion of our management's time and attention away from business operations, which could harm our business. Negative developments with respect to the lawsuits could cause our stock price to decline significantly. In addition, although we are unable to determine the amount, if any, that we may be required to pay in connection with the resolution of these lawsuits by settlement or otherwise, the size of any such payment could seriously harm our financial condition. The complaints generally allege that we and the other named defendants made false or misleading statements of material facts about our financial results during 2001. The complaints, in general, do not specify the amount of damages that plaintiffs seek. As a result, we are unable to estimate the possible range of damages that might be incurred as a result of the lawsuits. We have not set aside any financial reserves relating to potential damages associated with any of these lawsuits.

IF OUR STOCK PRICE DECLINES FURTHER, THERE IS A RISK THAT WE MAY BE DELISTED BY NASDAQ.

        Our common stock trades on the Nasdaq National Market, which has certain compliance requirements for continued listing of common stock. If the minimum closing bid price per share is less than $1.00 for a period of 30 consecutive business days, our shares may be delisted following a 90 day notice period during which the minimum closing bid price must be $1.00 or above per share for a period of 10 consecutive business days, if we do not file an appeal. As of the close of business on January 30, 2002, the closing price for our common stock was $1.30. The result of delisting from the Nasdaq National Market would be a reduction in the liquidity of any investment in our common stock. Delisting would reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they have done historically. This lack of liquidity would make it more difficult for us to raise capital in the future.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE TO FUND OUR OPERATIONS.

        Since our inception, we have funded our operations primarily through sales of equity securities, and not from cash generated by our business. During the last nine months, we have completed two separate private offerings of our common stock. In February 2001, we sold 5.8 million shares of our common stock to a group of private investors, raising approximately $16.1 million in net proceeds. In August 2001, we completed the sale of 9.1 million shares of our common stock to a group of private investors, netting approximately $16.0 million in proceeds.

        Although we believe that our current cash and cash equivalents and any net cash provided by operations will be sufficient to meet anticipated cash needs for the next twelve months, a revenue shortfall could require us to reduce operations or raise additional funds through equity or debt financings. We cannot assure you any equity or debt financing will be available to us on favorable terms, if at all, or that if available, such financing will not be dilutive to our stockholders. If we are unable to raise additional capital, we will take actions to conserve our cash balances, including significantly reducing our operating expenses, downsizing our staff and closing existing branch offices, all of which could have a material adverse effect on our business, financial condition and our ability to reduce losses or generate profits.

VARIATIONS IN OUR QUARTERLY OPERATING RESULTS DUE TO SUCH FACTORS AS CHANGES IN DEMAND FOR OUR PRODUCTS AND CHANGES IN OUR MIX OF REVENUES MAY CAUSE OUR STOCK PRICE TO DECLINE.

        We expect our quarterly operating results to fluctuate. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Our short-term expense levels are relatively fixed and are based on our expectations of future revenues. As a result, a reduction in revenue in a quarter may harm our operating results for that quarter. In the past, our operating results have fallen below the expectations of market analysts and investors. If we fall short of market expectations in future quarters, the price of our common stock may fall. Factors that may cause our operating results to fluctuate on a quarterly basis include:

    -   varying size, timing and contractual terms of orders for our products;

    -   lengthy sales cycles associated with our products;

    - changes in the mix of revenue attributable to higher-margin product license revenue as opposed to lower-margin service revenue;

    - customers' decisions to defer orders or implementations, particularly large orders or implementations, from one quarter to the next;

    -   announcements or introductions of new products by our competitors,

    - our ability to hire, train and retain sufficient engineering, consulting, training and sales staff; and

    - subcontracting to more expensive consulting organizations to help provide implementation, support and training services when our own capacity is constrained.

A SLOWING ECONOMY AND REDUCTIONS IN INFORMATION TECHNOLOGY SPENDING MAY NEGATIVELY AFFECT OUR REVENUES.

        Our revenues may be negatively affected by the increasingly uncertain economic conditions both in the market generally and in our industry. If the economy continues to slow, some companies may reduce their budgets for spending on information technology and business software. As a consequence, our sales cycle may become longer with some customers, and other prospective customers may postpone, reduce, or even forego the purchase of our products and services, which could negatively affect our revenues.

ENTERPRISE INTELLIGENCE SOFTWARE MARKETS MAY NOT GROW.

        Since all of our revenues are attributable to the sale of enterprise intelligence software and related maintenance, consulting and training services, if the market for enterprise intelligence software does not grow, our business will not grow. We expect enterprise intelligence software and services to account for substantially all of our revenue for the foreseeable future. Although demand for enterprise intelligence software has grown in recent years, the market may not continue to grow or, even if the market does grow, businesses may not adopt our products.

IF WE FAIL TO EXPAND OUR DIRECT AND INDIRECT SALES CHANNELS, WE WILL NOT BE ABLE TO INCREASE REVENUES.

        In order to grow our business, we need to increase market awareness and sales of our products and services. To achieve this goal, we need to increase both our direct and indirect sales channels. If we fail to do so, this failure could harm our ability to increase revenues. We currently receive a significant portion of our revenues from direct sales, but we intend to increase sales through indirect sales channels in the future.

        We intend to derive revenues from indirect sales channels by selling our software through value-added resellers (VARs) and original equipment manufacturers (OEMs). These VARs and OEMs offer our software products to their customers together with consulting and implementation services or integrate our software solutions with other software. Our ability to increase our revenues is dependent on entering into relationships with these VARs and OEMs.

        We expect as part of our strategy to increase international sales principally through both direct and indirect sales. Our ability to develop and maintain direct and indirect channels will significantly affect our ability to penetrate international markets.

PENDING LITIGATION COULD HARM OUR BUSINESS.

        From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court on behalf of the individual investors who purchased our common stock between October 21, 1999 and April 18, 2000. The claims allege that we misrepresented our prospects for 1999 and the first quarter of 2000. Thereafter, the court consolidated the complaints and selected a lead plaintiff and counsel. A consolidated amended complaint was filed in April 2001.

        The defendants filed a motion to dismiss the consolidated amended complaint. On September 28, 2001, the court granted the defendants' motion, and gave the plaintiffs leave to amend the complaint.

        On November 17, 2000, a derivative lawsuit was filed by a purported Sagent shareholder in the Superior Court of California for the County of San Mateo (the "Fanucci complaint"). On February 9, 2001, a second derivative lawsuit was filed in the Superior Court of California for the County of Santa Clara (the "Hu complaint"). The complaints name certain of our present and former officers and directors as defendants. The Hu complaint also names an investment bank retained by us and an employee of that firm as defendants. We have also been named as a nominal defendant. The principal allegation of the complaints is that the defendants breached their fiduciary duties to us. In July 2001, the two cases were coordinated for pretrial purposes in the Superior Court of California for the County of Santa Clara.

        Sagent filed a motion to dismiss the Fanucci complaint, on the ground that, among other things, the plaintiff had failed to make a pre-suit demand on the board of directors as required by Delaware law. The officer and director defendants joined in that motion, and also moved to dismiss on the grounds that the complaint fails to allege the asserted causes of action against the individual defendants. Similar motions were filed concerning the Hu complaint.

        In November and December 2001, several class action lawsuits were filed in the United States District Court for the Northern District of California on behalf of investors who purchased Sagent common stock between May 11, 2001 and November 28, 2001. The complaints allege that Sagent and certain of its officers and directors violated the Securities Exchange Act of 1934. The complaints allege that during the class period, the defendants caused Sagent's shares to trade at artificially inflated levels through the issuance of false and misleading financial statements.

WE HAVE A RELATIVELY NEW MANAGEMENT TEAM AND THERE IS NO GUARANTEE THAT THEY WILL BE SUCCESSFUL IN GROWING OUR BUSINESS.

The following table lists each of our executive officers and the month and year that each of them joined our company:

        NAME                                                                POSITION                                 JOINED SAGENT
        ----                                                                --------                                 -------------
        Ben C. Barnes.......................      President and Chief Executive Officer                              August 2000
        Steven R. Springsteel...............      Executive Vice President of Finance and Administration and         November 2001
                                                       Chief Financial Officer
        Richard Ghiossi.....................      Chief Marketing Officer                                            October 2001
        Jack Peters.........................      Senior Vice President of Sales -- Americas                         September 2000
        Arthur Parker.......................      President/General Manager -- Europe, Middle East & Africa          November 2000
        Larry Scroggins.....................      Senior Vice President of Business Development                      January 2001
        John Maxwell........................      Senior Vice President of Sale -- Asia Pacific                      May 1999

        All of these employees serve "at-will" and may elect to pursue other opportunities at any time. If our management team is unable to work effectively together to accomplish our business objectives, our ability to grow our business could be severely impaired.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGE, OUR PRODUCTS MAY BE RENDERED OBSOLETE AND OUR BUSINESS MAY FAIL.

        Our industry is characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements and emerging industry standards. In order to achieve broad customer acceptance, our products must be compatible with major software and e-commerce applications and operating systems. We must continually modify and enhance our products to keep pace with changes in these applications and systems. If our products were to be incompatible with popular new systems or applications, our business would be significantly harmed. In addition, the development of entirely new technologies replacing existing software could lead to new competitive products that have better performance or lower prices than our products and could render our products obsolete.

        Delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products to purchase those of our competitors.

OUR MARKETS ARE HIGHLY COMPETITIVE AND COMPETITION COULD HARM OUR ABILITY TO SELL PRODUCTS AND SERVICES AND REDUCE OUR MARKET SHARE.

        Competition could seriously harm our ability to sell additional software and maintenance and support renewals on prices and terms favorable to us. Additionally, if we cannot compete effectively, we may lose market share. The markets for our products are intensely competitive and subject to rapidly changing technology. We compete against providers of decision support software, data warehousing software and enterprise application software. We also compete with providers of e-Business software, which allows for the electronic delivery of products and services that enable commerce among businesses and end users. Companies in each of these areas may expand their technologies or acquire companies to support greater enterprise intelligence functionality and capability, particularly in the areas of query response time and the ability to support large numbers of users. We may also face competition from vendors of products and turnkey solutions for e-Business applications that include Internet based information functionality.

        Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements.

WE RELY, IN PART, ON EQUITY INCENTIVES TO ATTRACT AND RETAIN EMPLOYEES, AND THE PERFORMANCE OF OUR STOCK PRICE MAY IMPAIR OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

        The market price of our common stock has fluctuated substantially since our initial public offering in April 1999, and has experienced a significant decline since the first quarter of 2000. We have relied historically on our ability to attract and retain employees using equity incentives, and any perception by potential or existing employees that our equity incentives are less attractive could harm our ability to attract and retain qualified employees.

WE RELY ON MARKETING, TECHNOLOGY AND DISTRIBUTION RELATIONSHIPS THAT MAY GENERALLY BE TERMINATED AT ANY TIME, AND IF OUR CURRENT AND FUTURE RELATIONSHIPS ARE NOT SUCCESSFUL, OUR GROWTH MAY BE LIMITED.

        We rely on marketing and technology relationships with a variety of companies that, in part, generate leads for the sale of our products. These marketing and technology relationships include relationships with:

    -   system integrators and consulting firms;

    -   vendors of e-commerce and Internet software;

    - vendors of software designed for customer relationship management or for management of organizations' operational information;

    -   vendors of key technology and platforms;

    -   demographic data providers; and

    -   an application service provider and an Internet hoster.

     If we cannot maintain successful marketing and technology relationships or cannot enter into additional marketing and technology relationships, we may have difficulty expanding the sales of our products and our growth may be limited.

IF WE LOSE KEY LICENSES WE MAY BE REQUIRED TO DEVELOP OR LICENSE ALTERNATIVES WHICH MAY CAUSE DELAYS OR REDUCTIONS IN SALES.

        We rely on software that we have licensed from Opalis S.A. to perform key functions of our Sagent Automation product that automates common tasks in managing data. We also rely on software we have licensed from Microsoft Corporation to allow users to be able to customize the user interface provided by our Sagent Design Studio product. These licenses may not continue to be available to us on commercially reasonable terms. The loss of either of these licenses could result in delays or reductions of shipments of our product suite until equivalent software could be developed, identified, licensed and integrated. If customers require the automation and/or the user interface customization features when licenses for either of those is not available, they may delay or decline to purchase our product suite.

FAILURE OF COMMERCIAL USERS TO ACCEPT INTERNET SOLUTIONS COULD LIMIT OUR FUTURE GROWTH.

        A key element of our strategy is to offer users the ability to access, analyze and report information from a data server through a Web browser. Our growth may be limited if businesses do not accept Internet solutions or perceive them to be cost-effective. Continued viability of the Internet depends on several factors, including:

    - Third parties' abilities to develop new enabling technologies in a timely manner;

    -   The Internet's ability to handle increased activity;

    - The Internet's ability to operate as a fast, reliable and secure network; and

    -   Potential changes in government regulation.

     Moreover, critical issues concerning the commercial use of the Internet, including data corruption, cost, ease of use, accessibility and quality of service, remain unresolved and may negatively affect commerce and communication on the Internet. These issues will need to be addressed in order for the market for our products and services to grow.

WE HAVE EXPANDED OUR INTERNATIONAL OPERATIONS BUT MAY ENCOUNTER A NUMBER OF PROBLEMS IN MANAGING OVERSEAS OPERATIONS, WHICH COULD LIMIT OUR FUTURE GROWTH.

        We may not be able to successfully market, sell, deliver and support our products and services internationally. Our failure to manage our international operations effectively could limit the future growth of our business. International sales represented approximately 13% of our total revenue for the year ended December 31, 2000 and 24% for the first nine months ended September 30, 2001. We conduct our international sales through local subsidiaries in the United Kingdom, Germany, France, Japan, Brazil, Asia/Pacific, Benelux, and Australia and through distributor relationships in South Africa and Spain. The expansion of our existing international operations and entry into additional international markets will require management attention and significant financial resources.

WE HAVE BEEN, AND MAY BE SUBJECT TO FUTURE, INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.

        We may be subject, from time to time, to claims that we are infringing the intellectual property rights of others. Any litigation regarding intellectual property rights may be costly to defend or settle, and may divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. In December 2000, we settled an infringement claim brought by Timeline, Inc. Under the terms of the settlement, we paid Timeline $600,000 and issued 600,000 shares of our common stock to Timeline. We may be subject to similar or more costly claims in the future or may become subject to an injunction against use of our products. A successful claim of patent or other intellectual property infringement against us would have an immediate material adverse effect on our business and financial condition.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THIS INABILITY COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE AND INCREASE OUR COSTS.

        Our success depends in large part on our proprietary technology. We rely on a combination of copyright, trademark and trade secrets, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, our competitive position may be harmed.

        Other software providers could copy or otherwise obtain and use our products or technology without authorization. They also could develop similar technology independently which may infringe our proprietary rights. We may not be able to detect infringement and may lose a competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

IF WE DISCOVER SOFTWARE DEFECTS WE MAY HAVE PRODUCT-RELATED LIABILITIES WHICH MAY LEAD TO LOSS OF REVENUE OR DELAY IN MARKET ACCEPTANCE FOR OUR PRODUCTS.

        Our software products are internally complex and may contain errors, defects or failures, especially when first introduced or when new versions are released. We test our products extensively prior to releasing them; however, in the past we have discovered software errors in some of our products after their introduction. Despite extensive testing, we may not be able to detect and correct errors in products or releases before commencing commercial shipments, which may result in loss of revenue or delays in market acceptance.

        Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. All domestic and international jurisdictions may not enforce these limitations. Although we have not experienced any product liability claims to date, we may encounter such claims in the future. Product liability claims, whether or not successful, brought against us could divert the attention of management and key personnel and could be expensive to defend.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

        Provisions of our certificate of incorporation, bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our board of directors could choose not to negotiate with an acquirer that it did not feel was in the strategic interests of our company. If the acquirer was discouraged from offering to acquire us, or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                                NINE MONTHS
                                                             YEAR ENDED DECEMBER 31,                        ENDED SEPTEMBER 30,
                                          ------------------------------------------------------------     ---------------------
                                            2000         1999         1998         1997         1996         2001         2000
                                          --------     --------     --------     --------     --------     --------     --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)                       (UNAUDITED)


CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Net revenues .......................    $ 58,188     $ 48,001     $ 25,001     $ 12,322     $  2,917     $ 34,273     $ 45,859
  Net loss ...........................    $(23,704)    $(12,092)    $(15,056)    $ (7,188)    $ (6,854)    $(30,227)    $ (8,867)
  Net loss per common share:
    Basic and diluted ................    $  (0.82)    $  (0.55)    $  (2.60)    $  (1.46)    $  (1.89)    $  (0.82)    $  (0.31)
CONSOLIDATED BALANCE SHEET DATA:

  Total assets .......................    $ 46,087     $ 66,704     $ 18,617     $ 11,586     $  7,577     $ 54,656     $ 55,497
  Long-term obligations ..............    $    895     $  1,491     $  4,062     $  5,363     $  2,782     $  2,079     $  1,432
  Accumulated deficit ................    $(66,941)    $(43,237)    $(31,145)    $(16,089)    $ (8,901)    $(97,168)    $(52,107)
  Total stockholder's equity .........    $ 26,665     $ 43,374     $  2,299     $  5,106     $  6,921     $ 32,763     $ 35,659




                         QUARTERLY RESULTS OF OPERATIONS
                                   (UNAUDITED)

                                                                             THREE MONTHS ENDED
                            -----------------------------------------------------------------------------------------------------
                             MARCH 31,      JUNE 30,     SEPTEMBER 30,  DECEMBER 31,     MARCH 31,      JUNE 30,    SEPTEMBER 30,
                               1999           1999           1999           1999           2000           2000          2000
                            ----------     ----------    ------------   ------------    ----------     ----------   -------------
                                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue ................    $    8,998     $    9,895     $   13,074     $   16,034     $   14,537     $   17,502    $   13,820
Gross profit ...........    $    6,770     $    6,657     $    9,437     $   13,388     $   11,831     $   14,586    $   10,261
Net loss before
  taxes ................    $   (3,298)    $   (2,064)    $     (453)    $   (6,014)    $   (2,009)    $    1,539    $   (8,182)
Net loss ...............    $   (3,370)    $   (2,110)    $     (516)    $   (6,096)    $   (2,019)    $    1,532    $   (8,381)
Earnings per share:
  Basic ................    $    (0.53)    $    (0.08)    $    (0.02)    $    (0.22)    $    (0.07)    $     0.05    $    (0.29)
  Diluted ..............    $    (0.53)    $    (0.08)    $    (0.02)    $    (0.22)    $    (0.07)    $     0.05    $    (0.29)


                              -----------------------------------------------------------
                              DECEMBER 31,     MARCH 31,      JUNE 30,      SEPTEMBER 30,
                                  2000           2001           2001           2001
                              ------------    ----------     ----------     -------------
Revenue ................       $   12,329     $   10,291     $   12,534     $   11,448
Gross profit ...........       $    8,679     $    6,327     $    8,757     $    7,327
Net loss before
  taxes ................       $  (14,543)    $  (10,499)    $   (6,911)    $  (12,508)
Net loss ...............       $  (14,837)    $  (10,524)    $   (6,943)    $  (12,760)
Earnings per share:
  Basic ................       $    (0.51)    $    (0.32)    $    (0.19)    $    (0.31)
  Diluted ..............       $    (0.51)    $    (0.32)    $    (0.19)    $    (0.31)



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that involve risks and uncertainties, such as statements regarding our objectives, expectations and intentions. When used in this discussion, and elsewhere in this prospectus, the words "expects," "anticipates," "intends," "believes," "plans" and other similar expressions are intended to identify certain of these forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this document. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include those discussed in the section entitled "Risk Factors."

        In November 2001, the company discovered that certain sales orders were invalid. The Company undertook an investigation which determined that the invalid sales orders were limited to software licenses to certain government agencies submitted by one employee in the Fairfax, Virginia office. As a result, the unaudited condensed consolidated financial statements included in the Quarterly Reports on Form 10-Q filed on May 15, 2001 and August 14, 2001 were restated to remove the effect of the invalid sales orders. To the extent the following discussion and analysis refers to financial results for the nine months ended September 30, 2001, such discussion and analysis refers to such results as so revised.

OVERVIEW

        We provide real-time e-business intelligence solutions that enable enterprises to win, retain, and grow new customers and improve operational effectiveness. We develop, market, and support products and services that help businesses collect, analyze, understand, and act on customer and operational information both in batch and in real-time. Our products and services provide a way for an organization's employees, customers, and partners to use the Internet to examine the internal data they already have and to supplement that data with external, value-added information such as demographic, geographic, or other content and data feeds. We refer to our products as "real-time e-business intelligence" solutions because they enable organizations to rapidly make more informed, intelligent decisions and to spread that ability across the enterprise.

REVENUE

        We sell our software products directly to our customers and through channel partners such as enterprise software vendors, resellers and distributors. Enterprise software vendors generally integrate our products with their applications and will embed them into their products or resell them with their products. Our other channel partners, principally resellers and distributors, sell our software products to end user customers.

        We derive our revenue from license fees for software products and fees for services relating to the software products, including consulting, training, software and data updates, technical support and real-time marketing services over the Internet.

        We recognize revenue from sales of software licenses to end users upon: determination that persuasive evidence of an arrangement exists; delivery of the software to a customer; determination that collection of a fixed or determinable license fee is probable; and determination that no undelivered services are essential to the functionality of the licensed software.

        If consulting services are essential to the functionality of the licensed software, then both the license revenue and the consulting service revenue are recognized as the services are performed. Our arrangements regarding sales of software licenses generally do not include services that are essential to the functionality of the software.

        Revenue for transactions with enterprise application vendors, OEMs, and distributors is generally recognized when the licenses are resold or utilized by the reseller and all related obligations on our part have been satisfied. However, if the contract stipulates a non-refundable royalty payment to be paid in advance of any resales, revenue is recognized upon execution of the contract. We provide for estimated sales allowances at the time a sale is recorded.

        Maintenance contracts generally call for us to provide technical support and software updates and upgrades to customers. Maintenance revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis when all revenue recognition requirements are met. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed and when it is determined that the Company has fulfilled our obligations resulting from the services contract.

        Statement of Position, 97-2, "Software Revenue Recognition" (SOP 97-2) was issued in 1997 by the American Institute of Certified Public Accountants (AICPA) and amended by Statements of Position 98-4 and 98-9. We adopted SOP 97-2 effective January 1, 1998. Based on our reading and interpretation of SOP's 97-2, 98-4 and 98-9, we believe our current revenue recognition policies and practices are consistent with SOP's 97-2, 98-4, and 98-9.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

        The following table sets forth for the periods presented, certain data, from our unaudited condensed consolidated statements of operations, including data as a percentage of total revenue. The information contained in the table below should be read in conjunction with the unaudited condensed consolidated financial statements and notes beginning on page F-25.

            TABLE I: DATA PRESENTED AS A PERCENTAGE OF TOTAL REVENUE

                                                       THREE MONTHS ENDED            NINE MONTHS ENDED
                                                          SEPTEMBER 30,                SEPTEMBER 30,
                                                    ------------------------      ------------------------
                                                       2001           2000           2001           2000
                                                    ---------      ---------      ---------      ---------
Revenue:
    License                                                51%            57%            51%            60%
    Service                                                49             43             49             40
                                                    ---------      ---------      ---------      ---------
       Total net revenue                                  100            100            100            100
                                                    ---------      ---------      ---------      ---------
Cost of revenue:
    License                                                14              4             10              4
    Service                                                22             22             25             16
                                                    ---------      ---------      ---------      ---------
       Total cost of revenue                               36             26             35             20
                                                    ---------      ---------      ---------      ---------
Gross profit                                               64             74             65             80
                                                    ---------      ---------      ---------      ---------
Operating expenses:
    Sales and marketing                                    88             71             83             60
    Research and development                               29             33             31             28
    General and administrative                             41             29             33             18
    Merger and integration charge (credit)                 --              3             --             (5)
    Asset impairment                                       14             --              5             --
                                                    ---------      ---------      ---------      ---------
       Total operating expenses                           172            136            152            101
                                                    ---------      ---------      ---------      ---------
Loss from operations                                     (108)           (62)           (87)           (21)
Other income (expenses), net                               (1)             2              0              2
                                                    ---------      ---------      ---------      ---------
Net loss before income taxes                             (109)           (60)           (87)           (19)
Provision for income taxes                                  2              1              1              0
                                                    ---------      ---------      ---------      ---------
Net loss                                                 (111)%          (61)%          (88)%          (19)%
                                                    =========      =========      =========      =========

            TABLE II: DATA PRESENTED IN DOLLAR AMOUNT (IN THOUSANDS)

                                                      THREE MONTHS ENDED          NINE MONTHS ENDED
                                                         SEPTEMBER 30,              SEPTEMBER 30,
                                                    -----------------------     -----------------------
                                                       2001          2000          2001          2000
                                                    ---------     ---------     ---------     ---------
Revenue:
    License                                         $   5,860     $   7,823     $  17,329     $  27,513
    Service                                             5,588         5,996        16,944        18,346
                                                    ---------     ---------     ---------     ---------
       Total net revenue                               11,448        13,819        34,273        45,859
                                                    ---------     ---------     ---------     ---------
Cost of revenue:
    License                                             1,594           573         3,345         1,716
    Service                                             2,527         2,990         8,517         7,465
                                                    ---------     ---------     ---------     ---------
       Total cost of revenue                            4,121         3,563        11,862         9,181
                                                    ---------     ---------     ---------     ---------
Gross profit                                            7,327        10,256        22,411        36,678
                                                    ---------     ---------     ---------     ---------
Operating expenses:
    Sales and marketing                                10,090         9,768        28,373        27,741
    Research and development                            3,273         4,525        10,679        12,818
    General and administrative                          4,670         4,047        11,493         8,140
    Merger and integration charge (credit)                 --           368            --        (2,318)
    Asset impairment                                    1,636            --         1,636            --
                                                    ---------     ---------     ---------     ---------
       Total operating expenses                        19,669        18,708        52,181        46,381
                                                    ---------     ---------     ---------     ---------
Loss from operations                                  (12,342)       (8,452)      (29,770)       (9,703)
Other income (expenses), net                             (166)          270          (148)        1,052
                                                    ---------     ---------     ---------     ---------
Net loss before income taxes                          (12,508)       (8,182)      (29,918)       (8,651)
Provision for income taxes                                252           199           309           216
                                                    ---------     ---------     ---------     ---------
Net loss                                            $ (12,760)    $  (8,381)      (30,227)       (8,867)
                                                    =========     =========     =========     =========

Revenue

        Total revenue decreased 17% to $11.4 million for the three months ended September 30, 2001 from $13.8 million for the corresponding period in 2000. For the nine months ended September 30, 2001, total revenue decreased 25% to $34.3 million from $45.9 million for the corresponding period in 2000. We believe that the decrease in revenue during the three and nine months ended September 30, 2001 is primarily attributed to a slower domestic market demand for software products in a generally weakened economic and information technology purchasing environment.

        International revenue increased 131% to $3.7 million for the three months ended September 30, 2001 from $1.6 million for the corresponding period in 2000, and increased 67% to $9.2 million for the nine months ended September 30, 2001 from $5.5 million for the corresponding period in 2000. This increase is attributed mainly to expansion of our international operations with new subsidiaries added in the Benelux region, Australia, Mexico, and the Asia Pacific region as well as stronger overseas market demand for our products.

        License revenue decreased 25% to $5.9 million for the three months ended September 30, 2001 from $7.8 million for the corresponding period in 2000. For the nine months ended September 30, 2001, license revenue decreased 37% to $17.3 million from $27.5 million for the corresponding period in 2000. We believe that the decrease in license revenue during the three and nine months ended September 30, 2001 is primarily attributed to a slower domestic market demand.

        Service revenue decreased 7% to $5.6 million for the three months ended September 30, 2001 from $6.0 million for the corresponding period in 2000. For the nine months ended September 30, 2001, service revenue decreased 7% to $17.0 million from $18.3 million for the corresponding period in 2000.


                                  THREE MONTHS ENDED        NINE MONTHS ENDED
                                      SEPTEMBER 30,           SEPTEMBER 30,
                                ----------------------    ----------------------
                                   2001         2000         2001         2000
                                ---------    ---------    ---------    ---------
Service:
    Maintenance                 $   2,702    $   2,036    $   7,738    $   5,745
    Professional Services           2,886        3,960        9,206       12,601
                                ---------    ---------    ---------    ---------
Total service revenue           $   5,588    $   5,996    $  16,944    $  18,346
                                =========    =========    =========    =========

        Maintenance revenue increased by 33% to $2.7 million for the three months ended September 30, 2000 from $2.0 million for the corresponding period in 2000, maintenance revenue increased by 35% to $7.7 million for the nine months ended September 30, 2001 from $5.7 million for the corresponding period in 2000. The increase in maintenance revenue was due to new licenses and renewal of the maintenance for existing customers. Professional services decreased by 28% to $2.9 million for the three month ended September 30, 2001 from $4.0 million for the corresponding period in 2000, professional services revenue decreased by 27% to $9.2 million for the nine months ended September 30, 2001 from $12.6 million for the corresponding period in 2000. Decreases in professional services revenue were due to declines in consulting and training services attributed to a slow down in the economy and a decline in new license revenue.

Cost of Revenue

        Cost of revenue from license sales consists primarily of royalties, product packaging, shipping, media, and documentation. Our cost of revenue for license sales was $1.6 million and $0.6 million for the three months ended September 30, 2001 and 2000, respectively, representing 27% and 8% of license revenue for the three months ended September 30, 2001 and 2000, respectively. Our cost of license revenue was $3.3 million and $1.7 million for the nine months ended September 30, 2001 and 2000 respectively, representing 19% and 6% of license revenue for the nine months ended September 30, 2001 and 2000, respectively. The increase as a percentage of license revenue during the three and nine months ended September 30, 2001, was primarily due to non-recoverable royalty prepayments of $0.6 million recognized during the nine months period ended September 30, 2001, as we do not expect to utilize these prepayments. Further, Sagent incurred additional royalty costs due to the integration of new technology acquired from third parties.

        Cost of service consists primarily of personnel costs associated with providing software maintenance, technical support, training and consulting services. Our cost of service revenue was $2.5 million and $3.0 million for the three months ended September 30, 2001 and 2000, respectively, representing 45% and 50% of service revenue for the three months ended September 30, 2001 and 2000, respectively. Our cost of service revenue was $8.5 million and $7.5 million for the nine months ended September 30, 2001 and 2000, respectively, representing 50% and 41% of service revenue for the nine months ended September 30, 2001 and 2000, respectively. The increase in absolute dollar amount during the three and nine months ended September 30, 2001 were due primarily to outsourcing a portion of our professional services related to online and marketing services of $0.3 million and the increase as a percentage of total revenue was primarily due to lower utilization of professional services consultants.

Gross Profit

        Gross profit declined to 64% for the three months ended September 30, 2001 from 74% for the same period in the prior year. Our gross profit declined to 65% for the nine months ended September 30, 2001 from 80% for the same period in the prior year. The decline during the three and nine months ended September 30, 2001 was mainly attributed to lower revenue and an increase in the cost of revenue for license and service revenue.

Sales and Marketing

        Sales and marketing expenses consist primarily of compensation, travel, marketing programs, branch sales facilities, and distributors' commission. Sales and marketing expenses increased 3% to $10.1 million for the three months ended September 30, 2001 from $9.8 million for the three months ended September 30, 2000. The increase was due to additional distributors fees of $0.3 million and additional marketing programs of $0.2 million during the three months ended September 30, 2001. For the nine months ended September 30, 2001, sales and marketing expenses increased 3% to $28.4 million from $27.7 million for the same nine months in the prior year. Sales and marketing expenses represented 88% and 71% of total net revenue for three months ended September 30, 2001 and 2000. Sales and marketing expenses represented 83% and 60% of total net revenue for the nine months ended September 30, 2001, and 2000, respectively. The increase for the three and nine months ended September 30, 2001 was due primarily to our efforts to grow our net revenue worldwide; as a result, we increased our sales force, domestically; while internationally, we acquired subsidiaries in the Asia Pacific region, the Benelux region, Australia, and Mexico.

Research and Development

        Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance, testing and facilities. Research and development expenses decreased 28% to $3.3 million for the three months ended September 30, 2001 from $4.5 million for the three months ended September 30, 2000. For the nine months ended September 30, 2001, research and development expenses decreased 17% to $10.7 million from $12.8 million for the same nine months in the prior year. Research and development expenses represented 29% and 33% of total net revenue for the three months ended September 30, 2001 and 2000, respectively. Research and development expenses represented 31% and 28% of total net revenue for nine months ended September 30, 2001, and 2000. The decline in absolute dollar amount in research and development expenses for the three and nine months ended September 30, 2001 was attributable to cost cutting measures, including a reduction in headcount and controlling discretionary spending to align the total expenses with our revenue. We expect a moderate increase in the absolute dollar amount for research and development expenditures in the future.

General and Administrative

        General and administrative expenses consist primarily of personnel costs for finance, human resources, information systems and general management as well as legal, accounting, bad debt expenses, and amortization of goodwill. General and administrative expenses increased 15% to $4.7 million for the three months ended September 30, 2001 from $4.1 million for the three months ended September 30, 2000. The increase in absolute dollar amount and an increase as percentage of total net revenue were due primarily to an increase of $0.3 million in executive compensation expense and an increase of $0.3 million in goodwill amortization expenses. During the nine month period ended September 30, 2001, general and administrative expenses increased 41% to $11.5 million from $8.1 million for the same nine months in the prior year. General and administrative expenses represented 41% and 29% of total net revenue for the three months ended September 30, 2001 and 2000, respectively. General and administrative expenses represented 33% and 18% of total net revenue for the nine months ended September 30, 2001, and 2000, respectively. The increase in absolute dollar amount and an increase as a percentage of total net revenue during the nine months ended September 30, 2001 were primarily due to an increase in executive compensation of $0.9 million, amortization of goodwill and depreciation expenses related to capital leases and other tangible assets of $0.9 million, and legal and accounting related services of $1.0 million.

Asset Impairment

        Asset impairment charge of $1.6 million consisted of $0.3 million reduction in the carrying value of goodwill, $1.2 million impairment of prepayments for data center services, and $0.1 million of other losses related to the closing of a remote facility.

YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

        The following table sets forth, for the periods presented, certain data from our consolidated statements of operations as a percentage of total revenue. The information contained in the table below should be read in conjunction with the consolidated financial statements and notes thereto beginning on page F-4.

                                                                 YEARS ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                           2000            1999            1998
                                                        ----------      ----------      ----------
Revenue:
  License ..........................................          59.6%           71.1%           62.4%
  Service ..........................................          40.4            28.9            37.6
                                                        ----------      ----------      ----------
     Total revenue .................................         100.0           100.0           100.0
                                                        ----------      ----------      ----------
Cost of revenue:
  License ..........................................           3.3             5.9             2.3
  Service ..........................................          18.7            15.3            27.5
  Amortization of abandoned development projects ...            --             3.3              --
                                                        ----------      ----------      ----------
     Total cost of revenue .........................          22.0            24.5            29.8
                                                        ----------      ----------      ----------
Gross profit .......................................          78.0            75.5            70.2
                                                        ----------      ----------      ----------
Operating expenses:
  Sales and marketing ..............................          64.7            56.0            63.7
  Research and development .........................          29.2            26.0            33.7
  General and administrative .......................          29.2            10.6            22.9
  Merger and integration charges ...................          (4.0)            9.7              --
  Acquired in-process research and development .....            --              --             9.7
                                                        ----------      ----------      ----------
     Total operating expenses ......................         119.1           102.3           130.0
                                                        ----------      ----------      ----------
Loss from operations ...............................         (41.3)          (26.7)          (59.8)
Other income (expense), net ........................           1.4             2.1            (1.1)
                                                        ----------      ----------      ----------
Loss before income taxes ...........................         (39.9)          (24.6)          (60.9)
Income tax expense (benefit) .......................           0.9             0.6            (0.7)
                                                        ----------      ----------      ----------
Net loss ...........................................         (40.8)%         (25.2)%         (60.2)%
                                                        ==========      ==========      ==========

Revenue

        Our total revenue was $58.2 million, $48.0 million and $25.0 million in 2000, 1999 and 1998, respectively, representing increases of $10.2 million or 21.3% from 1999 to 2000 and $23.0 million or 92.0% from 1998 to 1999. The 92.0%
increase in revenues from 1998 to 1999 resulted from a 118.6% increase in license revenues and a 47.8% increase in service revenues. While service revenues continued to increase steadily from 1999 to 2000, license revenues increased only 1.6%, resulting in overall revenue growth of 21.3%.

        License revenues increased to $34.7, $34.1 and $15.6 million in 2000, 1999 and 1998, respectively, representing increases of $0.5 million or 1.6% from 1999 to 2000 and $18.5 million or 118.6% from 1998 to 1999. Increases from

1998 to 1999 were primarily due to increased acceptance of the Sagent Solution, expansion in the domestic and international direct sales organization and expansion in the reseller channels resulting in increases in the number of licenses sold and average transaction size. During 2000, we experienced turnover in our sales force and restructured our sales organization resulting in reduced sales productivity. Although we believe that as of the beginning of the first quarter of 2001, we had taken the actions necessary to restructure our sales force and refocus attention on increased sales productivity, there can be no assurance that such efforts will yield increased license revenue. The average transaction size remained stable from 1999 to 2000. We anticipate that license revenue, which has represented a majority of our revenue in the past, will continue to represent a substantial portion of our revenue for the foreseeable future. However, if we continue to experience turnover in our sales force and fail to expand our direct and indirect sales channels, our license revenue may decrease as a percentage of total revenues.

        Service revenue was $23.5 million, $13.9 million and $9.4 million in 2000, 1999 and 1998, respectively, representing increases of $9.7 million or 70% from 1999 to 2000 and $4.5 million or 47.8% from 1998 to 1999. The increase in service revenues from 1998 to 1999 were due to increases in all components of service revenues -- consulting, training and maintenance related to the increase in the number of licenses sold and the increased average transaction size from the prior year. Training and consulting services relating to the acquisition of Talus, Inc. in 1998 further increased service revenues from 1998 to 1999. The increase from 1999 to 2000 was primarily a result of our concerted efforts to involve the consulting organization in each license transaction as it concerns installation and implementation which led to higher customer satisfaction and follow-on sales opportunities in the resulting months.

Cost of Revenue

        Cost of revenue from license sales consists primarily of royalties, product packaging, shipping media and documentation. Cost of revenue from license sales was $1.9 million, $2.8 million and $0.6 million in 2000, 1999, and 1998, respectively, representing 5.6%, 8.2% and 3.8% of license revenue in the respective periods. From 1998 to 1999, the absolute dollar and percentage increase resulted from increased costs of royalties and documentation. From 1999 to 2000 the absolute dollar and percentage decrease was primarily due to reduced royalties, reductions in headcount in this area, and increased efficiencies in packaging, shipping, media and documentation expense.

        Cost of services consists primarily of salaries, commissions and benefits of consulting, customer service and training personnel and fees paid to third party providers of data and data updates. Cost of services was $10.9 million, $7.3 million and $6.9 million, in 2000, 1999 and 1998, respectively, representing 46.3%, 52.6% and 73.2% of services revenue in the respective periods. The absolute dollar increases were primarily due to increases in technical support staff and consultants. The percentage decreases were due to improved utilization of consulting personnel, increased productivity of our customer service division and a reduction in the use of outside consultants to provide consulting and training services.

Sales and Marketing

        Sales and marketing expenses consist primarily of compensation, travel, marketing programs, and branch facilities. Sales and marketing expenses were $37.7 million, $26.9 million and $15.9 million in 2000, 1999 and 1998, respectively, representing 64.7%, 56.0% and 63.7% of total revenue in the respective periods. The absolute dollar increases reflect the hiring of additional personnel in connection with building the direct, indirect and reseller/OEM channels and increased sales commissions associated with increasing revenues. The percentage decrease from 1998 to 1999 was attributable to the increase in revenue in 1999 and a slower level of increasing sales resources in the QMS group from the prior year. In addition, 1998 amounts reflect the creation of user conferences, expanded advertising campaigns and design of the Enterprise Intelligence seminar series. The percentage increase from 1999 to 2000 reflects the investment in building the direct and indirect sales organizations and the cost associated with the restructuring of the sales force in 2000. We believe that as we continue to expand our direct sales and presales support organization, our third-party partnering relationships and our indirect channel sales organization on a worldwide basis, sales and marketing expenses will continue to increase in absolute dollars. We expect sales and marketing expenses to decrease as a percentage of total revenues, provided that our efforts to improve and expand our sales organization are successful in growing our revenues.

Research and Development

        Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance, testing and facilities. Research and development expenses were $17.0 million, $12.5 million and $8.4 million in 2000, 1999 and 1998, respectively, representing 29.2%, 26.0% and 33.7% of total revenue in the respective periods. The absolute dollar increase in the respective periods was due to significant investment in the form of additional personnel to develop new versions of our software products, new product offerings and localization enhancements of existing products for foreign countries. We believe that significant investment for research and development is essential to our future success and we will continue to commit substantial resources to research and development in the future. We anticipate that research and development expenditures will continue to increase in absolute dollars, although such expenses are expected to decrease as a percentage of total revenues.

General and Administrative

        General and administrative expenses consist primarily of personnel costs for Sagent's finance, human resources, information systems and general management as well as legal, accounting and bad debt expenses. General and administrative expenses were $17.0 million, $5.1 million and $5.7 million for 2000, 1999 and 1998, respectively, representing 29.2%, 10.6% and 22.9% of total revenues in the respective periods. The absolute dollar decrease from 1998 to 1999 was primarily due to increased efficiencies and reduced third party professional fees. The absolute dollar increase from 1999 to 2000 was primarily due to the settlement of the Timeline litigation, large non-recurring third party professional fees, recruitment and relocation of our senior management team, certain executive compensation charges and an increase in bad debt allowance. In particular, allowance for doubtful accounts increased from $630,000 in 1999 to $5.0 million in 2000. In addition, in 2000 we settled litigation with Timeline Inc. by issuing 600,000 shares of our common stock valued at $1.4 million and $600,000 in cash, and incurred $1.1 million in expenses associated with recruitment and relocation of executive management. The percentage decrease from 1998 to 1999 was attributable to reduced costs combined with increased revenues. The percentage increase from 1999 to 2000 was attributable to the increased costs associated with the Timeline litigation, expenses associated with relocation and hiring costs related to the new management team and the increase in bad debt allowance in 2000. We expect general and administrative expenses to rise in absolute dollars as we expand staffing to support operations, but to decrease as a percentage of total revenue.

Merger Related Charges

        As a result of the business combination with QMS on December 11, 1999, accounted for as a pooling of interests, we incurred merger-related costs of $4.6 million. These costs included transaction costs, write-off of duplicate equipment and other assets, and severance pay and outplacement for nine employees. The residual accrual in the amount of $2.3 million was reversed in 2000. As of December 31, 2000 there was no remaining balance as accrued merger related costs.

Acquired In-Process Technology

        As a result of the business combination with Talus in February 1998, we acquired certain in-process technology. This technology under development consisted of analytical software applications for high technology, manufacturing, food service and hospitality industries. After considering such factors as degree of completion, technological uncertainties, costs incurred, and projected costs to complete, we expensed $2.4 million of in-process technology and allocated $517,000 of the purchase price to additional intangible assets, primarily non-compete agreements and the value of an assembled workforce. The technology under development has been successfully integrated into our product line.

Other

        We evaluate the recoverability of long lived assets such as goodwill, other intangible assets and property and equipment on a periodic basis. We have not recorded impairment expenses related to long lived assets in 2000 or 1998, but we recognized $1.6 million of amortization of abandoned development projects in 1999 as a component of cost of revenue. If future events or changes in circumstances indicate that any of our long lived assets will not be recoverable, impairment expenses may be recognized to reduce their carrying values to then estimated fair values. In 2000 we recorded $0.5 million in other expenses related to the disposal of property and equipment.

Income Taxes

        At December 31, 2000 and 1999, we had available net operating loss carryforwards for federal and state income tax purposes of approximately $41.4 and $23.6 million, respectively. These carryforwards expire from 2003 to 2019. At December 31, 1999 and 2000, we also had available research and development credit carryforwards for federal and state income tax purposes of approximately $1.4 million.

        For federal and state tax purposes, a portion of our net operating loss carryforwards may be subject to certain limitation on annual utilization due to changes in ownership, as defined by federal and state tax law.

        Due to the uncertainty surrounding the realization of the deferred tax asset in future tax returns, we have placed a valuation allowance against our net deferred tax assets. The difference between the statutory rate of approximately 40.0% (34% federal and 6.0% state, net of federal benefits) and the tax benefit of zero that we have recorded is primarily due to our full valuation allowance against its net deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

        At September 30, 2001, we had cash and cash equivalents totaling $19.1 million, an increase of $12.7 million from December 31, 2000. Since inception, we have funded our operations primarily by private sales of equity securities, the use of equipment leases and the initial public offering of our common stock in April 1999, and not from cash generated by our business.

        In February 2001, we completed a private placement of approximately 5.8 million shares of our common stock and received proceeds of $16.0 million, net of $0.6 million in offering costs. In connection with the private placement, we also issued to certain placement agents warrants to purchase 210,093 shares of our common stock.

        In August 2001, we completed a second private placement of approximately
9.1 million shares of our common stock and received proceeds of $15.8 million, net of $1.0 million in offering costs. In connection with the private placement, we also issued to certain placement agents warrants to purchase 455,769 shares of our common stock.

        Net cash used in operating activities was $20.2 million and $19.4 million for the nine months ended September 30, 2001 and 2000, respectively.

        Although we believe that our current cash and cash equivalents and any net cash provided by operations will be sufficient to meet anticipated cash needs for the next twelve months, a revenue shortfall could require us to reduce the size of our operations or attempt to raise additional funds through equity or debt financings, if available.

        In November 2001, Sagent entered into a $5 million line of credit agreement with a financial institution collateralized by the assets of Sagent. The line consists of advances against eligible accounts receivable in an aggregate amount not to exceed the lesser of, the committed revolving line of the borrowing base, less any outstanding letters of credit, foreign currency exchange contracts, or any other extension of credit by the financial institution. Advances against the revolving line bear interest at a rate equal to 1% above the prime rate. The line of credit expires on October 5, 2002.

RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities which supercedes and amends a number of existing accounting standards. SFAS No. 133 requires that all derivatives be recognized in the balance sheet at their fair market value and the corresponding derivative gains or losses be either reported in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect to any derivatives. Sagent adopted SFAS No. 133 in its quarter ended March 31, 2001. The adoption of the SFAS No. 133 has not had a material effect on the Sagent's consolidated results of operations or financial position for the three or nine months ended September 30, 2001.

        In October 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement supercedes and replaces the guidance in Statement 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125 or Statement 125). SFAS No. 140 provides accounting and reporting guidance for transfers and servicing of financial assets and extinguishments of liabilities. The provisions of SFAS No. 140 are effective for transactions entered into after March 31, 2001. The adoption of SFAS No. 140 has not had a material effect on Sagent's consolidated financial statements.

        In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill maybe separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions for each statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001, will be adopted by the Company on January 1, 2002.

        Sagent anticipates that future amortization of goodwill and other intangibles associated with our acquisitions will continue on a straight-line basis for the remaining three months of 2001, and will amount to approximately $540. Beginning January 1, 2002, Sagent will adopt SFAS 141 and SFAS 142. At that time, Sagent will perform the first of the required impairment tests of goodwill. The effects of these tests on the earnings and financial position of Sagent has not been determined. Amortization of goodwill during the nine months ended September 30, 2001 and 2000 was $1.6 million and $1.4 million, respectively.

        In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No.143, "Accounting for Asset Retirement Obligations." SFAS No. 143. requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. Since the requirement is to recognize the obligation when incurred, approaches that have been used in the past to accrue the asset retirement obligation over the life of the asset are no longer acceptable. Statement No. 143 also requires the enterprise to record the contra to the initial obligation as an increase to the carrying amount of the related long-lived asset (i.e., the associated asset retirement costs) and to depreciate that cost over the remaining useful life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement. The provision of SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We do not expect the adoption of SFAS No. 143 to have a material effect on Sagent's consolidated results of operations or financial position.

        In October 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No.30, "Reporting the Results of Operations - Reporting the Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of business. The provision will be effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal periods. The Company plans to adopt the provision on January 1, 2002. We do not expect the adoption of SFAS No. 144 to have a material effect on Sagent's consolidated results of operations or financial position.

                                    BUSINESS

        This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements. See the note on page 12 describing Forward-Looking Statements.

        We provide real-time e-business intelligence solutions that enable enterprises to improve customer acquisition and retention and operational effectiveness. We develop, market, and support products and services that help businesses collect, analyze, understand, and act on customer and operational information both in batch and in real-time. Our products and services provide a way for an organization's employees, customers, and partners to use the Internet to examine the internal data they already have and to supplement that data with external, value-added information such as demographic, geographic, or other content and data feeds. We refer to our products as "real-time e-business intelligence" solutions because they enable organizations to rapidly make more informed, intelligent decisions and to spread that ability across the enterprise.

INDUSTRY BACKGROUND

        Today, information about an organization's customers, products and operations is one of its most important strategic assets. In particular, as organizations pursue more complex operational strategies, their need for timely information increases. As businesses continue to streamline their organizational structures to improve time to market and responsiveness to rapidly changing market conditions, decision making authority is expected to become more distributed, thus heightening the need for broader dissemination of information throughout the enterprise. Recently, the rapid adoption of the Internet has given organizations the ability to share information internally and externally on a cost-effective basis and has dramatically increased the number of people who can receive and access information.

        To be successful in the Internet age, companies must use the Internet to grow their top-line revenue and to manage their bottom-line organizational performance to track the health of their enterprise. Increased competition places a premium on finding and retaining customers, while reduced margins and shortened business cycles make it crucial to control costs and streamline operations. Organizations need to put all of their information assets to work to attract and retain customers, while at the same time increasing operational efficiencies.

        The Internet offers new ways of identifying, qualifying and selling to customers while they are at a company's website, call center, or store location. Many businesses use data about customers' prior buying habits to target marketing activities and create compelling offers for new products or services. But this historical data only delivers part of the picture. Integrating the data businesses collect during each customer interaction with value-added external information -- such as demographic, firmographic, and geographic content -- provides a clearer picture of who a company's customers are and what they really need. Having a complete view of the customer enables companies to improve customer relationships and identify new opportunities for selling, cross-selling, and up-selling. In addition, by understanding the customer, the actual geographic location of his/her household, and the customer's proximity to services and potential hazards, companies can make rapid assessment of customer-value as well as risk.

        In addition to gaining a better understanding of customers, today's companies also require a clear picture of their own operations in order to succeed in the competitive environment of e-business. Enterprises need to understand exactly what is happening within their organization, variances in key performance indicators, and use that knowledge to rapidly reshape and transform the way they run their business. Companies that cannot respond to changing market conditions will be quickly surpassed by their more nimble competitors.

        To improve the timeliness and quality of critical business decisions, companies must give front-line managers the ability to rapidly develop, track, and respond to key business metrics. Empowering employees to make better operational decisions requires an information supply chain that delivers a thorough understanding of all business processes.

Unfortunately, the critical business information companies need to facilitate strategic decision-making is often locked up in multiple, disparate applications, databases, and legacy systems across departments, divisions, and the enterprise.

OUR SOLUTION

     We provide real-time e-business intelligence solutions to help companies maximize revenue, reduce costs, and streamline business processes by offering products and services that provide a clearer view of their customers and their internal organization. Elements of our solution include:

    - A suite of integrated software products that provide a platform for collecting, organizing, and manipulating information from a variety of sources;

    - Software tools that enhance enterprise data by dynamically integrating it with demographic information, geographic data, and other value-added content;

    - Web-based services that allow our customers to access our data enhancement tools over the Internet, enabling them to improve the quality and consistency of their internal data and to supplement this data with value-added content and external data sources;

    - Industry-specific data and applications that provide a "rapid deployment" solution for select vertical industries, including pre-packaged data models, metadata, reports, and business rules and metrics; and

    - Consulting services to help customers rapidly and effectively install, configure, and deploy our software and services.

     Our solution provides three primary benefits to our customers. First, it combines in one integrated product key functions that a customer requires, such as extracting information from multiple data sources and providing end-users with the capability to analyze information and publish reports. This saves time and money otherwise spent combining many different products from many different vendors. Second, our product suite can handle a very large number of users and a very large amount of data. This allows our product suite to scale to the increasing numbers of employees or customers who need access to information from inside organizations or through the Internet. Third, the our product suite is designed for the Internet. We have invested significant resources in technology to rapidly distribute information over the web.

PRODUCTS AND SERVICES

The Sagent Solution

     Our main product, the Sagent Solution, gathers data from a variety of sources, such as relational databases, mainframe databases, flat files and the Internet, and organizes that data into a common structure or repository known as a data mart. A data mart is used to more efficiently manage a subset of corporate data focused on the needs of a specific group of users. Once data is organized into our data mart, the Sagent Solution product suite allows organizations to efficiently analyze the data and provides access to the information through personal computers, reports, and, importantly, through web browsers over the Internet. We also provide design, systems engineering and education services to facilitate successful customer implementations. The Sagent Solution includes a number of components:

    - Sagent Data Load Server -- a high performance application server for data extraction, transformation and loading that rapidly integrates information from multiple complex sources.

    - Sagent Data Access Server -- a tool that rapidly delivers customized business views of information to users throughout the enterprise and over the Internet.

    - Sagent Admin -- a tool that enables system administrators to control a distributed network of data stores from a single location, providing a single, integrated view of all system components.

    - Sagent Automation -- an event-driven scheduler that delivers robust automation, troubleshooting, and messaging capabilities to ease the process of deploying and providing access to data marts.

    - Sagent Design Studio -- a graphical environment for administrators to develop data flow plans, data staging and storage, metadata creation and online analysis. Developers use this component to define their data extraction, transformation and movement requirements, while users utilize it to perform ad hoc queries, online analysis and reporting.

    - Sagent Information Studio -- a graphical interface for easily accessing and sharing information. This client-side component enables users to build powerful data requests, store result sets for easy reuse and collaborate with other users.

    - Sagent Analysis -- an information studio plug-in for analyzing Sagent data, including cross-tabulation, slicing, drilling, charting and manipulation of information from relational data sources.

    - Sagent Reports -- an enterprise-level reporting tool that enables users to rapidly create, publish and view graphically rich reports and forms.

    - Sagent WebLink -- an Internet interface that provides access to Sagent components through popular browsers, enabling users to run data requests and view result sets quickly and easily from their desktop.

    - Sagent Portal -- a web-based interface that gives employees, vendors and customers a single point of access to up-to-the-second, relevant information in context, from within the enterprise and beyond, all on a single web page.

    - Sagent Address Cleanser and Coder Transform -- a fast, precise transform that seamlessly integrates address standardization and geocoding capabilities into the Sagent Solution.

    - Sagent Forecaster Transform -- an application that predicts future values based on the historical data stored in a data mart.

    - Statistical Calculator -- a tool that delivers a wide range of statistical functions that apply advanced manipulations to data, making it easy to create powerful expressions for loading data and delivering information to end users.

Product Enhancements from QMS Acquisition

     Our acquisition in December 1999 of Qualitative Marketing Software, Inc., or QMS, further enhanced the capabilities of our product suite. With QMS technologies, we now provide tools and services for data quality, enhancement and profiling. These products enable our customers to supplement the data they already have with value-added external information -- such as demographic, firmographic, and geographic content. This enables a number of important applications for marketing, customer service, and customer relationship management, including:

    - Data enhancement -- records are appended with neighborhood, household, and business information U.S. Census demographics and national consumer and business data.

    - Spatial enhancement and analysis -- records are appended with address-level latitude and longitude coordinates.

    - Address standardization, correction and verification -- records are checked against the official U.S. Postal Service deliverable address database for address correction and addition of ZIP+4, carrier route, delivery point bar code data, line-of-travel codes and more.

    - Householding and record consolidation -- data from diverse sources are consolidated to combine records of people living under the same roof into a single record.

    - Move updating -- our technology matches customer and prospect databases against approximately 16 million individuals and businesses in the USPS FASTforward database that have changed addresses during the past six months. When a match is found, that record is updated automatically.

Release of Sun-based Solution

        During 2000, we passed a critical development milestone with the release of the internationalized Sagent Solution for the Sun Microsystems Solaris platform. This represents the initial step in our move from a Microsoft NT-centric solution, to a solution that operates on both NT and Unix platforms, roughly doubling the server platform opportunities worldwide for our products.

Analytical Applications

        In response to the market demand for more packaged solutions, we formed our Analytical Applications Group in September 2000. By augmenting the Sagent Solution with vertical and horizontal specific data models, metadata libraries, pre-configured reports and process plans, we provide pre-packaged analytical applications. The initial Sagent Analytical Application, serving credit unions and community banks in the financial services markets was beta tested in the fourth quarter. Additional Sagent analytical applications are expected to be released in 2001 in the property & casualty insurance market.

Further Product Development

        We intend to continue making substantial investments in research and development and related activities to maintain and enhance our product lines. Product development is based upon a consolidation of the requirements from existing customers, technical support and engineering. The development group infrastructure provides documentation, quality assurance and delivery and support capabilities (as well as product design and implementation) for our products. There can be no assurance that we will be able to complete these engineering activities in a timely or successfully manner, and the failure to do so could have a material adverse effect upon our business, operating results and financial condition.

Services

        To complement our product offering, we also offer professional consulting and training services to help customers achieve fast and full value from their implementation of the Sagent Solution. Sagent Professional Services, or SPS, provides a wealth of product and industry experience, from project definition and application development to deployment, training, and ongoing support.

SALES AND MARKETING

        We are focused on building market awareness and acceptance of our products and services and on developing strategic partnerships. Our marketing strategy includes several components: image and awareness building, direct marketing to both prospective and existing customers, a strong Internet presence, and marketing activities with key local and global partners. Our corporate marketing strategy includes extensive public relations activities, corporate advertising, presentations at conferences and trade shows, and working with key analysts and other market influencers. Our direct marketing activities include participation in selected trade shows and conferences, targeted advertising, direct mail efforts to existing and prospective customers, and local, regional and web-based seminars. Our corporate website is also used to generate leads for follow-up by our sales organization. Our inside sales group provides telemarketing support, as well as qualification of leads from other channels. Our partner and channel marketing activities help to recruit, train, support and conduct cooperative marketing with technology partners, resellers and value-added resellers. These programs help to foster strong relationships with our partners. Our marketing organization also provides a wide-range of programs, materials and events to support the sales organization in its efforts. We have several strategic relationships, including ADP, Advent Software, CommerceOne, Compaq, EDS, IBM, Microsoft and Cubiweb. During the first quarter of 2001, we announced strategic partnerships with SAS Institute and Breakaway Solutions, Inc.

        The sales and marketing staff is based at our corporate headquarters in Mountain View, California. Our inside sales organization is based in Clearwater, Florida. We also have field sales offices in 29 locations around the United States, and 21 field sales offices in countries throughout the world.

CUSTOMERS

        We currently have more than 1,600 customers throughout the world and across such diverse industries as insurance, financial services, retail, e-commerce, healthcare and telecommunications. The following are several of our larger customers:


   -   Advent Software                                -   Kawasaki Steel (Japan)
   -   Allstate                                       -   Micro Systems
   -   Boeing Credit Union                            -   Nationwide (UK)
   -   Breakaway Solutions                            -   OfficeMax
   -   California State Auto Association              -   Sears
   -   Carrefour (France)                             -   Siebel Systems
   -   Convergent Communications                      -   Telcordia
   -   Haht Software                                  -   Tickets.com
   -   Hughes Aircraft                                -   United Health Group
   -   IndyMac Bank                                   -   Victory Consulting

     We had no single customer during 2000 that accounted for 10% or more of our total 2000 revenues. Sales to customers located outside the United States and Canada accounted for 13% of our total 2000 revenues.

COMPETITION

     We operate in an intensely competitive, highly fragmented, and rapidly changing market. Our current and potential competitors offer a variety of software solutions and generally fall within five categories:

    - Vendors of packaged analytic applications such as Informatica, Broadbase, e.Piphany, and Hyperion;

    - Vendors of business intelligence software such as Cognos, Business Objects, Brio, MicroStrategy, and Hummingbird;

    - Vendors of data warehousing/data mart infrastructure environments such as Informatica, Ascential, and Acta;

    - Database vendors that offer products which operate specifically with their proprietary database, such as Oracle, IBM, and Informix;

    -   Data providers and distributors such as Axciom and HotData.

     The variety of current and potential competitors, and the emerging nature of the market makes our competitive position uncertain. We have experienced and expect to continue experiencing increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than us. Such competitors may be able to devote greater resources to the development, promotion and sales of their products, or to respond more quickly to changes in customer requirements and/or evolving technology. We anticipate additional competition as other vendors enter the market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which could materially and adversely affect our business, operating results and financial condition.

     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Our current or future indirect channel partners may establish cooperative relationships with our current or potential competitors, thereby limiting our ability to sell products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to obtain new licenses, and maintenance and support renewals for existing licenses on favorable terms. Further, competitive pressures may require us to reduce the price of its products, which could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect upon our business, operating results and financial condition.

  Our products compete on the basis of the following factors:

  -   completeness of solution                 -   user scalability
  -   product features                         -   web integration
  -   product breadth                          -   data volume scalability
  -   product quality                          -   ease of use
  -   product performance                      -   customer support
  -   analytical capabilities                  -   rapid implementation services
  -   access to external information           -   price

     We believe our products presently compete favorably with respect to each of these factors. However, our market is still evolving and there can be no assurance that we will be able to compete successfully against current and future competitors, and the failure to do so successfully could have a material adverse effect on our business, operating results and financial condition.

INTELLECTUAL PROPERTY

        We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position.

        We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We hold 5 United States patents. There can be no assurance that our patents will not be invalidated, circumvented or challenged, or that the rights thereunder will provide us with competitive advantages.

        There can be no assurance that others will not develop technologies that are similar or superior to our technology or design around any patent that we may come to own. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology.

     We have entered into source code escrow agreements with a number of customers and indirect channel partners requiring release of source code. Such agreements provide that the contracting party will have a limited, non-exclusive right to use the code subject to the agreement in the event that:

    -   there is a bankruptcy proceeding by or against us;

    -   if we cease to do business; or

    -   in some cases, if we fail to meet our contractual obligations.

     We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could:

    -   be time consuming to defend;

    -   result in costly litigation;

    -   divert management's attention and resources;

    -   cause product shipment delays; or

    -   require us to enter into royalty or licensing agreements.

     Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology, our business, operating results and financial condition could be materially adversely affected.

     Finally, in the future we may rely upon software that we may license from third parties, including software that may be integrated with our internally developed software and used in our products to perform key functions. There can be no assurance that these third-party software licenses will be available on commercially reasonable terms. Our inability to obtain or maintain any third party software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which could have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES

        As of January 2, 2002, we employed 283 full-time personnel, including 174 in sales and services, 11 in marketing, 73 in research and development and 25 in general and administrative positions. Of these employees, 197 were located in the United States and 86 were employed in other countries.

        None of our employees are represented by a labor union. We have experienced no work stoppages and believe that our employee relations are good. We believe that our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing and finance personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future, or delays in either hiring required personnel, or the rate at which new people become productive, particularly sales personnel and engineers, could have a material adverse effect on our business, operating results and financial condition.

FACILITIES

     Our principal offices currently occupy approximately 34,000 square feet in Mountain View, California, pursuant to a lease which expires in October 2003. We lease research facilities in Boulder, Colorado, and office space in Clearwater, Florida, and have 19 short-term executive suites leases in North America, including locations in:

     -   California                     -   New York
     -   Colorado                       -   Pennsylvania
     -   Florida                        -   Texas
     -   Georgia                        -   Virginia
     -   Illinois                       -   Washington
     -   Massachusetts                  -   District of Columbia
     -   New Hampshire

     We also have sales offices in Germany, France, Benelux, Australia, Brazil, Japan, Mexico, and the United Kingdom. We believe that our facilities are adequate to meet our needs for the next 12 months and that, if required, suitable additional space will be available on commercially reasonable terms to accommodate expansion of our operations.

LITIGATION

        From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court on behalf of the individual investors who purchased our common stock between October 21, 1999 and April 18, 2000. The claims allege that we misrepresented our prospects for 1999 and the first quarter of 2000. Thereafter, the court consolidated the complaints and selected a lead plaintiff and counsel. A consolidated amended complaint was filed in April 2001.

        The defendants filed a motion to dismiss the consolidated amended complaint. On September 28, 2001, the court granted the defendants' motion, and gave the plaintiffs leave to amend the complaint.

        On November 17, 2000, a derivative lawsuit was filed by a purported Sagent shareholder in the Superior Court of California for the County of San Mateo (the "Fanucci complaint"). On February 9, 2001, a second derivative lawsuit was filed in the Superior Court of California for the County of Santa Clara (the "Hu complaint"). The complaints name certain of our present and former officers and directors as defendants. The Hu complaint also names an investment bank retained by us and an employee of that firm as defendants. We have also been named as a nominal defendant. The principal allegation of the complaints is that the defendants breached their fiduciary duties to us. In July 2001, the two cases were coordinated for pretrial purposes in the Superior Court of California for the County of Santa Clara.

        Sagent filed a motion to dismiss the Fanucci complaint, on the ground that, among other things, the plaintiff had failed to make a pre-suit demand on the board of directors as required by Delaware law. The officer and director defendants joined in that motion, and also moved to dismiss on the grounds that the complaint fails to allege the asserted causes of action against the individual defendants. Similar motions were filed concerning the Hu complaint.

        In November and December 2001, several class action lawsuits were filed in the United States District Court for the Northern District of California on behalf of investors who purchased Sagent common stock between May 11, 2001 and November 28, 2001. The complaints allege that Sagent and certain of its officers and directors violated the Securities Exchange Act of 1934. The complaints allege that during the class period, the defendants caused Sagent's shares to trade at artificially inflated levels through the issuance of false and misleading financial statements.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

           The executive officers and directors and other key employees of Sagent, and their ages as of January 1, 2002, are as follows:

  NAME                                           AGE                            POSITION
  ----                                           ---                            --------
  Ben C. Barnes(1)..........................      55    President, Chief Executive Officer and Director
  Steven R. Springsteel.....................      44    Executive Vice President of Finance and Administration and
                                                          Chief Financial Officer
  Richard Ghiossi...........................      49    Senior Vice President and Chief Marketing Officer
  Jack Peters...............................      59    Senior Vice President of Sales -- Americas
  John Maxwell..............................      39    Senior Vice President of Sales -- Asia Pacific
  Arthur Parker.............................      57    President/General Manager -- Europe, Middle East & Africa
  Larry Scroggins...........................      48    Senior Vice President of Business Development
  Andre Boisvert(1,2).......................      47    Chairman and Director
  Ali Jenab(1,2)............................      39    Director
  Irv H. Lichtenwald(1,3)...................      45    Director
  Keith Maib(2,3)...........................      42    Director
  John Zicker(3)............................      43    Director

--------------
(1) Member of nominating committee.
(2) Member of compensation committee.
(3) Member of audit committee.

        Ben C. Barnes has served as President and Chief Executive Officer and as a member of our Board of Directors since August 2000. From January 1996 until August 2000, Mr. Barnes was the General Manager of the Global Business Intelligence Solutions unit of IBM and also a member of IBM's Senior Management Group. From May 1987 until June 1993 Mr. Barnes was General Manager of Teradata Corp. Mr. Barnes received his B.B.A. degree from Georgia State University.

        Steven R. Springsteel joined us as Executive Vice President, Finance and Administration, and Chief Financial Officer in November 2001. Prior to joining us, Mr. Springsteel was Chief Operating Officer and Chief Financial Officer of NOCpulse, a provider of operational support system technology to monitor and control Internet infrastructures from 2000 until 2001. He has also served as Executive Vice President and Chief Financial Officer of Chordiant Software from 1996 until 2000, Vice President and Chief Financial Officer of Multipoint Networks from 1994 until 1995, and Corporate Controller of the Santa Cruz Operation (SCO) from 1990 until 1994. Mr. Springsteel received his Bachelor in Business Administration from Cleveland State University.

        Richard Ghiossi joined as Senior Vice President and Chief Marketing Officer in October 2001. Prior to joining us, Mr. Ghiossi was Vice President of Marketing for WhiteLight Systems, Inc., a leading provider of analytic applications, from 2000 until 2001 and Vice President of Marketing for General Magic Inc. from 1998 until 1999 He has also held several marketing and business development management positions at Tandem, Zitel Corp., Rodenstock and Data Products Corp. from 1977 until 1997. Mr. Ghiossi received his B.S. in Electrical Engineering from California Polytechnical State University.

        Jack Peters has served as Senior Vice President of Sales-Americas since November 2000. Prior to joining us, Mr. Peters served as a Sales Director at NCR from December 1999 through November 2000. From July 1997 through December 1999, Mr. Peters was a self-employed consultant focused on sales training. Mr. Peters also served as Vice

President, Sales of HyperParallel Inc. from August 1996 through July 1997 and held various Vice President of Sales positions at NCR from February 1980 through July 1996. Mr. Peters received a B.A. degree in English from Southern Illinois University in 1964.

        John Maxwell has served as Senior Vice President of Sales -- Asia Pacific since May 1999. Prior to joining us, Mr. Maxwell held international and operational positions with Autodesk from 1995 until 1999, Director of Finance at Borland from 1994 until 1995, and executive positions at Reportsmith and Viewpoint from 1990 until 1994. Mr. Maxwell received a Bachelor in Business Administration from U.C. Berkeley and is a Certified Public Accountant.

        Arthur Parker has served as President/General Manager -- Europe, Middle East and Africa, since January 2001. Prior to joining us, Mr. Parker worked at IBM, where he served most recently as Vice President, Global Business Intelligence Solutions, IBM EMEA. Mr. Parker also served as a board member of IBM UK and General Manager of IBM S/390 Server Business, IBM EMEA. Mr. Parker earned his B.S. degree from Leeds University.

        Larry Scroggins has served as Senior Vice President of Business Development, since January 2001. Prior to joining us, Mr. Scroggins served as the Vice President, Channel Development of Acta Technology from May 1999 through January 2001 and from June 1997 through May 1999, as the Vice President, Marketing of Cogit Corporation. Mr. Scroggins has also held executive level positions at various companies, including Casablanca Information Services, Data-Cache, and Teradata/NCR. Mr. Scroggins earned his B.S. degree in Computing Science from Texas A&M University.

        Andre Boisvert has served on our board of directors since April 2001, and was elected Chairman of the Board in December 2001. Prior to joining the board of directors, Mr. Boisvert worked in various sectors of the technology industry, including engineering, sales, finance and marketing, through his involvement in start-up companies, turn around situations and public offerings. Previously, Mr. Boisvert served as President and Chief Operating Officer of SAS Institute, Inc. from January 2000 through February 2001; Special General Partner of Southeast Interactive Technology Funds from July 1996 through December 1997 and also as interim CEO for two of the fund's portfolio companies; Senior Vice President, Worldwide Marketing of Oracle Corporation from June 1994 through February 1995; and multiple positions at IBM Corporation between May 1976 and March 1989. Mr. Boisvert also held executive positions at Wang Laboratories and Cognos Corporation. Mr. Boisvert currently serves on the board of directors of several privately held companies, works as an independent consultant and serves as a Limited Partner in Southeast Interactive Technology Funds.

        Keith Maib, has been a member of our Board of Directors since July 1999. Mr. Maib is the founder and managing partner of Canterbury Court Associates, LLC, a crisis and turnaround management firm. He is currently serving as the Chief Restructuring Officer of RSL Communications Ltd. Previously Mr. Maib was the President, Chief Executive Officer and a Director of PennCorp Financial Group (currently known as Southwestern Life Holdings, Inc.), a life insurance holding company; Chief Financial Officer of Acordia, Inc., a property and casualty insurance broker; a partner at Coopers & Lybrand; the Chief Operating Officer of Borland, Inc., a software manufacturer; and a partner at Price Waterhouse. He is also a director of deltathree.com, a publicly traded company, and a number of privately held companies. Mr. Maib graduated in 1981 from the University of Kansas with a B.S. degree in Accounting.

        John Zicker, has been a director since our commencement of operations in June 1995 and served as Executive Vice President, Technology, and Chief Technology Officer from June 1995 through September 2000. Mr. Zicker has provided and continues to provide us with consulting services since his resignation as CTO in September 2000. In addition, Mr. Zicker has 13 years of experience in software development and image processing at NASA Ames Research Center, Lawrence Livermore Laboratories and the Stanford Linear Accelerator Center. Mr. Zicker received his B.S. degree in Electrical Engineering at the University of California at Davis and his M.S. degree in Electrical Engineering from the University of Wisconsin at Madison.

        Ali Jenab, has served as on our Board of Directors since November 2001. Mr Jenab is the President and Chief Operating Officer of VA Linux System, a position he has held since February 2001. From August 2000 through February 2001, Mr. Jenab served as Senior Vice President and General Manager, Systems Division of VA Linux System. From

1983 through August 2000, Mr. Jenab held various positions at Amdahl Corporation, a provider of high-end integrated computing solutions. From October 1999 through August 2000, he was group president of Amdahl's technology division. From October 1998 through October 1999, Mr. Jenab was Amdahl's vice president of strategic business, and from January 1997 through October 1998, Mr. Jenab was vice president of worldwide marketing. From July 1995 through January 1997, Mr. Jenab was director of marketing at Amdahl.

        Irv H. Lichtenwald, has been a member of our Board of Directors since October 2001. Mr. Lichtenwald is the Executive Vice President, Chief Financial Officer and Secretary at Advent Software. He joined Advent in March 1995 as Chief Financial Officer. From February 1984 to March 1995, Mr. Lichtenwald served as Chief Financial Officer of Trinzic Corporation, a computer software developer, and its predecessor Aion Corporation. From February 1982 to February 1984, he served as controller of Visicorp, a computer software developer. Mr. Lichtenwald holds an M.B.A. from the University of Chicago and a B.B.A. from Saginaw Valley State College. Mr. Lichtenwald is a Certified Public Accountant.

BOARD OF DIRECTORS

        Sagent's board of directors currently consists of six members. The officers serve at the discretion of the board. There are no family relationships among the directors and officers of Sagent.

Board Committees

        The Audit Committee of the board of directors, which was formed in 1998, currently consists of Mr. Irv Lichtenwald (who serves as the Chairman of the committee), Mr. Keith Maib and Mr. Andre Boisvert. The Audit Committee reviews our annual audit and is primarily responsible for approving the services performed by our independent auditors and for reviewing and evaluating our accounting principles and our systems of internal accounting controls.

        The Compensation Committee, which was formed in 1998, currently consists of Mr. Andre Boisvert (who serves as the Chairman of the committee), Mr. Ali Jenab and Mr. Keith Maib. The Compensation Committee, which generally meets in conjunction with board meetings and as deemed necessary by the board of directors, reviews and approves our executive compensation policy and makes recommendations concerning our employee benefit policies.

        The Nominating Committee, which was formed in 2001, consists of Mr. Ali Jenab (who serves as Chairman of the committee), Mr. Andre Boisvert, Mr. Ben Barnes and Mr. Irv Lichtenwald.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee of the board of directors is currently or has been one of our officers or employees at any time since our formation. During fiscal year 2000, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as one of our directors.

Director Compensation

        Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses they incur in connection with attendance at meetings of the board of directors. In addition, in the past, certain directors have been granted stock options for their service on the board. We do not intend to pay cash fees for the services of its Board members in the immediate future, nor to provide for the automatic grant of stock options to our directors.

        Options may be granted to directors under our 1999 Director Option Plan, which was approved by our stockholders in February 1999. The Board, in its discretion, selects directors to whom options may be granted, the time or times at which such options may be granted, the number of shares subject to each grant and the period over which such options become exercisable. All options granted to directors under the option plan contain the following provisions: the exercise price per share of common stock is 100% of the fair market value of our common stock on the date the option is granted; the term of the option may be no more than ten years from the date of grant; and the option may be exercised only while the outside director remains a director or within ninety days after the date he or she ceases to be a director or service provider to us. Upon a proposed liquidation or dissolution of the company, the options will terminate immediately prior to such action; and in the event of a merger or sale of substantially all of our assets, each option may be assumed or an equivalent option substituted by the successor corporation. The Board may at any time amend, alter, suspend or discontinue the 1999 Director Option Plan, subject to stockholder approval in certain circumstances.

        In June 2000, each of Messrs. Klaus Luft and Keith Maib, and then-directors Mr. Jeffrey T. Webber and Ms. Shanda Bahles received an option to purchase 15,000 shares of our common stock at an exercise price of $6.25 per share.

Indemnification

        We have entered into indemnification agreements with each of our executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

                             EXECUTIVE COMPENSATION

        The following table sets forth information concerning compensation that we paid during the last three fiscal years to our Chief Executive Officer and our former Chief Executive Officer during fiscal 2000 and each of the four other most highly compensated executive (including former executive officers) officers whose annual salary plus bonus exceeded $100,000 during the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE


                                                                                                          LONG-TERM
                                                                     ANNUAL COMPENSATION                COMPENSATION
                                                           ------------------------------------------      AWARDS
                                                                                            OTHER       ------------       ALL
                                                                                            ANNUAL       SECURITIES       OTHER
                                                                                         COMPENSATION    UNDERLYING    COMPENSATION
NAME                                               YEAR      SALARY($)      BONUS($)        ($)(1)       OPTIONS(#)       ($)(2)
----                                              -----    -----------    -----------    ------------   -----------    -----------
Ben C. Barnes(3) .......................           2000        171,452        275,000      2,242,250        750,000          3,814
  President and Chief Executive                    1999             --             --             --             --             --
  Officer                                          1998             --             --             --             --             --
Kenneth C. Gardner(4) ..................           2000        293,638             --             --             --            162
  Chairman of the Board and former                 1999        225,000         72,238             --             --            348
  Chief Executive Officer                          1998        225,000         90,000             --             --            366
David N. Eliff(5) ......................           2000        127,901             --             --        350,000             53
  Executive Vice President, Finance                1999             --             --             --             --             --
  and Administration, and                          1998             --             --             --             --             --
  Chief Financial Officer

Jack Peters(6) .........................           2000         33,962             --         50,000        150,000             --
  Senior Vice President, Sales --                  1999             --             --             --             --             --
  Americas                                         1998             --             --             --             --             --
John E. Zicker(7) ......................           2000        169,403             --             --             --             88
  Former Executive Vice President,                 1999        187,499         42,141             --             --            120
  Technology, and Chief                            1998        150,000         60,000             --             --            120
  Technology Officer

W. Virginia Walker(8) ..................           2000        180,181             --             --             --            204
  Former Executive Vice President,                 1999        182,550         51,188             --         70,000            240
  Finance and Administration, and                  1998        173,965         69,586             --        180,000            240
  Chief Financial Officer

----------

(1) Other annual compensation in the form of perquisite and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus for the executive officer. With respect to Mr. Barnes, other annual compensation consists of a $500,000 signing bonus and 150,000 shares of restricted stock subject to vesting and a repurchase right. Based on the $11.625 closing price of our common stock on August 4, 2000 multiplied by 150,000, minus the amount paid for the shares by Mr. Barnes, the value of these shares is $1,742,250. With respect to Mr. Peters, other annual compensation consists of a $50,000 signing bonus.

(2)   Consists of premiums paid on term life insurance.

(3) Mr. Barnes joined us in August 2000. As part of his employment agreement, Mr. Barnes earned, but has not yet been paid, a $275,000 bonus in 2000.

(4) Mr. Gardner served as our Chief Executive Officer until August 2000 and as our Chairman of the Board until December 2001.

(5)   Mr. Eliff resigned in November 2001.

(6)   Mr. Peters joined us in November 2000.

(7) Mr. Zicker resigned as our Executive Vice President, Technology and CTO in September 2000.

(8)   Ms. Walker resigned in May 2000.

OPTION GRANTS IN 2000 FISCAL YEAR

        The following table sets forth information with respect to stock options granted to our Chief Executive Officer, our former Chief Executive Officer and our four most highly compensated executive officers (including former executive officers) during the fiscal year ended December 31, 2000. We have never granted any stock appreciation rights. All option grants listed below were made under our 1998 Stock Plan.

                OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2000

                                                  INDIVIDUAL GRANT
                             ----------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE
                                             PERCENT                                              VALUE AT ASSUMED
                               NUMBER OF     OF TOTAL                                          ANNUAL RATES OF STOCK
                              SECURITIES     OPTIONS        EXERCISE                          PRICE APPRECIATION FOR
                              UNDERLYING    GRANTED IN        PRICE                                OPTION TERM(3)
                               OPTIONS      FISCAL YEAR     ($/SHARE)        EXPIRATION     --------------------------
NAME                           GRANTED          (1)            (2)               DATE          5%($)          10%($)
----                         -----------    -----------    -----------       -----------    -----------    -----------
Ben C. Barnes(4) ........        750,000         15.849    $   11.1875          08/04/10      5,276,819     13,372,495
Kenneth C. Gardner ......             --             --             --                --             --             --
David N. Eliff(5) .......        350,000          7.396    $     5.098(6)             (5)     1,122,137      2,843,715
Jack Peters(7) ..........        150,000          3.169    $     1.875          12/08/10        176,877        448,240
John E. Zicker ..........             --             --             --                --             --             --
W. Virginia Walker ......             --             --             --                --             --             --

----------

(1) Based on an aggregate of 4,731,957 shares subject to options granted to employees pursuant to our 1998 Stock Option Plan, 1999 Director Plan and 2000 Non-Qualified Stock Option Plan in the fiscal year ended December 31, 2000, including shares granted to the named executive officers.

(2) All options were granted at exercise prices at the fair market value of our common stock on the date of grant.

(3) The potential realizable value is calculated based on the term of the ten-year option and assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates comply with the rules promulgated by the Securities and Exchange Commission and do not represent a prediction of our future stock price performance. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

(4) The option granted to Mr. Barnes vests as to 1/4 of the shares on August 4, 2001, and thereafter vests at a rate of 1/36 per month as to the remaining unvested shares. This option is early exercisable.

(5) On June 15, 2000, Mr. Eliff was granted an option to purchase 250,000 shares at a price of $6.25 per share that expires on June 15, 2010, and on October 30, 2000, Mr. Eliff was granted an option to purchase 100,000 shares at a price of $2.219 per share that expires October 30, 2010, such latter option to vest as to 100% of the underlying shares on October 31, 2001.

(6) Represents the weighted average exercise price of Mr. Eliff's June 15 and October 30, 2000 grants.

(7)  Options granted to Mr. Peters vest at a rate of 1/24 per month.

AGGREGATED OPTION EXERCISE IN FISCAL YEAR 2000 AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning shares acquired upon exercise of stock options in fiscal year ended December 31, 2000 and exercisable and unexercisable options held as of December 31, 2000 for our Chief Executive Officer, our former Chief Executive Officer and our four most highly compensated executive officers (including former executive officers). Except as otherwise indicated, all options were granted under our 1998 Stock Plan.

                                                                  NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                 SHARES                        OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END(1)
                               ACQUIRED ON        VALUE       ----------------------------    ----------------------------
NAME                           EXERCISE(#)      REALIZED      EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
--------------------------    ------------    ------------    ------------   -------------    ------------   -------------
Ben C. Barnes ............              --              --         750,000              --              --              --
Kenneth C. Gardner(2) ....              --              --          87,500          12,500              --              --
David N. Eliff ...........              --              --          36,458         313,542              --              --
Jack Peters ..............              --              --           6,250         143,750              --              --
John E. Zicker ...........              --              --              --              --              --              --
W. Virginia Walker .......          16,040    $     75,425              --              --              --              --

----------

(1) Based on the $1.625 per share closing price of our common stock on December 29, 2000 (the last market trading day in 2000), none of the outstanding exercisable or unexercisable options listed are in-the-money.

(2)   This option was issued pursuant to our 1995 Stock Plan.

       OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of December 31, 2001, for:

    - each person whom we know beneficially owns more than 5% of our common stock;

    -   each of our directors that beneficially owns shares of our common stock;

    - each of our executive officers that beneficially owns shares of our common stock; and

    -   all of our directors and executive officers as a group.

     Unless otherwise indicated, the address of each of the stockholders below is c/o Sagent Technology, Inc., 800 West El Camino Real, Suite 300, Mountain View, California 94040. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 calendar days of December 31, 2001, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 46,245,028 shares of common stock outstanding as of December 31, 2001.

                                                          NUMBER OF SHARES     PERCENTAGE OF
                                                         BENEFICIALLY OWNED      OWNERSHIP
                                                         ------------------    -------------
5% STOCKHOLDERS:
Entities affiliated with Castle Rock Partners(1) ......       2,897,351             6.3%
DIRECTORS AND EXECUTIVE OFFICERS:
Ben C. Barnes(2) ......................................         941,666             2.1%
John E. Zicker(3) .....................................         718,000             1.6%
Jack Peters (4) .......................................          68,750               *
Keith Maib(5) .........................................          65,000               *
Andre Boisvert (6) ....................................          15,000               *
All officers and directors as a group (7 persons) .....       1,808,416             3.9%

----------
*     Less than 1%.

(1) The address for Castle Rock Partners is 101 Park Ave., 6th Floor, New York, NY 10178.

(2) Includes 150,000 shares registered in the name of Ben C. Barnes, all of which are subject to a repurchase option. Also includes an option to purchase 750,000 shares, which option is fully exercisable and an option to purchase 41,666 shares exercisable within 60 days of December 31, 2001.

(3) Includes 616,000 shares registered in the name of John E. Zicker and 100,000 shares registered in the name of Delaware Charter Guarantee & Trust Co., Trustee fbo John E. Zicker, IRA. Includes 1,000 shares registered in the name of John Zicker as custodian for Anne Elizabeth Evans under the California Uniform Transfer to Minors Act until Age 18 and 1,000 shares registered in the name of John Zicker as custodian for Haley Kenan Evans under the California Uniform Transfer to Minors Act until Age 18 for which Mr. Zicker disclaims beneficial ownership of such securities..

(4)   Includes options to purchase 68,750 shares currently exercisable.

(5) Includes 5,000 shares registered in the name of Mr. Maib. Also includes options to purchase 60,000 shares, which options are fully exercisable.

(6) Includes an option to purchase 15,000 shares, which option is fully exercisable.

                           RELATED PARTY TRANSACTIONS

AGREEMENTS AND ARRANGEMENT WITH EXECUTIVE OFFICERS

        In August 2000, we entered into an employment agreement with Ben Barnes, our President and Chief Executive Officer. The employment agreement provides that Mr. Barnes will receive, among other things, the following: (i) an annual base salary of not less than $425,000, (ii) annual bonuses based on performance,
(iii) an annual bonus of $275,000 for 2000, (iv) a signing bonus of $500,000,
(v) options to purchase 750,000 shares of common stock at an exercise price of $11.1875 per share, subject to a four-year vesting schedule, (vi) 150,000 shares of restricted common stock at $0.01 per share, subject to a four-year vesting schedule, (vii) the payment of up to three mortgage points towards the purchase of a home; (viii) an interest-free $750,000 loan for use towards the purchase of a home, which loan would be forgiven over a period of five years provided Mr. Barnes continues to be employed with us, and (ix) a $2,000,000 loan for use towards the purchase of a home bearing simple interest at a rate of 5% per year and maturing in five years. On January 2, 2002, the Board approved amendment Section (ix) of Mr. Barnes's employment agreement. The Company agrees to forgive $282,500 of the principal of this additional loan. As of December 31, 2001$2,409,166 in unpaid principal and interest was outstanding under the two loans.

        In the event Mr. Barnes' employment is terminated without cause or terminates his employment with us for good reason, Mr. Barnes will receive the following: (i) severance pay in an amount equal to his annual base salary, (ii) the pro-rated amount of his annual bonus based on performance targets met as of the termination date, (iii) accelerated vesting of 50% of the unvested portion of his options if the termination occurs prior to August 4, 2001, (iv) accelerated vesting of 100% of the unvested portion of his options if the termination occurs on or after August 4, 2001, and (v) accelerated vesting of 100% of his restricted stock.

        In May 2000, we entered into a letter agreement with David Eliff, our Executive Vice President, Finance and Administration, and Chief Financial Officer. The letter agreement provides that Mr. Eliff will receive, among other things, (1) an annual base salary of $180,000, (ii) quarterly bonuses (iii) options to purchase up to 250,000 shares of common stock at an exercise price of $6.25 per share, subject to a four-year vesting schedule, and (iv) a $400,000 loan for use towards the purchase of a home bearing interest at a rate of 7.5% per year and maturing in five years. During year 2001, Sagent forgave a total of $315,834 of the principal and interest. As of December 31, 2001, $125,781 in unpaid principal and interest was outstanding under the loan.

        In November 2000, we entered into a letter agreement with John W. Peters, our Senior Vice President, Sales -- Americas. The letter agreement provides that Mr. Peters will receive, among other things, (i) an annual base salary of $200,000, (ii) an annual bonus of $400,000 based on the achievement of revenue targets, (iii) a signing bonus of $50,000, (iv) options to purchase 150,000 shares of common stock, subject to a four-year vesting schedule, (v) a lump sum payment equal to his annual base salary in the event we undergo a change of control and his position is eliminated and another position of equivalent rank is not available, and (vi) severance pay equal to his annual base salary in the event he is terminated without cause.

        In January 2001, we entered into a letter agreement with Robert L. Flynn, our Senior Vice President, Marketing and Strategy. The letter agreement provides that Mr. Flynn will receive, among other things, (i) an annual base salary of $200,000, (ii) an annual bonus of $100,000 based on achievement of milestones, (iii) options to purchase 150,000 shares of common stock at an exercise price of $2.063 per share, subject to a four-year vesting schedule, and
(iv) severance pay equal to 50% of his annual base salary in the event we undergo a change of control and his position is eliminated.

        During 2000 and prior to becoming an employee, Mr. Flynn served as a consultant and received total compensation from us of $64,000.

        In January 2001, we entered into a service agreement with Arthur Parker, our President/General Manager -- Europe, Middle East and Africa. The service agreement provides, among other things, that Mr. Parker: (i) will be employed with us for a term of at least 17 months, unless terminated earlier by us or Mr. Parker upon at least three months' notice, subject to exceptions based on terminations for cause or disability, (ii) will receive an annual base salary of $250,000, (ii) will receive a quarterly bonus based on revenues recognized for Europe, Middle East and Africa, and (iii) will receive a signing bonus of $250,000, which amount will be repaid to us in the event Mr. Parker resigns prior to December 31, 2001. In addition, the service agreement provides that (i) in the event we undergo a change of control and Mr. Parker is subsequently terminated for reasons other than cause or terminates his employment with us for good reason, he will receive a severance payment of $400,000, and (ii) in the event Mr. Parker is terminated for reasons other than cause, he will receive a severance payment equal to his annual base salary, plus other amounts to compensate Mr. Parker for the loss of other contractual benefits such as bonus and insurance.

        In January 2001, we entered into a letter agreement with Larry Scroggins, our Senior Vice President, Business Development. The letter agreement provides, among other things, that Mr. Scroggins will receive the following: (1) an annual base salary of $200,000, (ii) an annual bonus of $100,000 based on the achievement of revenue targets, (iii) options to purchase 120,000 shares of common stock at an exercise price of $2.063 per share, subject to a four-year vesting schedule, and (iv) severance pay of $100,000 in the event he is terminated pursuant to a change of control.

        Our board has adopted an executive change of control policy applicable to our key executives, including Messrs. Ben Barnes, Kenneth Gardner, David Eliff, John W. Peters, Robert L. Flynn, Larry Scroggins and Arthur Parker. The policy provides that options granted to key executives will be assumed upon a change of control. Furthermore, if a key executive remains an employee at the time of the change of control, the vesting of that individual's key executive options will accelerate, and our right to repurchase will lapse, as to 50% of the unvested portion of such options. If a key executive is terminated for any reason other than for cause or terminates employment for good reason during the one-year period after the date of the change of control, then the remaining unvested portion of such key executive options will accelerate and become immediately exercisable, and our right to repurchase the applicable portion of such shares will lapse.

        In February 1998 Virginia Walker, our former Executive Vice President, Finance and Administration, and Chief Financial Officer, exercised options to purchase a total of 180,000 shares of our common stock. Ms. Walker paid the total exercise price of $522,000 by delivering three full-recourse promissory notes bearing an interest rate of 5.47% per year compounding semiannually. The notes are secured by the shares of common stock purchased by Ms. Walker. Pursuant to a termination agreement between us and Ms. Walker, the maturity of the notes has been extended to June 2002. As of March 31, 2001, $619,121 in unpaid principal and interest was outstanding under the notes.

        In June 1999, Malcolm Hobbs, our former Executive Vice President, Marketing, exercised options to purchase a total of 120,000 shares of our common stock. Mr. Hobbs paid the total exercise price of $960,000 by delivering two full-recourse promissory notes bearing an interest rate of 5.47% per year compounding semiannually. The notes are secured by the shares of common stock purchased by Mr. Hobbs. Pursuant to a termination agreement between us and Mr. Hobbs, the maturity of the notes has been extended to January 2003. As of March 31, 2001, $1,054,495 in unpaid principal and interest was outstanding under the notes.

AGREEMENTS AND ARRANGEMENTS WITH DIRECTORS

        During 2000, we recognized revenues of $780,000 from licenses and services sold to NetAcumen. Our Chairman, Kenneth C. Gardner, serves as a member of their board of directors.

        Klaus S. Luft, one of our directors, sublet property to Sagent Technology Gmbh, a wholly-owned subsidiary pursuant to a sublease arrangement that expired in April 2001. During 2000, Mr. Luft received payments of approximately $35,000 under the sublease arrangement.

        During 2000, Sagent Technology GmbH also provided consulting services to Mr. Luft. The amount paid for such services was approximately $130,000.

        In June 1998, Mr. Luft entered into a license agreement with Sagent Technology GmbH, which was amended in December 1999. A maintenance agreement was also entered into between Mr. Luft and Sagent Technology GmbH in March 2001.

OTHER TRANSACTIONS

        We have entered into indemnification agreements with each of our executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

        We have granted options to certain of our executive officers and directors as more further described in "Director Compensation," "Security Ownership of Certain Beneficial Owners and Management" and "Executive Officer Compensation."

                              SELLING STOCKHOLDERS

        The table below lists the selling stockholders and other information regarding their beneficial ownership of the shares of common stock.

        Except for their ownership of common stock, none of the selling stockholders, other than Baruch and Shoshana Halpern, Stephen Davis and Thomas Schreck, have had any material relationship with us within the past three years. With respect to Baruch and Shoshana Halpern (who are husband and wife) and Stephen Davis, Messrs. Halpern and Davis, doing business as Halpern Capital, acted as the placement agent for the private placement of 11,317,246 of the shares of common stock being offered by this prospectus. Messrs. Halpern and Davis are registered representatives of UVEST Investment Services, a registered broker-dealer. As compensation for their services, UVEST Investment Services received (i) a cash payment equal to 5% of the aggregate dollar amount placed by it in each of the private placements, and (ii) warrants to purchase the number of shares of common stock equal to 5% of the total number of shares of common stock placed by it in each of the private placements, which warrants were paid directly to Baruch and Shoshana Halpern and Mr. Davis. With respect to Thomas Schreck, the Schreck Merchant Group, Inc., an entity of which Mr. Schreck is president and the sole stockholder, acted as placement agent for the private placement of 1,773,800 shares of the common stock being offered by this prospectus. The Schreck Merchant Group, Inc. is a registered broker-dealer. As compensation for its services, the Schreck Merchant Group, Inc. received warrants to purchase 100,000 shares of common stock which warrants were paid directly to Mr. Schreck.

        The second column lists, for each selling stockholder, the number of shares of common stock beneficially owned by that selling stockholder on December 31, 2001. For Baruch and Shoshana Halpern, Stephen Davis and Thomas Schreck, the number of shares of common stock listed in the second column consists of shares of common stock issuable to them upon the exercise of warrants to purchase common stock.

        The third column lists each selling stockholder's portion of the 14,491,601 shares of common stock being offered by this prospectus. We cannot estimate the number of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may decide to sell all, some or none of their shares from time to time.

                                                                    NUMBER OF SHARES
                                                                     OF COMMON STOCK
                                                                   BENEFICIALLY OWNED       NUMBER OF SHARES OF
                                                                   AS OF DECEMBER 31,          COMMON STOCK
        NAME OF SELLING STOCKHOLDER                                    2001(1)                OFFERED HEREBY
        -------------------------------------------------------    ------------------       ------------------
        eGlobal Technology Services Holdings Limited ..........               260,000                  260,000
        Timeline, Inc. ........................................               203,100                  203,100
        NFIB Employee Pension Trust(2) ........................                86,000                   86,000
        Public Employee Retirement System of Idaho(2) .........             1,351,000                1,351,000
        City of Milford Pension & Retirement Fund(2) ..........               412,000                  412,000
        City of Stamford Firemen's Pension Fund(2) ............               252,000                  252,000
        The Jenifer Altman Foundation(2) ......................                52,000                   52,000
        Asphalt Green, Inc.(2) ................................                30,000                   30,000
        Dean Witter Foundation(2) .............................                52,000                   52,000
        Lazar Foundation(2) ...................................                46,000                   46,000
        Roanoke College(2) ....................................                69,000                   69,000
        A. Carey Zesiger(2) ...................................                17,000                   17,000
        Alexa Zesiger Carver(2) ...............................                17,000                   17,000
        Butler Family LLC(2) ..................................                34,000                   34,000
        David Zesiger(2) ......................................                17,000                   17,000
        HBL Charitable Unitrust(2) ............................                17,000                   17,000
        Andrew Heiskell(2) ....................................                79,000                   79,000
        Helen Hunt(2) .........................................                17,000                   17,000
        Jeanne L. Morency(2) ..................................                17,000                   17,000
        Psychology Associates(2) ..............................                17,000                   17,000
        Peter Looram(2) .......................................                17,000                   17,000
        Mary C. Anderson(2) ...................................                17,000                   17,000

                                                                    NUMBER OF SHARES
                                                                    OF COMMON STOCK
                                                                   BENEFICIALLY OWNED       NUMBER OF SHARES OF
                                                                   AS OF DECEMBER 31,          COMMON STOCK
        NAME OF SELLING STOCKHOLDER                                    2001(1)                OFFERED HEREBY
        -------------------------------------------------------    ------------------       ------------------
        Murray Capital, LLC(2) ................................                17,000                   17,000
        The Meehan Investment Partnership I, L.P.(2) ..........                17,000                   17,000
        Meehan Foundation(2) ..................................                39,000                   39,000
        Domenic J. Mizio(2) ...................................                69,000                   69,000
        Morgan Trust Co. of the Bahamas Ltd. as Trustee
          U/A/D 11/30/93(2) ...................................               166,800                  166,800
        Nicola Z. Mullen(2) ...................................                17,000                   17,000
        Susan Uris Halpern(2) .................................                35,000                   35,000
        Theeuwes Family Trust, Felix Theeuwes Trustee(2) ......                51,000                   51,000
        William B. Lazar(2) ...................................                17,000                   17,000
        Wells Family LLC(2) ...................................               104,000                  104,000
        Albert L. Zesiger(2) ..................................               103,000                  103,000
        Barrie Ramsay Zesiger(2) ..............................                69,000                   69,000
        Donald and Dan-Thanh Devivo(2) ........................                 3,500                    3,500
        John J. & Catherine H. Kayola(2) ......................                 3,500                    3,500
        Wolfson Investment Partners LP(2) .....................                52,000                   52,000
        James F. Cleary(2) ....................................                 3,500                    3,500
        Mary I. Estabil(2) ....................................                 3,500                    3,500
        Baruch & Shoshana Halpern .............................               205,377(3)               205,377(3)
        21st Century Digital Industries Fund, L.P. ............               241,517                  241,517
        CRCK LLC ..............................................               172,413                  172,413
        Special Situations Fund III, L.P. .....................             1,452,048                1,452,048
        Special Situations Cayman Fund, L.P. ..................               163,400                  163,400
        Special Situation Private Equity Fund L.P. ............               594,310                  594,310
        Special Situation Technology Fund, L.P. ...............               206,896                  206,896
        Reedy Creek Investments LLC ...........................             1,724,137                1,724,137
        Nick Farwell ..........................................                75,000                   75,000
        Stephen Davis .........................................                59,670(4)                59,670(4)
        Thomas Schreck ........................................               100,000(5)               100,000(5)
        RS Diversified Growth .................................             2,428,256                2,428,256
        RS Microcap Growth ....................................               331,128                  331,128
        Castle Rock Partners, L.P. ............................             1,142,384                1,142,384
        Castle Rock Partners II, L.P. .........................                89,404                   89,404
        Castle Rock Fund, Ltd. ................................             1,665,563                1,665,563
        Quantum Partners LDC ..................................               413,907                  413,907
        Philip W. Goldsmith IRA ...............................                25,000                   25,000
        One GT Associates .....................................                50,000                   50,000
        Perry Partners L.P. ...................................                80,163                   80,163
        Perry Partners International ..........................               191,576                  191,576
        Compasspoint Explorer Offshore Fund LTD ...............               100,000                  100,000
        Compasspoint Explorer Fund L.P. .......................               100,000                  100,000
                                                                   ------------------       ------------------
             Total ............................................            14,491,601               14,491,601

----------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of December 31, 2001 through the conversion or exercise of any security or other right.

(2) Zesiger Capital Group LLC is the investment manager for the selling stockholder and consequently has voting power and investment discretion over the securities held by such selling stockholder.

(3)   Consists of currently exercisable warrants to purchase common stock.

(4)   Consists of currently exercisable warrants to purchase common stock.

(5)   Consists of currently exercisable warrants to purchase common stock.

                              PLAN OF DISTRIBUTION

        We are registering the resale of shares of common stock on behalf of the selling stockholders. The selling stockholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Donees and Pledgees

        The term "selling stockholders" includes donees, i.e., persons who receive shares from a selling stockholder after the date of this prospectus by gift. The term also includes pledgees, i.e., persons who upon contractual default by a selling stockholder may seize shares which the selling stockholder pledged to such person. If a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Types of Sale Transactions

     The selling stockholders may sell the shares in one or more types of transactions (which may include block transactions):

     -   on the Nasdaq National Market;

     -   in the over-the-counter market;

     -   in negotiated transactions;

     -   through put or call option transactions;

     -   through short sales; or

     -   any combination of such methods of sale.

     The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have informed us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with proposed sale of shares.

Costs and Commissions

        We will not receive any proceeds from the sale of the selling stockholders and will bear all costs, fees and expenses incident to our obligation to register the shares of common stock. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

Sales to or through Broker-Dealers

        The selling stockholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through broker-dealers. Such broker-dealers may act either as an agent of a selling stockholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation

        The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

        We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities under the Securities Act.

Prospectus Delivery Requirements

        Because they may be deemed to be underwriters, the selling stockholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Nasdaq National Market in accordance with Rule 153 of the Securities Act. We have informed the selling stockholders that their sales in the market may be subject to the antimanipulative provisions of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

State Requirements

        Some states required that any shares sold in that state may only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that an exemption exists from the registration or qualification requirement and that the exemption or qualification requirements have been complied with.

Sales under Rule 144

        Selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers

     If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through

    -   a block trade,

    -   special offering,

    -   exchange distribution or secondary distribution, or

    -   a purchase by a broker or dealer,

we will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

     The supplement will disclose

    - the name of each such selling stockholder and of the participating broker-dealer(s),

    -   the number of shares involved,

    -   the price at which such shares are sold,

    - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

    - that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

    -   any other facts material to the transaction.

     The SEC may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling stockholder has purchased the shares of our common stock in the ordinary course of its business, and at the time the selling stockholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the shares, directly or indirectly.

UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING STOCKHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING STOCKHOLDER OR ANY SUCH OTHER PERSON.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of Sagent consists of 70,000,000 shares of common stock, $0.001 par value, and 6,011,297 shares of preferred stock, $0.001 par value.

        The following summary of provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Sagent's certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of Delaware law.

COMMON STOCK

        As of December 31, 2001, there were 46,245,028 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of Sagent, the holders of common stock are entitled to share ratably in all assets, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in the offering will be fully paid and non-assessable.

PREFERRED STOCK

        Pursuant to Sagent's certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares out of the total authorized shares of 6,011,297 of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Sagent or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. At present, there are no shares of preferred stock outstanding, and Sagent has no plans to issue any preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAWS PROVISIONS

        Delaware Anti-Takeover Statute. Sagent is subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in
Section 203 of the Delaware General Corporation Law.

     Generally, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting stock.

     Certificate of Incorporation. Our certificate of incorporation provides:

    - That our board of directors may issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock;

    - That any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing;

    - For the division of our board of directors into three classes, with each class serving for a term of three years;

    - That vacancies on the board, including newly created directorships, can be filled only by a majority of the directors then in office; and

    -   That the directors may be removed only for cause

     Bylaws. In January 1999, the board approved amendments to the bylaws to provide that special meetings of stockholders of Sagent may be called only by the chairman of the board, the president or the board.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types transactions that may involve an actual or threatened change of control of Sagent. These provisions also are designed to reduce the vulnerability of Sagent to an unsolicited proposal for a takeover of Sagent that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Sagent. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Sagent. They may also have the effect of preventing changes in the management of Sagent.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is Mellon Investor Services L.L.C.

LISTING

        Our common stock is listed for trading on the Nasdaq National Market under the trading symbol "SGNT."

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

        This prospectus is part of a registration statement on Form S-1 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:

        Investor Relations
        Sagent Technology, Inc.
        800 West El Camino Real, Suite 300
        Mountain View, CA 94040
        (650) 815-3100, ext. 3278

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                  LEGAL MATTERS

        The validity of the shares offered pursuant to this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Arthur Schneiderman, a member of Wilson Sonsini Goodrich & Rosati, is the secretary of Sagent.

                                     EXPERTS

        The consolidated financial statements and related financial statement schedule of Sagent Technology, Inc. as of and for the year ended December 31, 2000, have been included in this prospectus in reliance on the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Sagent Technology, Inc. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 included in this prospectus and the financial statement schedule included in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             SAGENT TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                      PAGE
                                                                                                                      ----
 AUDITED CONSOLIDATED FINANCIAL STATEMENTS

   Reports of Independent Accountants..........................................................................       F-2
   Consolidated Balance Sheets as of December 31, 2000 and 1999................................................       F-4
   Consolidated Statements of Operations for the Years Ended December 31, 2000, 1999 and 1998..................       F-5
   Consolidated Statements of Stockholders' Equity and Comprehensive Loss for the Years Ended
      December 31, 2000, 1999 and 1998.........................................................................       F-6
   Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998..................       F-7
   Notes to Consolidated Financial Statements for the Years Ended December 31, 2000, 1999 and 1998.............       F-8

 UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   Condensed Consolidated Balance Sheets September 30, 2001 and December 31, 2000..............................      F-25
   Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2001......      F-26

   Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2001................      F-27
   Notes to Consolidated Condensed Financial Statements........................................................      F-28
 FINANCIAL STATEMENT SCHEDULE

   Schedule II -- Valuation and Qualifying Accounts............................................................      F-34

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Sagent Technology, Inc.

We have audited the accompanying consolidated balance sheet of Sagent Technology, Inc., and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year then ended. Our audit also included the financial statement schedule as listed in the Index at F-1 as of and for the year ended December 31, 2000. The consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sagent Technology, Inc., and subsidiaries at December 31, 2000 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule as of and for the year ended December 31, 2000, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                            KPMG LLP

Mountain View, CA
February 5, 2001, except as to
Note 15 which is as of March 5, 2001.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Sagent Technology, Inc.

In our opinion, the consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Sagent Technology, Inc. and its subsidiaries at December 31, 1999 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page F-1 presents fairly, in all material respects, the information set forth herein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                         /s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 10, 2000

                             SAGENT TECHNOLOGY, INC.

                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   AS OF DECEMBER 31,
                                                                 ----------------------
                                                                   2000          1999
                                                                 --------      --------
ASSETS
Current assets:

  Cash and cash equivalents ................................     $  6,372      $ 15,910
  Marketable securities ....................................           --        22,309
  Accounts receivable, net of allowance for doubtful
     accounts of $4,968 in 2000 and $630 in 1999 ...........       14,667        11,027
  Prepaid expenses .........................................        6,261         4,576
                                                                 --------      --------
     Total current assets ..................................       27,300        53,822
Property and equipment, net ................................        5,718         3,676
Goodwill, net ..............................................        7,323         7,895
Other assets, net ..........................................        2,595         1,311
Notes receivable from officers .............................        3,151            --
                                                                 --------      --------
     Total assets ..........................................     $ 46,087      $ 66,704
                                                                 ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

  Accounts payable .........................................     $  3,296      $  1,151
  Accrued liabilities ......................................        5,842        10,034
  Accrued merger costs .....................................           --         4,109
  Deferred revenue .........................................        8,352         5,910
  Current portion of capital lease obligations .............        1,037           635
                                                                 --------      --------
     Total current liabilities .............................       18,527        21,839
Deferred revenue ...........................................           --         1,140
Deferred rent ..............................................          245            --
Long-term portion of capital lease obligations .............          650           351
                                                                 --------      --------
     Total liabilities .....................................       19,422        23,330
                                                                 --------      --------
Commitments and contingencies (Note 5)
Stockholders' equity:
  Convertible preferred stock, par value $.001 per share;
     Authorized: 6,011 shares in 2000 and 1999; Issued and
     outstanding: none in 2000 and 1999 ....................           --            --
  Common stock, par value $.001 per share; Authorized:
     70,000 shares; Issued and outstanding: 29,829 shares in
     2000 and 27,896 shares in 1999 ........................           30            28
  Additional paid-in capital ...............................       97,354        89,135
  Notes receivable from stockholders .......................       (2,423)       (2,625)
  Deferred compensation ....................................       (1,566)           --
  Accumulated deficit ......................................      (66,941)      (43,237)
  Accumulated other comprehensive loss .....................          211            73
                                                                 --------      --------
     Total stockholders' equity ............................       26,665        43,374
                                                                 --------      --------
     Total liabilities and stockholders' equity ............     $ 46,087      $ 66,704
                                                                 ========      ========

The accompanying notes are an integral part of these consolidated financial statements.

                             SAGENT TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------
                                                                       2000          1999          1998
                                                                     --------      --------      --------
Revenue:
  License ......................................................     $ 34,666      $ 34,130      $ 15,613
  Service ......................................................       23,522        13,871         9,388
                                                                     --------      --------      --------
     Total revenue, net ........................................       58,188        48,001        25,001
                                                                     --------      --------      --------
Cost of Revenue:
  License ......................................................        1,940         2,834           588
  Service ......................................................       10,891         7,315         6,870
  Amortization of abandoned development projects ...............           --         1,600            --
                                                                     --------      --------      --------
     Total cost of revenue .....................................       12,831        11,749         7,458
                                                                     --------      --------      --------
Gross profit ...................................................       45,357        36,252        17,543
                                                                     --------      --------      --------
Operating Expenses:
  Sales and marketing ..........................................       37,668        26,862        15,920
  Research and development .....................................       17,003        12,466         8,431
  General and administrative ...................................       17,019         5,111         5,723
  Merger and integration charges ...............................       (2,318)        4,646            --
  Acquired in-process research and development .................           --            --         2,425
                                                                     --------      --------      --------
     Total operating expenses ..................................       69,372        49,085        32,499
                                                                     --------      --------      --------
Loss from operations ...........................................      (24,015)      (12,833)      (14,956)
Interest income (expense), net .................................        1,277         1,005          (290)
Other income (expense) .........................................         (456)           (1)            8
                                                                     --------      --------      --------
Loss before income taxes .......................................      (23,194)      (11,829)      (15,238)
Income tax expense (benefit) ...................................          510           263          (182)
                                                                     --------      --------      --------
Net loss .......................................................     $(23,704)     $(12,092)     $(15,056)
                                                                     ========      ========      ========
Net loss per share:
  Basic and diluted ............................................     $  (0.82)     $  (0.55)     $  (2.60)
                                                                     ========      ========      ========
Number of shares used in calculation of net loss per share:
  Basic and diluted ............................................       28,773        21,868         5,797


The accompanying notes are an integral part of these consolidated financial statements.

                             SAGENT TECHNOLOGY, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             AND COMPREHENSIVE LOSS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PREFERRED STOCK            COMMON STOCK         ADDITIONAL
                                                                  ------------------------  ------------------------    PAID-IN
                                                                    SHARES        AMOUNT       SHARES       AMOUNT      CAPITAL
                                                                  -----------  -----------  -----------  -----------  -----------
BALANCES, DECEMBER 31, 1997 ..................................       12,390      $     12         5,324      $      5     $ 21,178
Net loss .....................................................           --            --            --            --           --
Translation adjustment .......................................           --            --            --            --           --
Comprehensive loss ...........................................
Preferred stock issued, net ..................................        1,941             2            --            --       10,357
Preferred stock issued related to acquisition ................          259             1            --            --        1,400
Preferred stock repurchased ..................................          (46)           --            --            --         (118)
Stock warrants issued ........................................           --            --            --            --          114
Common stock options exercised ...............................           --            --           725             1          290
Common stock repurchased .....................................           --            --           (57)           --          (20)
Common stock issued for notes receivable .....................           --            --           180            --          522
Exercise of stock purchase right .............................           --            --            28            --          121
                                                                   --------      --------      --------      --------     --------
BALANCES, DECEMBER 31, 1998 ..................................       14,544            15         6,200             6       33,844
Net loss .....................................................           --            --            --            --           --
Translation adjustment .......................................           --            --            --            --           --
                                                                   --------      --------      --------      --------     --------
Comprehensive loss ...........................................
Common stock issued in connection with initial public offering      (14,544)          (15)       20,248            21       46,348
Common stock issued for notes receivable .....................           --            --            --            --        2,284
Repayment of notes receivable issued for common stock ........           --            --            --            --           --
Interest on notes receivable issued for common stock .........           --            --            --            --           --
Common stock options exercised ...............................           --            --           978             1        1,160
Common stock issued related to employee stock purchase plan ..           --            --            68            --          521
Common stock warrants exercised ..............................           --            --           236            --          786
Common stock issued related to acquisitions ..................           --            --           166            --        1,437
Common stock options issued below market value ...............           --            --            --            --        2,755
                                                                   --------      --------      --------      --------     --------
BALANCES, DECEMBER 31, 1999 ..................................           --            --        27,896            28       89,135
Net loss .....................................................           --            --            --            --           --
Translation adjustment .......................................           --            --            --            --           --
                                                                   --------      --------      --------      --------     --------
Comprehensive loss ...........................................
Issuance of stockholder notes receivable .....................           --            --            --            --           --
Common stock repurchased by note cancellation ................           --            --           (85)           --         (482)
Interest on notes receivable issued for common stock .........           --            --            --            --           --
Common stock issued related to litigation settlements ........           --            --           725             1        2,354
Common stock options exercised ...............................           --            --           886             1        3,019
Common stock issued related to employee stock purchase plan ..           --            --           256            --        1,045
Restricted common stock issued to executive ..................           --            --           150            --        1,742
Stock warrants issued ........................................           --            --            --            --           15
Common stock issued to non-employees .........................           --            --            14            --          527
Common stock repurchased .....................................           --            --           (13)           --           (1)
                                                                   --------      --------      --------      --------     --------
BALANCES, DECEMBER 31, 2000 ..................................           --      $     --        29,829      $     30     $ 97,354
                                                                   ========      ========      ========      ========     ========


                                                                   NOTES                                  ACCUMULATED
                                                                RECEIVABLE                                  OTHER         TOTAL
                                                                   FROM        DEFERRED     ACCUMULATED  COMPREHENSIVE STOCKHOLDERS'
                                                               STOCKHOLDERS  COMPENSATION     DEFICIT        LOSS         EQUITY
                                                               ------------  ------------   -----------  ------------- ------------
BALANCES, DECEMBER 31, 1997 ..................................    $     --     $     --     $(16,089)    $     --       $  5,106
Net loss .....................................................          --           --      (15,056)          --        (15,056)
Translation adjustment .......................................          --           --           --          101            101
Comprehensive loss                                                                                                       (14,955)
Preferred stock issued, net ..................................          --           --           --           --         10,359
Preferred stock issued related to acquisition ................          --           --           --           --          1,401
Preferred stock repurchased ..................................          --           --           --           --           (118)
Stock warrants issued ........................................          --           --           --           --            114
Common stock options exercised ...............................          --           --           --           --            291
Common stock repurchased .....................................          --           --           --           --            (20)
Common stock issued for notes receivable .....................        (522)          --           --           --             --
Exercise of stock purchase right .............................          --           --           --           --            121
                                                                  --------     --------     --------     --------       --------
BALANCES, DECEMBER 31, 1998 ..................................        (522)          --      (31,145)         101          2,299
Net loss .....................................................          --           --      (12,092)          --        (12,092)
Translation adjustment .......................................          --           --           --          (28)           (28)
                                                                  --------     --------     --------     --------       --------
Comprehensive loss                                                                                                       (12,120)
Common stock issued in connection with initial public offering          --           --           --           --         46,354
Common stock issued for notes receivable .....................      (2,284)          --           --           --             --
Repayment of notes receivable issued for common stock ........         315           --           --           --            315
Interest on notes receivable issued for common stock .........        (134)          --           --           --           (134)
Common stock options exercised ...............................          --           --           --           --          1,161
Common stock issued related to employee stock purchase plan ..          --           --           --           --            521
Common stock warrants exercised ..............................          --           --           --           --            786
Common stock issued related to acquisitions ..................          --           --           --           --          1,437
Common stock options issued below market value ...............          --           --           --           --          2,755
                                                                  --------     --------     --------     --------       --------
BALANCES, DECEMBER 31, 1999 ..................................      (2,625)          --      (43,237)          73         43,374
Net loss .....................................................          --           --      (23,704)          --        (23,704)
Translation adjustment .......................................          --           --           --          138            138
                                                                  --------     --------     --------     --------       --------
Comprehensive loss                                                                                                       (23,566)
Issuance of stockholder notes receivable .....................        (136)          --           --           --           (136)
Common stock repurchased by note cancellation ................         482           --           --           --             --
Interest on notes receivable issued for common stock .........        (144)          --           --           --           (144)
Common stock issued related to litigation settlements ........          --           --           --           --          2,355
Common stock options exercised ...............................          --           --           --           --          3,020
Common stock issued related to employee stock purchase plan ..          --           --           --           --          1,045
Restricted common stock issued to executive ..................          --       (1,566)          --           --            176
Stock warrants issued ........................................          --           --           --           --             15
Common stock issued to non-employees .........................          --           --           --           --            527
Common stock repurchased .....................................          --           --           --           --             (1)
                                                                  --------     --------     --------     --------       --------
BALANCES, DECEMBER 31, 2000 ..................................    $ (2,423)    $ (1,566)    $(66,941)    $    211       $ 26,665
                                                                  ========     ========     ========     ========       ========


The accompanying notes are an integral part of these consolidated financial statements.

                             SAGENT TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            YEARS ENDED DECEMBER 31,
                                                                      ------------------------------------
                                                                        2000          1999          1998
                                                                      --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss ......................................................     $(23,704)     $(12,092)     $(15,056)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization ...............................        4,033         4,350         2,011
    Provision for doubtful accounts .............................        4,793           122            58
    In-process research and development .........................           --            --         2,425
    Loss on disposal of property and equipment ..................          656            --            --
    Shares issued in litigation settlement ......................        2,355            --            --
    Issuance of common stock for services .......................          527         2,755           262
    Issuance of common stock warrants for services ..............           15            --           114
    Stock-based employee compensation ...........................          176            --            --
    Share of losses in equity investment ........................          170            --            --
    Accrued interest on notes receivable ........................         (144)           --            --
  Net change in operating assets and liabilities:

    Accounts receivable .........................................       (8,433)       (4,603)       (3,549)
    Prepaid assets ..............................................       (1,685)       (2,956)         (825)
    Other assets ................................................          (75)       (7,056)       (1,011)
    Accounts payable ............................................        2,145        (1,748)        1,957
    Accrued liabilities .........................................       (4,192)        5,367         2,498
    Accrued merger costs ........................................       (4,109)        4,109            --
    Deferred revenue ............................................        1,302         4,196           389
    Deferred rent ...............................................          245            --            --
                                                                      --------      --------      --------
      Net cash used in operating activities .....................      (25,925)       (7,556)      (10,727)
                                                                      --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of marketable securities .............................      (39,666)      (22,309)           --
  Sale of marketable securities .................................       61,975            --            --
  Purchase of property and equipment ............................       (3,535)       (2,904)       (1,233)
  Purchases of long-term investments ............................       (1,379)           --            --
  Sale of property and equipment ................................          200         1,539            --
  Business acquisitions, net of cash acquired ...................       (1,228)       (1,132)       (2,696)
  Employee notes ................................................       (3,287)           --            --
  Capitalized software development ..............................           --          (612)       (1,209)
                                                                      --------      --------      --------
      Net cash used in investing activities .....................       13,080       (25,418)       (5,138)
                                                                      --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from capital lease financing .........................           --            --         4,329
  Payments of capital lease obligations .........................         (895)       (4,911)         (781)
  Proceeds from issuance of preferred stock, net ................           --            --        10,360
  Repurchase of common stock ....................................           (1)           --           (20)
  Repurchase of preferred stock .................................           --            --          (118)
  Proceeds from issuance of common stock, net ...................        4,065        50,440         1,199
                                                                      --------      --------      --------
      Net cash provided by financing activities .................        3,169        45,529        14,969
                                                                      --------      --------      --------
Effect of exchange rate changes .................................          138           (28)          101
                                                                      --------      --------      --------
Net increase (decrease) in cash and cash equivalents ............       (9,538)       12,527          (795)
Cash and cash equivalents, beginning of year ....................       15,910         3,383         4,178
                                                                      --------      --------      --------
Cash and cash equivalents, end of year ..........................     $  6,372      $ 15,910      $  3,383
                                                                      ========      ========      ========


The accompanying notes are an integral part of these consolidated financial statements.

                             SAGENT TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business. Sagent Technology, Inc., ("Sagent" or the "Company"), develops, markets and supports software designed to address organizations' information access, analysis and delivery needs. Sagent, formerly Savant Software, Inc., was incorporated under the laws of the State of California in April 1995 and reincorporated in Delaware in 1998.

     Principles of consolidation. The consolidated financial statements include the accounts of Sagent Technology, Inc. and its wholly-owned subsidiaries, Qualitative Marketing Software, Inc. (QMS), Sagent U.K., Ltd., Sagent Technology GmbH, Sagent France, S.A., Sagent Technology Japan KK, Sagent Technology Canada Inc., and Sagent Brazil. All intercompany accounts and transactions have been eliminated. The 1999 acquisition of QMS is accounted for as a pooling of interests. The consolidated financial statements have been restated for all periods presented as if QMS and the Company had always been combined.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Foreign currency translation. The functional currency of Sagent's subsidiaries is the local currency. Accordingly, Sagent applies the current rate method to translate the subsidiaries' financial statements into U.S. dollars. Translation adjustments are included as a separate component of accumulated other comprehensive loss in the accompanying consolidated financial statements.

     Cash and cash equivalents. Sagent considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Sagent's cash and cash equivalents at December 31, 2000 and 1999 consisted of deposits in domestic banks and money market funds.

     Supplemental cash flow information. Selected cash payments and non-cash activities were as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2000        1999        1998
                                                              -------     -------     -------
Supplemental disclosure of cash flow information:

  Cash payments for interest ............................     $    95     $   407     $   297
  Cash payments for taxes ...............................         196         200          --
Supplemental non-cash financing activities:

  Common stock repurchased by note cancellation .........         482          --          --
  Property and equipment acquired through capital lease .       1,596          --          --
  Common stock issued for notes receivable ..............          --       2,284         522
  Net liabilities assumed in connection with acquisitions          66         489         956
  Common stock issued related to acquisition ............          --       1,437          --
  Preferred stock issued related to acquisition .........          --          --       1,400
  Conversion of preferred stock to common ...............          --      29,471          --


     Marketable securities. Management determines the appropriate classifications of investments in debt and equity securities at the time of purchase. At December 31, 1999 Sagent's marketable securities consisted of commercial paper and corporate debt securities, are classified as available-for-sale, and are carried at fair value. The fair value of Sagent's available-for-sale securities is based on quoted market prices at the balance sheet dates. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest and other income (expense), in the accompanying consolidated statements of operations. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in interest and other income (expense), in the accompanying consolidated statements of operations.

     Concentration of credit risk and fair value of financial instruments. Financial instruments which potentially subject Sagent to concentrations of credit risk consist primarily of trade accounts receivable. Sagent maintains allowances for potential credit losses and such losses to date have been within management's expectations. There were no customers with balances due to Sagent in excess of 10% of aggregate accounts receivable at December 31, 2000 or 1999.

     Property and equipment. Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally one to five years. Leased assets are amortized on a straight-line basis over the lesser of the estimated useful life or the lease term. Gains and losses upon asset disposal are taken into income in the year of disposition.

     Long lived assets, including property, equipment, goodwill and other intangible assets. The costs of long lived assets, except for property and equipment, are amortized over their estimated useful lives of three to ten years. If events or changes in circumstances indicate that the property, equipment and other long lived assets will not be recoverable, as determined based on the undiscounted cash flows of the acquired business over the remaining amortization period, the carrying value is reduced to net realizable value. There were no such reductions in carrying value in 2000, or 1998. The Company recognized $1,600 of amortization of abandoned development projects in 1999.

     Notes receivable from officers. Notes receivable from officers are loans made by the Company that are secured by real estate. The notes bear interest at rates between 5.0% and 8.0%. Principal and interest are due by August 30, 2005. Additionally, there is a note in the amount of $750 to one of the officers which is forgiven over a 5-year period.

     Revenue recognition. Revenue consists principally of fees for licenses of the Company's software products, maintenance, consulting, and training. The Company recognizes revenue using the residual method in accordance with Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." Under the residual method, revenue is recognized in a multiple element arrangement in which Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. Company-specific objective evidence of fair value of maintenance and other services is based on the Company's customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of its undelivered elements (e.g., maintenance, consulting, and training) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

     Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectibility is probable, and the arrangement does not require services that are essential to the functionality of the software. If at the outset of the customer arrangement, the Company determines that the arrangement fee is not fixed or determinable, revenue is recognized when the arrangement fee becomes due and payable. If at the outset of the customer arrangement, the Company determines that collectability is not probable, revenue is recognized as the arrangement fee is collected.

     The Company's specific policies for recognition of license revenues and services revenues are as follows:

     License revenue. The Company recognizes revenue from sales of software licenses to end users upon: determination that persuasive evidence of an arrangement exists; delivery of the software to a customer; determination that collection of a fixed or determinable license fee is probable; and determination that no undelivered services are essential to the functionality of the software.

     If consulting services are essential to the functionality of the licensed software, then both the license revenue and the consulting service revenue are recognized as the services are performed. The Company's arrangements generally do not include services that are essential to the functionality of the software.

     Revenue for transactions with enterprise application vendors, OEMs, and distributors is generally recognized as earned when the licenses are resold or utilized by the reseller and all related obligations of the Company have been satisfied. The Company provides for sales allowances on an estimated basis. The Company accrues royalty revenue through the end of the reporting period based on reseller royalty reports or other forms of customer-specific historical information. In the absence of customer-specific historical information, royalty revenue is recognized when the customer-specific objective information becomes available. Any subsequent changes to previously recognized royalty revenues are reflected in the period when the updated information is received from the reseller. However, if the contract stipulates an advance, non-refundable royalty payment, revenue is recognized upon execution of the contract.

     Service revenue. Maintenance contracts generally call for the Company to provide technical support and software updates and upgrades to customers. Maintenance revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis when all revenue recognition requirements are met. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed and it is determined that the Company has fulfilled its obligations resulting from the services contract.

     During the fourth quarter of 2000, the Company adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," ("SAB No. 101"). The adoption of SAB No. 101 did not have a material effect on the Company's consolidated statement of financial position or results of operation.

     Deferred revenue. Deferred revenue represents amounts received from customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed. In situations where the services are not expected to be provided and revenue recognized within twelve months of the balance sheet date, such amounts are classified as noncurrent deferred revenue.

     Advertising. Sagent expenses advertising costs as incurred. Advertising costs amounted to $686, $213, and $815 for 2000, 1999 and 1998, respectively.

     Stock-Based Compensation. Sagent accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-based Compensation," pursuant to which companies may account for such costs in accordance with APB No. 25, "Accounting for Stock Issued to Employees" as interpreted by FIN 44 "Accounting for Certain Transactions involving Stock Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of common stock and the exercise price. Additionally, pursuant to SFAS No. 123, stock issued to non-employees is accounted for at the fair value of the equity instruments issued, or at the fair value of the consideration received, whichever is more reliably measurable.

     Research and development expense. Software development costs associated with new products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. In the year ended December 31, 2000, the time period between establishment of technological feasibility and the completion of software development has been short, and no significant development costs have been incurred during that period. Accordingly, no software development costs have been capitalized in the year ended December 31, 2000. The Company capitalized software development costs of $612 and $1,209 in the years ended December 31, 1999 and 1998, respectively.

     Income taxes. Sagent uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. Sagent records a valuation allowance to reduce tax assets to an amount for which realization is more likely than not.

     Net loss per share. Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding, net of shares subject to repurchase during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Options, warrants, restricted stock and convertible preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     Comprehensive loss. Differences between comprehensive loss and net loss related to translation adjustments during each period reported which are reported as a separate component of stockholders' equity. Tax effects of comprehensive loss are not considered material for any period.

     Recent accounting pronouncements. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Company adopted SFAS 133 in the first quarter of 2001, and such adoption did not have a material effect on the Company's results of operations or financial position.

     Reclassification. Sagent has reclassified the presentation of certain prior year information to conform to the current year presentation. These changes had no effect on previously reported financial position or results of operations.

2. BUSINESS COMBINATIONS

Pooling of Interests

     On December 11, 1999, Sagent completed its merger with Qualitative Marketing Software, Inc. (QMS). The merger was accounted for as a pooling of interests. Sagent issued 2,100 shares of common stock in exchange for all outstanding stock of QMS. Sagent also assumed all options to purchase QMS stock which were converted into options to purchase 428 shares of Sagent stock. Historical results of Sagent and QMS for the two full years prior to the consummation of the merger were:

                           1999          1998
                         --------      --------
Revenue:
  Sagent ...........     $ 36,004      $ 17,043
  QMS ..............       11,997         7,958
                         --------      --------
                         $ 48,001      $ 25,001
                         ========      ========
Net loss:
  Sagent ...........     $ (7,016)     $(13,701)
  QMS ..............       (5,076)       (1,355)
                         --------      --------
                         $(12,092)     $(15,056)
                         ========      ========


     Costs incurred in connection with the merger during years ended December 31, 2000 and 1999 were:

                                                                      DECEMBER 31,
                                                   COSTS      COSTS      1999
                                                  ACCRUED     PAID      BALANCE
                                                  -------     -----   ------------
YEAR ENDED DECEMBER 31, 1999:
Severance and other personnel cost ...........     $  328     $ --      $  328
Transaction costs ............................      3,366      153       3,213
Elimination of duplicate systems and equipment        118       --         118

Other ........................................        834        384        450
                                                   ------     ------     ------
                                                   $4,646     $  537     $4,109
                                                   ======     ======     ======

                                                  DECEMBER 31,                          DECEMBER 31,
                                                      1999        COSTS       CREDIT        2000
                                                    BALANCE        PAID       AMOUNTS     BALANCE
                                                  ------------    ------      -------   ------------
YEAR ENDED DECEMBER 31, 2000:
Severance and other personnel cost ...........       $  328       $  222       $  106        $--
Transaction costs ............................        3,213        1,344        1,869         --
Elimination of duplicate systems and equipment          118           48           70         --
Other ........................................          450          177          273         --
                                                     ------       ------       ------       ----
                                                     $4,109       $1,791       $2,318         --
                                                     ======       ======       ======       ====

     Severance and other personnel costs consists of severance pay and outplacement for nine employees. Transaction costs consists of professional service fees. In 2000, the Company had satisfied all merger related obligations, and the residential accrual of $2,318 was reversed. The provision in 1999 and the reversal of the residual accrual in 2000 were recorded as merger and integration charges in the accompanying Statements of Operations.

     During 1999 and 1998 certain employees of QMS were granted options at prices below fair value. Expenses related to the grant of these options were recognized during 1999 and 1998, respectively. Such expense is included in operating expenses as follows:

                                           YEAR ENDED
                                           DECEMBER 31,
                                        -----------------
                                         1999       1998
                                        ------     ------
Sales and marketing ...............     $1,262     $   84
Research and development ..........      1,260        162
General and administrative ........        233         16
                                        ------     ------
                                        $2,755     $  262
                                        ======     ======

PURCHASE BUSINESS COMBINATIONS

     On March 17, 2000, Sagent acquired Sagent Brazil Ltd. Under the terms of the agreement, Sagent acquired net liabilities of $66 consisting of property and equipment in the amount of $68 and assumed certain liabilities including deferred revenue in the amount of $134 in exchange for $1,148 in cash. Concurrent with the acquisition, the Company entered into two consulting agreements with the former owners to provide consulting services for a term of four years. Under the provisions of the agreement, Sagent will pay $1,500 in either Sagent common stock or cash, at Sagent's option, in annual installments over the term of the agreements. Such amounts will be recorded as operating expenses as the services are performed.

     On November 30, 1999, Sagent acquired Sagent Technology GmbH, its distributor in Germany from a partnership in which a member of Sagent's Board of Directors serves as general partner. Under the terms of the agreement, Sagent acquired all of the outstanding stock of Sagent Technology GmbH for approximately $2,457. Revenues from sales of products and services to this distributor prior to Sagent's acquisition were $300 and $20 in 1999 and 1998, respectively.

     On November 30, 1999, Sagent acquired Sagent France S.A., its distributor in France. Under the terms of the agreement, Sagent acquired all of the outstanding stock of Sagent France S.A. in exchange for 20 shares of Sagent common stock valued at approximately $445.

     On June 11, 1999, Sagent acquired Sagent U.K., Ltd., its distributor in the United Kingdom. Under the terms of the agreement, Sagent acquired all outstanding stock of Sagent, U.K., Ltd., for cash of approximately $1,000, 146 shares of common stock valued at $1,600, stock options valued at $212 and the assumption of certain liabilities.

     In February 1998, Sagent acquired Talus, Inc., a software developer and consulting service provider. Under the terms of the agreement, Sagent acquired all of the outstanding stock of Talus, Inc., for cash of approximately $1,200, 259 shares of Series E Preferred Stock valued at $1,400 and the assumption of certain liabilities.

     A portion of the purchase price was allocated to acquired in-process technology related to analytical software applications being developed by Talus to complement its design and implementation business. This allocation was based upon the degree of completion, costs incurred, and projected costs to complete. As these software applications under development had no alternative future use, they were fully written off during 1998.

     The allocation of the purchase price resulted in additional intangible assets, primarily non-compete agreements and the value of an assembled workforce of $587, which has been capitalized and is being amortized on a straight line basis over six months to three years. Amortization expense for the years ended December 31, 2000, 1999 and 1998 was $123, $120 and $102, respectively.

     Sagent accounted for these acquisitions under the purchase method of accounting. The allocation of Sagent's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with these acquisitions is summarized below:

                                                              SAGENT       SAGENT                   SAGENT
                                                 SAGENT       FRANCE,        U.K.,       TALUS,     BRAZIL
                                                  GMBH          S.A.         LTD.         INC.        LTD.
                                                 -------      -------      -------      -------     -------
Net assets .................................     $  (582)     $  (660)     $  (672)     $   494     $  (134)
Property and equipment .....................          23           19          102           11          68
Other intangibles ..........................          --           --           --          587          --
Acquired in-process research and development          --           --           --        2,425          --
Goodwill ...................................       3,016        1,086        3,557            9       1,214
                                                 -------      -------      -------      -------     -------
Total purchase price .......................     $ 2,457      $   445      $ 2,987      $ 3,526     $ 1,148
                                                 =======      =======      =======      =======     =======

     The following summary prepared on an unaudited pro forma basis, combines the Company's consolidated results of operations for the years ended December 31, 2000, 1999 and 1998 with the results of operations of Sagent Brazil, Sagent GmbH, Sagent France SA, Sagent UK, Ltd., and Talus as if each company had been acquired as of January 1, 1998, respectively.

                                                               2000          1999          1998
YEARS ENDED DECEMBER 31,                                     --------      --------      --------
Revenue ................................................     $ 58,236      $ 48,909      $ 26,241
Net loss ...............................................      (23,794)      (13,108)      (16,121)
Basic and diluted net loss per share ...................     $  (0.83)        (0.60)        (2.70)
Number of shares used in pro forma per share calculation       28,773        21,971         5,963

     The proforma adjustments give effect to available information and assumptions that Sagent believes are reasonable. The unaudited pro forma results of operations should be read in conjunction with Sagent's historical financial statements and the financial statements of Sagent UK, Ltd., Sagent France, S.A., and Sagent GmbH and the notes thereto included or incorporated elsewhere herein.

3. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2000 and 1999 consist of:

                                                        2000       1999
                                                      -------    -------
Computer equipment and software ..................    $ 5,534    $ 5,355
Furniture, fixtures and office equipment .........      1,657      1,120
Leasehold improvements ...........................      3,498        356
                                                      -------    -------

                                                       10,689      6,831
Less accumulated depreciation and amortization....     (4,971)    (3,155)
                                                      -------    -------
                                                      $ 5,718    $ 3,676
                                                      =======    =======

     Equipment under capital leases at December 31, 2000 and 1999 was $2,698 and $2,733, respectively. Accumulated amortization of leased equipment at such dates was $962 and $1,767, respectively.

     During 1999, Sagent entered into an agreement with a third party provider of information technology services to outsource such services. Under the terms of the agreement, Sagent pays a monthly fee in exchange for information technology support and procurement services. In addition the service provider purchased computer equipment from Sagent with a net book value of $1,500 for an equal amount. Separately, revenues from licenses and services sold to the service provider were $1,000 during 1999.

4. GOODWILL AND OTHER ASSETS

     Goodwill and other intangible assets as of December 31, 2000 and 1999 were as follows:

                                         ECONOMIC
                                           LIFE     2000       1999
                                         --------  ------     ------
Goodwill, net:
  Sagent UK .......................          5     $2,496     $3,051
  Sagent France S.A ...............          5        863      1,068
  Sagent GmbH .....................          5      2,378      2,967
  Sagent Brazil ...................          5        971         --
  Smarter Software, Inc. ..........         10        615        809
                                                   ------     ------
                                                   $7,323     $7,895
                                                   ======     ======

     Amortization of goodwill was $1,957, $452, and $390 for the years ended December 31, 2000, 1999, and 1998, respectively.

                                              2000       1999
                                             ------     ------
Other assets, net:
  eGlobal joint venture, net ...........     $  830     $   --
  NetAcumen, Inc. joint venture ........        759        380
  Deposits .............................        942        626
  Other ................................         64        305
                                             ------     ------
                                             $2,595     $1,311
                                             ======     ======

5. ACCRUED LIABILITIES

     Accrued liabilities consists of:

                                                   2000         1999
                                                  -------     -------
Employee compensation and benefits ..........     $ 2,759     $ 2,809
Payments due -- acquired distributors .......          --       2,446
Sales taxes .................................         622         330
Software royalties ..........................         302         819
Other .......................................       2,159       3,630
                                                  -------     -------
                                                  $ 5,842     $10,034
                                                  =======     =======

6. COMMITMENTS AND CONTINGENCIES

Commitments

     Sagent leases various facilities under noncancelable operating leases and has acquired certain computer and other equipment under capital lease obligations which are collateralized by the related assets. Sagent also pays a monthly fee in exchange for the information technology services described in
Note 3. Future minimum lease payments under these commitments at December 31, 2000, are as follows:

                                                 OPERATING     CAPITAL
                                                  LEASES        LEASE
                                                 ---------     -------
2001 ........................................     $ 3,101        1,184
2002 ........................................       2,976          677
2003 ........................................       2,354           --
2004 ........................................         620           --
2005 ........................................         114           --
Thereafter ..................................          --           --
                                                  -------      -------
Total minimum lease payments ................     $ 9,165        1,861
                                                  =======
Less amount representing interest ...........                     (174)
                                                               -------
Present value of minimum lease payments .....                    1,687
Current portion .............................                   (1,037)
                                                               -------
                                                               $   650
                                                               =======

     Rent expense was $4,200, $2,800, and $1,700, for the years ended December 31, 2000, 1999, and 1998, respectively.

Litigation

     On March 22, 1999 Timeline, Inc. filed a complaint against Sagent in Federal District Court alleging that Sagent's DMS product suite infringed one or more of the claims of a Timeline patent. In December 2000, the Company issued 600 shares of common stock valued at $1,400 and made a payment of cash in the amount of $600 to Timeline in full settlement of the complaint. The settlement expense is included in general and administrative expenses in the accompanying fiscal 2000 Statement of Operations.

     On December 23, 1999, QMS and Sagent were served with a demand for arbitration prepared by the Corum Group Ltd. ("Corum"). In its demand, Corum claims that QMS breached an agreement to convey to Corum a certain percentage of the consideration received by QMS as a result of its acquisition by Sagent. During 2000, the Company issued 125 shares of common stock to Corum valued at approximately $938 to settle the arbitration demand.

     From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court on behalf of the individual investors who purchased our common stock between October 21, 1999 and April 18, 2000. The claims allege that we misrepresented our 1999 and 2000 prospects. The court recently consolidated the complaints and selected a lead plaintiff and counsel. A consolidated amended complaint will be filed in April 2001. We intend to defend vigorously the asserted claims.

     On November 17, 2000, a derivative lawsuit was filed by a purported Sagent shareholder in the Superior Court of California for the County of San Mateo. On February 9, 2001, a second derivative lawsuit was filed in the Superior Court of California for the County of Santa Clara. The complaints name certain of our present and former officers and directors as defendants. The complaint in Santa Clara County also named an investment bank retained by us and an employee of that firm as defendants. We have also been named as a nominal defendant. The principle allegation of the complaints is that the defendants breached their fiduciary duties to us. On March 15, 2001, the California Judicial Council ordered the presiding judge of the Superior Court of California for the County of Santa Clara to assign a judge to determine whether these actions should be coordinated in Santa Clara County. The court assigned a judge on March 22, 2001, and a coordination hearing has been scheduled for May 7, 2001. We intend to defend vigorously the asserted claims.

     From time to time, Sagent may be involved in litigation relating to claims arising out of its ordinary course of business. Sagent provides for costs relating to these matters when a loss is probable and the amount is reasonably estimable. Appropriate reserves have been established for such claims. Sagent believes that, including the matters described above, there are no claims or actions pending or threatened against Sagent, the ultimate disposition of which would have a material impact on Sagent's financial position or results of operations.

7. LINE OF CREDIT

     Sagent has a $10,000 line of credit agreement with a bank collateralized by the assets of the Company. The line consists of advances against eligible accounts receivable in an aggregate amount not to exceed the lesser of, the committed revolving line or the borrowing base, less any outstanding letters of credit. Advances against the revolving line bear interest at the bank's prime rate plus 1%, which was 10.5% at December 31, 2000. As of December 31, 2000 there were no advances on the line of credit.

     On December 1, 2000 the Company issued to the bank warrants to purchase 10 shares of the Company's common stock at a price of $2.50 per share. In consideration the bank adjusted certain financial covenants, waived a covenant violation at September 30, 2000 and extended the expiration date of the line to June 2, 2001. The warrants were valued using the Black-Scholes model and expense of $15 was recorded as interest expense in the accompanying statement of operations.

     Under the agreement, Sagent is required to comply with certain covenants, among which are minimum liquidity ratios and tangible net worth ratios. As of December 31, 2000, Sagent was not in compliance with these covenants.

8. CAPITALIZATION

     On April 13, 1999, Sagent issued 5,750 shares of its common stock at an initial public offering (IPO) price of $9.00 per share. The proceeds to Sagent from the offering, net of offering costs were approximately $47,200. In connection with the IPO, common stock warrants were exercised to purchase 110 thousand shares of common stock at prices ranging from $3.18 to $6.48 per share, resulting in additional proceeds to Sagent totaling $700.

Preferred Stock

     Concurrent with the IPO, each outstanding share of Sagent's convertible preferred stock was converted into one share of common stock. Prior to conversion into common stock, holders of preferred stock were entitled to preferential noncumulative dividends, liquidation preferences, conversion on a one to one basis into shares of common stock, and one vote for each common share into which such preferred stock was convertible. Remaining preferred stock warrants for the purchase of 236 shares were converted into warrants for the purchase of 236 shares of common stock.

Warrants

     During 2000, Sagent issued warrants to purchase 10 shares of common stock at $2.50 per share in connection with a bank agreement. See Note 7.

     During 1998, Sagent issued warrants to purchase 22 shares of common stock at $5.40 per share in connection with an international joint venture. The estimated fair value of the warrants of $60 was recorded as general and administrative expense. In addition, Sagent issued warrants to purchase 6 shares of common stock at $6.50 per share, 9 shares of Series C Preferred Stock at $3.18, and 3 shares of Series E Preferred Stock at $5.40 in connection with a line of credit agreement with a financial institution during 1998. The estimated fair value of the warrants of $54 was recorded as debt issuance costs.

     The estimated fair values of warrants were calculated using the Black-Scholes model.

     During 1999, all outstanding warrants issued through 1999 were exercised for the purchase of 236 shares of common stock for an exercise price totaling $786.

Notes Receivable from Stockholders

     Notes receivable from stockholders were issued in exchange for common stock. The notes bear interest at rates ranging from 4.62% to 7.50% and are due at dates from January 28, 2002 to August 30, 2005. The notes are full recourse and collateralized by the underlying common stock issued.

Restricted Stock Purchase Agreement

     Sagent has sold shares of its common stock to founders and employees of Sagent under agreements which provide for repurchase of the shares by Sagent at the stock's original sale price upon termination of employment of such persons. Sagent's right to repurchase shares generally lapses as to 1/48 of the total shares on the date of sale and 1/48 on the first day of each subsequent month. At December 31, 2000 and 1999, 335 and 421 shares of common stock were subject to repurchase at cost, respectively.

9. STOCK OPTIONS

1995 Plan

     Options granted under the 1995 Plan were exercisable immediately, conditioned upon the optionee entering into a restricted stock purchase agreement, and generally vest to the extent of 1/48 per month. Options granted expire 10 years from the date of grant. Upon adoption of the 1998 Plan, all shares of common stock reserved under the 1995 Plan were no longer reserved for issuance.

1998 Plan

     In December 1998, the board of directors approved the 1998 stock option plan which authorized 2,440 shares of common stock as available for issuance to employees, officers, directors and consultants of Sagent.

     Under the terms of the 1998 Plan, incentive options may be granted at prices not lower than fair market value at the date of grant, while nonqualified options may be granted at prices as determined by the administrator at the date of grant. However, if an employee or other person who, at the time of the grant of such stock option, owns stock representing more than 10.0% of the voting power of all classes of stock in Sagent, the exercise price may be no less than 110% of the fair market value per share on the date of grant.

     Options granted under the 1998 stock option plan are generally exercisable one year after the vesting commencement date. Upon exercise of an option, the optionee shall enter into a restricted stock purchase agreement. Options generally vest to the extent of 25% of the shares granted 12 months from the vesting commencement date and the remainder to the extent of 1/48 of the shares granted each month thereafter, such that all options granted will be vested four years from the vesting commencement date. Options generally expire 10 years from the date of grant.

     Options to purchase 290 shares of common stock of Sagent were issued to employees of QMS on December 11, 1999 at the then current fair value of Sagent common stock. These options vest at a rate of 1/48 per month over a four-year period based on the employees original hire date.

     At December 31, 2000, shares reserved for issuance under the 1998 stock option plan totaled 1,771. Exercised options subject to repurchase totaled 15 at December 31, 2000.

Director Plan

     In January 1999, the board of directors adopted the director plan, which allows Sagent to grant up to 150 shares of common stock to non-employee directors. The exercise price of any option granted under the director plan is equal to the fair market value per share of common stock on the date of grant. Each option granted will have a term of ten years and the shares subject to the option will generally become exercisable in four equal annual installments subject to the optionee's completion of each year of board service. During 2000, options to purchase 60 shares of stock have been granted with a value of $375. Of these, 60 shares are exercisable, but none have yet been exercised.

Employee Stock Purchase Plan

     In February 1999, stockholders approved the 1999 Employee Stock Purchase Plan. A total of 450 shares of common stock has been reserved for issuance under the 1999 employee stock purchase plan. The number of shares reserved will be subject to an annual increase every January equal to the lesser of the number of shares optioned during the prior year or lesser amount determined by the board of directors. The 1999 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each six-month offering period.

Non-Plan Stock Options

     During 1996, Sagent granted options to purchase 268 shares to an officer of Sagent exercisable at $0.09 per share and vest equally over a 48 month period. During 1997 and 1996 options to purchase 230 and 36 shares, respectively were exercised. At December 31, 2000, no shares were subject to repurchase.

     The following table summarizes option activity under all Plans for the years ended December 31, 2000, 1999 and 1998:

                                                              WEIGHTED
                                               NUMBER         AVERAGE
                                                 OF           EXERCISE
                                               SHARES          PRICE
                                             ----------      ----------
Outstanding at December 31, 1997 .......          1,755      $     1.33
Granted ................................          1,367            4.85
Canceled ...............................           (122)           2.30
Exercised ..............................           (725)           1.11
                                             ----------      ----------
Outstanding at December 31, 1998 .......          2,275            3.43
Granted ................................          2,793            9.05
Canceled ...............................           (464)           4.61
Exercised ..............................           (978)           3.66
                                             ----------      ----------
Outstanding at December 31, 1999 .......          3,626            7.55
Granted ................................          4,732            5.30
Canceled ...............................         (1,245)           7.84
Exercised ..............................           (757)           3.98
                                             ----------      ----------
Outstanding at December 31, 2000 .......          6,356      $     6.23
                                             ==========      ==========

     The following table summarizes information with respect to stock options outstanding at December 31, 2000:


                           OPTIONS OUTSTANDING
                  --------------------------------------   OPTIONS EXERCISABLE
                                   WEIGHTED-              -----------------------
                    NUMBER          AVERAGE    WEIGHTED-    NUMBER      WEIGHTED-
                      OF           REMAINING   AVERAGE        OF        AVERAGE
   RANGE OF         SHARES        CONTRACTUAL  EXERCISE     SHARES      EXERCISE
EXERCISE PRICES   OUTSTANDING    LIFE (YEARS)   PRICE     EXERCISABLE     PRICE
---------------   -----------    ------------  ---------  -----------   ---------
 $0.09 - 0.09           7            5.40       $ 0.09          7        $ 0.1
  0.25 - 0.25           6            5.80         0.25          6          0.3
  1.19 - 1.19          10           10.00         1.19         --           --
  1.88 - 2.8        2,390            9.60         2.18        141          2.4
   2.9 - 4.3          164            7.20         4.15         63          4.0
   4.6 - 6.88       1,927            8.90         6.51        552          6.5
     7 - 9.13         791            8.50         8.39        269          8.2
 11.06 - 13           875            9.50        11.28        839         11.2
    25 - 25           186            8.90        25.00         47         25.0
                  -----------    ------------  ---------  -----------   ---------
 $0.09 - 25         6,356            9.10       $ 6.23      1,924        $ 8.8
                  ===========    ============  =========  ===========   =========

     The following pro forma net loss and net loss per share information has been prepared in accordance with the provisions of SFAS No. 123:

                                                            YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------
                                                      2000           1999            1998
                                                  -----------     ----------      ----------
Net loss:
  As reported ...............................     $  (23,704)     $  (12,092)     $  (15,056)
  Pro forma .................................        (27,976)        (22,764)        (15,354)
Basic and diluted net loss per share
  As reported ...............................          (0.82)          (0.55)          (2.60)
  Pro forma .................................     $    (0.97)     $    (1.04)     $    (2.65)

Valuation

     The pro forma value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because Sagent options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options.

     Assumptions used in completing the option-pricing model for years ended December 31, included:

                                                                    STOCK OPTION PLANS
                                                       --------------------------------------------
                                                         2000            1999              1998
                                                       ---------      ------------     ------------
Risk-free interest rate..........................        5.9%             5.6%          5.1 -- 5.9%
Expected life....................................       4 years        3.43 years         4 years
Dividends........................................         --               --                --
Volatility.......................................        130%             70%                0%

                                                                          ESPP
                                                       ------------------------------------------
                                                         2000             1999            1998
                                                       ---------      ------------     ----------
Risk-free interest rate ..........................         5.7%            4.6%           n/a
Expected life ....................................       0.5 years      0.5 years         n/a
Dividends ........................................          --              --            n/a
Volatility .......................................         130%             70%           n/a

     The weighted average estimated fair value of employee stock options granted during fiscal years 2000, 1999, and 1998 with exercise prices equivalent to the market price of the Company's common stock at the date of grant were $4.18, $11.79, and $4.94 per share, respectively. During 2000 the Company granted stock options with an exercise price below the market value of the Company's common stock on the date of grant. The weighted average estimated fair value of those options granted below market value was $11.62. The weighted average estimated fair value of employee stock purchase rights granted under the ESPP during 2000 and 1999 were $4.60 and $4.29.

10. INCOME TAXES

     Sagent's provision for income taxes differs from the amount derived by applying the U.S. Federal statutory tax rate as follows:

                                                 YEAR ENDED DECEMBER 31,
                                             ---------------------------------
                                              2000          1999          1998
                                             -------      -------      -------
Tax benefit at statutory rate ..........     $(7,886)     $(3,762)     $(5,196)
State taxes, net of federal benefit ....           5         (271)        (822)
Permanent differences ..................          10        2,436           24
Nonrecognition of tax benefits .........       7,876        1,743        6,283
Foreign taxes ..........................         505          256           --
Tax credits ............................          --         (137)        (420)
Other ..................................          --           (2)         (51)
                                             -------      -------      -------
                                             $   510      $   263      $  (182)
                                             =======      =======      =======

     The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set forth below.

                                                         2000          1999
                                                       --------      --------
Deferred tax assets:
  Net operating loss and credit carryforwards ....     $ 16,167      $ 10,373
  Research and development credits ...............        1,425         1,425
Depreciation and amortization ....................           --         1,204
Deferred revenue .................................        3,264         1,186
Other reserves and accruals ......................        4,003            --
Other ............................................            2           578
                                                       --------      --------
Gross deferred tax assets ........................       24,861        14,766
Valuation allowance ..............................      (24,736)      (14,766)
                                                       --------      --------
Total deferred tax assets ........................          125            --
Deferred tax liabilities:
Fixed assets .....................................         (125)           --
                                                       --------      --------
Total deferred tax liabilities ...................         (125)           --
Net deferred tax assets: .........................           --            --
                                                       ========      ========

     At December 31, 2000, management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The valuation allowance for deferred tax assets on December 31, 2000, 1999 and 1998 was $24,736, $14,766 and $13,043, respectively. The net change in the total valuation allowance for the years ended December 31, 2000, 1999, and 1998 was an increase of $9,970, $1,723 and 6,297, respectively.

     As of December 31, 2000 and 1999, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $41,422 and $23,566, respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire beginning in 2018 through 2020. State net operating loss carryforwards expire beginning in 2003.

     As of December 31, 2000, the Company also has research credit carryforwards for federal and state purposes of approximately $870 and $555, respectively, available to reduce future income taxes. The federal research credit carryforwards expire beginning 2018 through 2020. The research credit carryforwards for state purposes carry forward indefinitely until utilized.

     For federal and state tax purposes, a portion of Sagent's net operating loss carryforwards may be subject to certain limitation on annual utilization due to changes in ownership, as defined by federal and state tax law.

11. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                ------------------------------------
                                                                                 2000           1999          1998
                                                                                --------      --------      --------
Net loss ..................................................................     $(23,704)     $(12,092)     $(15,056)
Weighted average common shares outstanding ................................       29,020        22,221         6,026
Adjustment to reflect shares subject to repurchase ........................         (247)         (353)         (229)
                                                                                --------      --------      --------
Shares used in computing net loss per share, basic and diluted ............       28,773        21,868         5,797
                                                                                ========      ========      ========
Net loss per share, basic and diluted .....................................     $  (0.82)     $  (0.55)     $  (2.60)
                                                                                ========      ========      ========
Antidilutive securities including options, warrants and preferred
  stock not included in historical net loss per share calculations ........        3,411         2,403        17,055
                                                                                ========      ========      ========

12. SEGMENT REPORTING

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires disclosures of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The method for determining what information to report under SFAS No. 131 is based upon the "management approach," or the way the management organizes the operating segments within a company, for which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources and in assessing performance. The Company's CODM is the Chief Executive Officer.

     The Company provides software and services to address organization's information access, analysis and delivery needs. Sagent sells its products domestically and internationally. For the purpose of making operating decisions, the CODM primarily considers financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic area. There are no differences between the accounting policies used to measure profit or loss for the Company segment and those used on a consolidated basis. Revenue is defined as revenues from external customers.

     The disaggregated financial information reviewed by the CODM is revenues by geographic area. Such information for the years ended December 31, were as follows:

                                                           2000       1999      1998
                                                          ------     ------    -----
United States and Canada..............................     87%        88%       94%
International.........................................     13%        12%        6%

     No one country outside of the United States comprised more than 10% of total revenues for fiscal 2000, 1999 and 1998. None of Sagent's international operations have material long-lived assets.

13. EMPLOYEE BENEFIT PLANS

401(k) Plan

     Sagent maintains a 401(k) Plan for its employees. The 401(k) Plan allows eligible employees to defer up to 15%, but no greater than the stated limitation in any plan year, of their pretax compensation in certain investments at the discretion of the employee.

     Employer contributions under the Plans totaled $51 in 1998. No contributions were made to the plans during 2000 and 1999.

14. RELATED PARTY TRANSACTIONS

     During 2000, Sagent recognized revenues of $780 from licenses and services sold to a company for which Sagent's Chairman serves as a member of their Board of Directors.

15. SUBSEQUENT EVENTS

     In January 2001, the Company agreed to issue 950,000 shares of its common stock to eGlobal for an additional 33% interest in an entity jointly owned by Sagent and eGlobal.

     In February 2001, the Company issued 5,750 shares of its Common Stock for $2.90 per share in a private placement transaction. The net proceeds to the Company from the offering, after deducting the expenses of the offering, were approximately $16,100. In connection with the private sale, the Company also issued warrants to purchase 210,093 shares of its common stock at an exercise price of $2.90 per share.

                             SAGENT TECHNOLOGY, INC.

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 SEPTEMBER 30,   DECEMBER 31,
                                                                                     2001            2000
                                                                                 -------------   ------------
Assets
Current assets:
    Cash and cash equivalents                                                      $  19,117      $   6,372
    Accounts receivable, net of allowance for doubtful accounts of $1,760
       in 2001 and $4,968 in 2000                                                     12,481         14,667
    Other current assets                                                               4,485          6,261
                                                                                   ---------      ---------
             Total current assets                                                     36,083         27,300
Property and equipment, net                                                            6,832          5,718
Goodwill, net                                                                          6,989          7,323
Notes receivable from officers                                                         2,973          3,151
Other assets                                                                           1,779          2,595
                                                                                   ---------      ---------
             Total assets                                                          $  54,656      $  46,087
                                                                                   =========      =========
Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                                                               $   3,221      $   3,296
    Accrued liabilities                                                                6,343          5,842
    Deferred revenue                                                                   7,860          8,352
    Current portion of capital lease obligations                                       2,390          1,037
                                                                                   ---------      ---------
             Total current liabilities                                                19,814         18,527
Deferred rent                                                                            157            245
Long-term portion of capital lease obligations                                         1,922            650
                                                                                   ---------      ---------
             Total liabilities                                                        21,893         19,422
                                                                                   ---------      ---------
Stockholders' equity:
    Common stock, par value $.001 per share; authorized: 70,000 shares in
       September 30, 2001 and December 31, 2000; Issued and outstanding 46,006
       and 29,829 at September 30, 2001 and December 31,2000, respectively                46             30
    Additional paid-in capital                                                       133,450         97,354
    Deferred stock compensation                                                       (1,239)        (1,566)
    Notes receivable from stockholders                                                (2,521)        (2,423)
    Accumulated other comprehensive income                                               195            211
    Accumulated deficit                                                              (97,168)       (66,941)
                                                                                   ---------      ---------
             Total stockholders' equity                                               32,763         26,665
                                                                                   ---------      ---------
             Total liabilities and stockholders' equity                            $  54,656      $  46,087
                                                                                   =========      =========

See accompanying notes to unaudited condensed consolidated financial statements.

                             SAGENT TECHNOLOGY, INC.

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 THREE MONTHS ENDED          NINE MONTHS ENDED
                                                    SEPTEMBER 30,               SEPTEMBER 30,
                                               ----------------------      ----------------------
                                                 2001          2000          2001          2000
                                               --------      --------      --------      --------
Revenue:
    License                                    $  5,860      $  7,823      $ 17,329      $ 27,513
    Service                                       5,588         5,996        16,944        18,346
                                               --------      --------      --------      --------
       Total net revenue                         11,448        13,819        34,273        45,859
                                               --------      --------      --------      --------
Cost of revenue:
    License                                       1,594           573         3,345         1,716
    Service                                       2,527         2,990         8,517         7,465
                                               --------      --------      --------      --------
       Total cost of revenue                      4,121         3,563        11,862         9,181
                                               --------      --------      --------      --------
Gross profit                                      7,327        10,256        22,411        36,678
                                               --------      --------      --------      --------
Operating expenses:
    Sales and marketing                          10,090         9,768        28,373        27,741
    Research and development                      3,273         4,525        10,679        12,818
    General and administrative                    4,670         4,047        11,493         8,140
    Merger and integration charge (credit)           --           368            --        (2,318)
    Asset impairment                              1,636            --         1,636            --
                                               --------      --------      --------      --------
       Total operating expenses                  19,669        18,708        52,181        46,381
                                               --------      --------      --------      --------
Loss from operations                            (12,342)       (8,452)      (29,770)       (9,703)
Other income (expenses), net                       (166)          270          (148)        1,052
                                               --------      --------      --------      --------
Net loss before income taxes                    (12,508)       (8,182)      (29,918)       (8,651)
Provision for income taxes                          252           199           309           216
                                               --------      --------      --------      --------
Net loss                                       $(12,760)     $ (8,381)      (30,227)       (8,867)
                                               ========      ========      ========      ========
Basic and diluted net loss per share           $  (0.31)     $  (0.29)     $  (0.82)     $  (0.31)
                                               ========      ========      ========      ========
Shares used in computing basic and diluted
    net loss per share                           41,146        28,490        37,035        28,358

See accompanying notes to unaudited condensed consolidated financial statements.

                             SAGENT TECHNOLOGY, INC.

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                  ----------------------
                                                                                    2001          2000
                                                                                  --------      --------
Cash flows from operations:
Net loss                                                                          $(30,227)     $ (8,867)
  Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                     4,796         3,927
   Asset impairment                                                                  1,636            --
   Bad debt expense                                                                  2,289         2,064
   Stock-based employee compensation                                                   649            60
   Accrued interest on notes receivable from officers                                 (164)           --
   Officer notes forgiven                                                              243            --
   Share of losses in equity investment                                                 --            50
   Change in operating assets and liabilities:
      Accounts receivable                                                              748        (3,552)
      Other current assets                                                             845        (5,676)
      Other assets                                                                     421        (2,994)
      Accounts payable                                                                (231)        1,605
      Accrued liabilities                                                             (248)       (2,173)
      Deferred revenue                                                                (834)          254
      Deferred rent                                                                    (88)           --
      Accrued merger costs                                                              --        (4,109)
                                                                                  --------      --------
Net cash used in operating activities                                              (20,165)      (19,411)
                                                                                  --------      --------
Cash flows from investing activities:
  Sale of marketable securities                                                         --        58,061
  Purchase of marketable securities                                                     --       (39,667)
  Acquisition of Sagent do Brazil and others                                            --        (1,166)
  Cash acquired in purchase of Sagent Asia/Pacific Pte. Ltd                          2,298            --
  Other business acquisitions, net of cash acquired                                    (88)         (900)
  Purchases of property and equipment                                                 (505)       (5,250)
  Proceeds from sale of acquired technology                                             50            --
  Proceeds from disposal of property and equipment                                      --         1,210
                                                                                  --------      --------
Net cash provided by investing activities                                            1,755        12,288
                                                                                  --------      --------
Cash flows from financing activities:
  Payments of principal under capital lease obligations                             (1,145)         (346)
  Proceeds from issuance of common stock                                            32,281         1,781
  Proceeds from exercise of stock options                                               35         1,118
                                                                                  --------      --------
Net cash provided by financing activities                                           31,171         2,553
                                                                                  --------      --------
Effect of exchange rate changes on cash                                                (16)          149
                                                                                  --------      --------
Net increase (decrease) in cash and cash equivalents                                12,745        (4,421)
Cash and cash equivalents, beginning of the period                                   6,372        15,910
                                                                                  --------      --------
Cash and cash equivalents, end of the period                                      $ 19,117      $ 11,489
                                                                                  ========      ========
Supplemental disclosure of cash flow information:
  Cash payments for interest                                                      $    470      $    108
  Cash payments for taxes                                                         $    133      $    203
Supplemental disclosure of non-cash investing and financing activity:
  Issuance of common stock to Sagent do Brazil                                    $     --      $    500
  Equipment acquired under capital leases                                         $  3,770      $  1,277
  Warrants issued in connection with private placement                            $  1,355            --
  Issuance of common stock to acquire additional interest in Sagent Asia/Pte Ltd. $  3,475            --

See accompanying notes to unaudited condensed consolidated financial statements.

                             SAGENT TECHNOLOGY, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT WHERE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business. Sagent Technology, Inc., (Sagent), develops, markets and supports software designed to address organizations' information access, analysis and delivery needs.

     Basis of Presentation. The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. Certain prior year amounts have been reclassified to conform to the current year presentation. In the opinion of management, the financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the Company's financial position at September 30, 2001 and December 31, 2000, the operating results for the three and nine months ended September 30, 2001 and 2000 and cash flows for the nine months ended September 30, 2001 and 2000. These financial statements and notes should be read in conjunction with Sagent's audited financial statements and notes thereto for the year ended December 31, 2000, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 6, 2001. The results of operations for the three and nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

     In November 2001, the Company discovered that certain sales orders were invalid. The Company undertook an investigation which determined that the invalid sales orders were limited to software licenses to certain government agencies submitted by one employee in the Fairfax, Va. office. As a result, the condensed consolidated financial statements included in the Quarterly Reports on Form 10-Q filed on May 15, 2001 and August 14, 2001 were restated to remove the effect of the invalid sales orders. The results of operations set forth in this report for the nine months ended September 30, 2001, reflect such restated financial information.

     Principles of Consolidation. The unaudited condensed consolidated financial statements include the accounts of Sagent Technology, Inc. and its majority owned subsidiary Asia/Pacific Pte Ltd., and its wholly-owned subsidiaries, Qualitative Marketing Software, Inc. (QMS), Sagent U.K., Ltd., Sagent Technology GmbH, Sagent France, S.A., Sagent Technology Japan KK, Sagent Benelux, Sagent Australia Pty Ltd, Sagent do Brazil, and Sagent de Mexico. All significant intercompany accounts and transactions have been eliminated.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Foreign Currency Translation. The local currency is the functional currency of the majority of Sagent's subsidiaries. Assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and income and expense items are translated at average rates for the period. Gains or losses from foreign currency translation adjustments are included in "Accumulated other comprehensive income".

     Cash and Cash Equivalents. Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less at the time of purchase. Sagent's cash equivalents at September 30, 2001 and December 31, 2000 consisted of deposits in domestic and foreign banks and money market funds.

     Impairment of Long-Lived Assets. Sagent reviews long-lived assets, including goodwill, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of other assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its net realizable value. During the nine months ended September 30, 2001, there was $412 impairment of goodwill and long-lived assets.

     Business Risk and Concentration of Credit Risk. Financial instruments which potentially subject Sagent to concentrations of credit risk consist primarily of trade accounts receivable. Sagent maintains allowances for potential credit losses on trade accounts receivable and such losses to date have been within management's expectations. There were no customers with balances due to Sagent in excess of 10% of aggregate accounts receivable at September 30, 2001 or September 30, 2000.

     Revenue Recognition. Revenue consists principally of fees for licenses of Sagent's software products, maintenance, consulting, and training. Sagent recognizes revenue using the residual method in accordance with Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." Under the residual method, revenue is recognized in a multiple element arrangement in which Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. Sagent's specific objective evidence of fair value of maintenance and other services is based on Sagent's customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, Sagent defers revenue for the fair value of its undelivered elements (e.g., maintenance, consulting, and training) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each undelivered element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

     When Sagent carries the risks and rewards of ownership, collection, delivery and return on its dealings with its distributors and agents, at the outset of the transaction Sagent recognizes revenue on a gross basis based on the guidelines of SAB 101 and EITF 99-19. Sagent reviews each transaction on an individual basis to determine whether it meets the appropriate criteria. The distributors' fees, on these transactions, are reflected in the Sales and Marketing Expenses.

     Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectibility is probable, and the arrangement does not require services that are essential to the functionality of the software. If at the outset of the customer arrangement, the Company determines that the arrangement fee is not fixed or determinable, revenue is recognized when the arrangement fee becomes due and payable. If at the outset of the customer arrangement, Sagent determines that collectibility is not probable; revenue is recognized as the arrangement fee is collected.

     Sagent's specific policies for recognition of license revenues and services revenues are as follows:

     License revenue. Sagent recognizes revenue from sales of software licenses to end users upon: determination that persuasive evidence of an arrangement exists; delivery of the software to a customer; determination that collection of a fixed or determinable license fee is probable; and determination that no undelivered services are essential to the functionality of the licensed software. If consulting services are essential to the functionality of the licensed software, then both the license revenue and the consulting service revenue are recognized as the services are performed. The Company's arrangements generally do not include services that are essential to the functionality of the software.

     Revenue for transactions with enterprise application vendors, OEMs, and distributors is generally recognized when the licenses are resold or utilized by the reseller and all related obligations of the Company have been satisfied. However, if the contract stipulates a non-refundable royalty payment to be paid in advance of any resales, revenue is recognized upon execution of the contract.

     Service revenue. Maintenance contracts generally call for the Company to provide technical support and software updates and upgrades to customers. Maintenance revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis when all revenue recognition requirements are met. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed and it is determined that the Company has fulfilled its obligations resulting from the services contract.

     Deferred revenue. Deferred revenue represents amounts received from customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed.

     Software Development Costs Software development costs are included in product development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The period between achieving technological feasibility, which Sagent has defined as the establishment of a working model, typically occurring when the beta testing commences, and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant.

     Net Income (Loss) Per Share. Basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Options, warrants and convertible preferred stock are not included in the computation of diluted net income (loss) per share for those periods in which Sagent incurred a loss because the effect would be antidilutive.

NOTE 2. COMPREHENSIVE LOSS

     Other comprehensive loss consists of foreign currency translation adjustments. There was no significant tax effect on the components of other comprehensive loss for the three and nine months ended September 30, 2001 and 2000, respectively.

                                                         THREE MONTHS ENDED          NINE MONTHS ENDED
                                                            SEPTEMBER 30,              SEPTEMBER 30,
                                                       ----------------------      ----------------------
                                                         2001          2000          2001          2000
                                                       --------      --------      --------      --------
Net loss                                               $(12,760)     $ (8,381)     $(30,227)     $ (8,867)
   Other comprehensive income (loss)
       Foreign currency translation adjustment               48             2           (16)          149
                                                       --------      --------      --------      --------
   Comprehensive loss                                  $(12,712)     $ (8,379)     $(30,243)     $ (8,718)
                                                       ========      ========      ========      ========

NOTE 3. ASSET IMPAIRMENTS

     During the three months ended September 30, 2001, the Company recorded an asset impairment charge of $1,636 that consisted of $361 reduction in the carrying value of goodwill, $1,187 impairment of prepaid data center services, and $88 of other losses related to the closing of a remote facility.

NOTE 4. GOODWILL

Goodwill is comprised of the following:

                                          USEFUL    SEPTEMBER 30,    DECEMBER 31,
                                           LIFE        2001             2000
                                         ---------  -------------    ------------
Goodwill, net:
    Sagent UK                                5        $1,926           $2,496
    Sagent France S.A                        5           700              863
    Sagent GmbH                              5         1,935            2,378
    Sagent do Brazil                         5           801              971
    Smarter Software, Inc.                   2            88              615
    Sagent Asia/Pacific Pte. Ltd             5         1,369               --
    Sagent Benelux                           5           170               --
                                                      ------           ------
                                                      $6,989           $7,323
                                                      ======           ======

     In August 2001, Sagent sold the Smarter Software customer list for $50 cash and future royalty of $88 recoverable within eighteen months following the date of the contract. As a result of this transaction, the Smarter Software goodwill was considered to be partially impaired and Sagent incurred an asset impairment charge of $361 during the three months ended September 30, 2001.

NOTE 5. OTHER ASSETS

Other assets is comprised of the following:

                                                  SEPTEMBER 30,  DECEMBER 31,
                                                      2001          2000
                                                  ------------   ------------
Other assets:
    Investment in Sagent Asia/Pacific Pte. Ltd           $--        $  830
    Investment in NetAcumen                              759           759
    Deposits                                             790           942
    Other                                                230            64
                                                      ------        ------
                                                      $1,779        $2,595
                                                      ======        ======

     The investment in NetAcumen is accounted for under the cost method. Investment in Sagent Asia/Pacific Pte. Ltd., a joint venture between Sagent and eGlobal, was accounted for under the equity method as of December 31, 2000. Sagent's ownership interest in NetAcumen, Inc. was 8.7% as of September 30, 2001 and December 31, 2000. Sagent's ownership interest in Sagent Asia/Pacific Pte. Ltd. become 53% (see Note 6), and 19.99% as of September 30, 2001 and December 31, 2000 respectively. There were no sales to NetAcumen for the nine months ended September 30, 2001 and 2000.

NOTE 6. INVESTMENT IN SUBSIDIARIES

     On January 19, 2001, Sagent acquired an additional 33% interest in Sagent Asia/Pacific Pte. Ltd from eGlobal, a privately held company that specializes in distribution of technology services in Singapore. In consideration for 950 shares of Sagent's common stock, valued at $3.5 million, Sagent received an additional 2,113 common shares of Sagent Asia/Pacific Pte. Ltd. This brings the total interest of Sagent in Sagent Asia/Pacific Pte. Ltd to 53%. The acquisition was recorded under the purchase method of accounting. In connection with the acquisition, Sagent recorded goodwill of $1,516, which is being amortized on a straight-line basis over a period of five years and acquired net assets of approximately $2,790 consisting primarily of cash and accounts receivable. The results of operations for Sagent Asia/Pacific Pte. Ltd. have been included in our consolidated results from the date of the acquisition. No minority interest in the losses of Sagent Asia/Pacific has been recognized because the minority interest holders are not required to make additional capital contributions.

     On April 9, 2001, Sagent acquired 100% interest in Sagent Benelux for cash of $100 and the assignment of a portion of Sagent's outstanding accounts receivable valued at $200 to the Selling Shareholders. The acquisition was recorded under the purchase method of accounting. In connection with the acquisition, Sagent recorded goodwill of $197, which is being amortized on a straight-line basis over a period of five years. The results of operations of Sagent Benelux have been included in our consolidated results from the date of the acquisition.

NOTE 7. PRIVATE PLACEMENT

     In February 2001, Sagent completed a private placement of approximately 5,750 shares of its common stock and received proceeds of $16,047, net of $628 in offering costs. In connection with the private placement, Sagent also issued to certain placement agents warrants to purchase 210 shares of Sagent's common stock with an estimated fair value of $469, which has been included in additional paid-in capital. This estimated fair value was calculated using the Black-Scholes option pricing model with the following factors and assumptions : expected volatility of 130%, contractual life of 5 years, stock price of $2.78 on the date of grant, exercise price of $2.90, and risk free interest rate of 5% per annum.

     In August 2001, Sagent completed a private placement of approximately 9,115 shares of its common stock and received proceeds of $15,842, net of $981 in offering costs. In connection with the private placement, Sagent also issued to certain placement agents warrants to purchase 456 shares of Sagent's common stock with an estimated fair value of $886, which has been included in additional paid-in capital. This estimated fair value was calculated using the Black-Scholes option pricing model with the following factors and assumptions : expected volatility of 135.8%, contractual life of 4 years, stock price of $2.27 on the date of grant, exercise price of $1.84, and risk free interest rate of 4.13% per annum.

NOTE 8. LITIGATION

     From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court on behalf of the individual investors who purchased Sagent common stock between October 21, 1999 and April 18, 2000. The claims allege that we misrepresented our prospects for 1999 and the first quarter of 2000. Thereafter, the court consolidated the complaints and selected a lead plaintiff and counsel. A consolidated amended complaint was filed in April 2001.

     The defendants filed a motion to dismiss the consolidated amended complaint. On September 28, 2001, the court granted the defendants' motion, and gave the plaintiffs leave to amend the complaint.

     On November 17, 2000, a derivative lawsuit was filed by a purported Sagent shareholder in the Superior Court of California for the County of San Mateo (the "Fanucci complaint"). On February 9, 2001, a second derivative lawsuit was filed in the Superior Court of California for the County of Santa Clara (the "Hu Complaint"). The complaints name certain of our present and former officers and directors as defendants. The Hu complaint also names an investment bank retained by us and an employee of that firm as defendants. We have also been named as a nominal defendant. The principal allegation of the complaints is that the defendants breached their fiduciary duties to us. In July 2001, the two cases were coordinated for pretrial purposes in the Superior Court of California for the County of Santa Clara.

     Sagent filed a motion to dismiss the Fanucci complaint, on the ground that, among other things, the plaintiff had failed to make a pre-suit demand on the board of directors as required by Delaware law. The officer and director defendants joined in that motion, and also moved to dismiss on the grounds that the complaint fails to allege the asserted causes of action against the individual defendants. Similar motions were filed concerning the Hu complaint.

     In November and December 2001, several class action lawsuits were filed in the United States District Court for the Northern District of California on behalf of investors who purchased Sagent common stock between May 11, 2001 and November 28, 2001. The complaints allege that Sagent and certain of its officers and directors violated the Securities

     Exchange Act of 1934. The complaints allege that during the class period, the defendants caused Sagent's shares to trade at artificially inflated levels through the issuance of false and misleading financial statements.

NOTE 9. LOANS TO OFFICERS

     At September 30, 2001 and December 30, 2000, loans to officers represent five-year promissory notes to key executives. These promissory notes are full recourse. For the nine months ended September 30, 2001, Sagent has forgiven a total $243 from the balance due from two of the officers. Such amounts have been recorded in general and administrative expense. $749 of the outstanding loans will be forgiven during the remaining life of the note, contingent upon the continued employment of the officer.

NOTE 10. COMMITMENTS

     Sagent leases various facilities under noncancelable operating leases and has acquired certain computer and other equipment under capital lease obligations which are collateralized by the related assets. Future minimum lease payments under these commitments at September 30, 2001 are as follows:

                                                 OPERATING LEASES    CAPITAL LEASES
                                                 ----------------    --------------
Remaining 2001                                       $   763            $ 1,170
2002                                                   2,733              2,832
2003                                                   1,926              1,093
2004                                                     505                 23
Thereafter                                               104                 13
                                                     -------            -------
Total minimum lease payments                         $ 6,031            $ 5,131
                                                     =======
Less: amount representing interest                                         (819)
                                                                        -------
Present value of minimum lease payments                                 $ 4,312
Current portion                                                           2,390
                                                                        -------
Long-term portion                                                       $ 1,922
                                                                        =======

NOTE 11. SUBSEQUENT EVENTS

     In November 2001, Sagent entered into a $5 million line of credit agreement with a financial institution collateralized by the assets of Sagent. The line consists of advances against eligible accounts receivable in an aggregate amount not to exceed the lesser of, the committed revolving line of the borrowing base, less any outstanding letters of credit, foreign exchange contracts, or any other extension of credit by the financial institution. Advances against the revolving line bear interest at a rate equal to 1% above the Prime Rate. The line of credit expires on October 5, 2002.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the approximate costs and expenses, payable by the Registrant in connection with the sale of common stock being registered.

SEC Registration Fee ...................     $ 4,047
Legal Fees and Expenses ................      20,000
Accounting Fees and Expenses ...........      20,000
Miscellaneous ..........................       5,953
                                             -------
  Total ................................     $50,000
                                             =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Delaware Law") permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware Law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1998, the Registrant has issued and sold the following securities:

     - In January 1998, the Registrant sold in the aggregate 45,785 shares of unregistered Series D preferred stock at a price per share of $3.18 to an officer of the Registrant for aggregate cash consideration of $145,596. These shares were sold pursuant to a Series D preferred stock purchase agreement between the Registrant and the officer. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

     - In February and March 1998, the Registrant sold in the aggregate 1,895,370 shares of unregistered Series E preferred stock at a price per share of $5.40 to certain investors for aggregate cash consideration of $10,234,998. The Registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, thereunder in connection with the sale of these shares. The sale of Series E preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation D), and each investor who was not an accredited investor represented to the Registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

     - On May 21, 1998, the Registrant sold in the aggregate 28,000 shares of unregistered common stock at a price per share of $4.32 to a distributor of the Registrant's products for aggregate cash consideration of $120,960. These shares were sold pursuant to a stock purchase agreement between the Registrant and the distributor. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

     - On September 14, 1998, the Registrant sold in the aggregate 10,000 shares of unregistered common stock at a price per share of $5.50 to a consultant for aggregate cash consideration of $55,000. These shares were sold pursuant to a stock purchase agreement between the Registrant and the consultant. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

     - On February 28, 1999, the Registrant sold 10,000 shares of unregistered common stock at a price per share of $9.00 to a director nominee for aggregate consideration of $120,960. These shares were sold pursuant to a stock purchase agreement between the Registrant and the director nominee. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

     - On January 1, 1996 through March 15, 1999, the Registrant sold in the aggregate of 1,739,208 shares of unregistered common stock to 56 directors, officers, employees, former employees and consultants at prices ranging from $0.045 to $5.50 per share for aggregate consideration of $1,939,266. Such shares were sold pursuant to the exercise of options granted by the board. As to each director, officer, employee, former employee and consultant of the Registrant who was issued such securities, the Registrant relied upon Rule 701 of the Securities Act of 1933. Each such person purchased securities of the Registrant pursuant to a written contract between such person and the Registrant. In addition, the Registrant met the conditions imposed under Rule 701(b)

     - In December 2000, the Registrant issued 600,000 shares of its unregistered common stock, valued at approximately $1.4 million, to Timeline, Inc. in settlement of litigation with Timeline. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of the shares. Timeline represented that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

     - In January 2001, the Registrant issued 950,000 shares of unregistered common stock to eGlobal Technology Services Holdings Limited, valued at approximately $3.5 million, in consideration for an additional 33% interest in an entity jointly owned by the Registrant and eGlobal called Sagent (Asia Pacific) Pte. Ltd. The Registrant relied upon
         Section 4(2) of the Securities Act of 1933 in connection with the issuance of the shares. The investor represented that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

     - In February 2001, the Registrant sold an aggregate of 5,749,803 shares of its unregistered common stock at a price per share of $2.90 to certain investors for an aggregate cash consideration of approximately $16.1 million, net of $0.6 million in offering costs. In connection with such sale, the Registrant also issued to certain placement agents in consideration of services rendered warrants to purchase 210,093 shares of its unregistered common stock at an exercise price of $2.90 per share. The Registrant relied upon Regulation D, Rule 506, of the Securities Act of 1933 in connection with the sale of the shares and the issuance of the warrants. The sale of shares of common stock and the issuance of the warrants were made in compliance with all the terms of Rule 501 and 502 of Regulation D.

     - In July and August 2001, the Registrant sold an aggregate of 9,115,379 shares of its unregistered common stock at weighted average price per share of $1.844 to certain investors for an aggregate cash consideration of approximately $16.8 million. In connection with such sale, the Registrant also issued to certain placement agents in consideration of services rendered warrants to purchase 455,769 shares of its unregistered common stock at an exercise price of $1.844 per share. The Registrant relied upon Regulation D, Rule 506, of the Securities Act of 1933 in connection with the sale of the shares and the issuance of the warrants. The sale of shares of common stock and the issuance of the warrants were made in compliance with all the terms of Rule 501 and 502 of Regulation D.

     Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS

 NUMBER                                        TITLE
 ------                                        -----
 3.1(1)    Certificate of Incorporation of Registrant.

 3.2(1)    Amended and Restated Certificate of Incorporation of Registrant.

 3.3(1)    Bylaws of Registrant.

 4.1(1)    Form of Registrant's Common Stock Certificate.

 4.2(1)    Sixth Amended and Restated Registration Rights Agreement, dated as of
           February 24, 1998, between the Registrant and the parties named therein.

 4.3(1)    Common Stock Registration Rights Agreement, dated as of September 14,
           1998, between the Registrant and Robert Hawk.

 4.4(1)    Common Stock Rights Agreement dated February 15, 2001 between the
           Registrant and the parties named therein.

 4.5(1)    Registration Rights Agreement dated January 19, 2001 between the
           Registrant and eGlobal Technology Holding Limited.

 4.6(4)    Common Stock Rights Agreement dated July 23, 2001 between the
           Registrant and the parties named therein.

 5.1(5)    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.

10.1(1) Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.

10.2(1)    Amended and Restated 1995 Stock Plan and related agreements.

10.3(1)    1998 Stock Plan and related agreements.

10.4(1)    1999 Employee Stock Purchase Plan and related agreements.

10.5(1)    1999 Director Option Plan and related agreements.

10.6(1)    Master Equipment Lease Agreement, dated August 7, 1995, between the
           Registrant and Lighthouse Capital Partners, L.P.

10.7(1)    Master Lease Agreement, dated as of September 26, 1998, between the
           Registrant and Dell Financial Services L.P.

10.8(1)    Loan and Security Agreement, dated as of July 16, 1997, between the
           Registrant and Venture Banking Group, a division of Cupertino
           National Bank, and amendments thereto.

10.9(1)    Standard Office Lease, dated June 1, 1998, by and between the
           Registrant and Asset Growth Partners, Ltd., and the First Amendment thereto.

10.10(1)+  Development and Licensing Agreement, dated January 22, 1997, between the Registrant and Abacus Concepts, Inc.

10.11(1)+  Microsoft License and Distribution Agreement, dated August 23, 1996, between the Registrant and Microsoft Corporation.

10.12(1)+  Sagent KK Non-Exclusive Japanese Distribution Agreement, dated as of
           December 17, 1997, between Sagent KK Japan and Kawasaki Steel Systems
           R&D Corporation.

10.13(1)   Form of Sagent Technology, Inc. End User Software License Agreement.

10.14(1)+  OEM Software License Agreement, effective March 31, 1998, between the
           Registrant and Siebel Systems, Inc.

10.15(1)   Form of Sagent Technology, Inc. Software Maintenance and Technical
           Support Agreement.

10.16(1)   Form of Sagent Technology, Inc. Agreement for Consulting Services.

10.17(1)   Form of Sagent Technology, Inc. Agreement for Subcontractor
           Consulting Services.

10.18(1)   Form of Evaluation Agreement.

10.19(1)   Note, dated February 1, 1998, of W. Virginia Walker.

10.20(1)   Note, dated February 1, 1998, of W. Virginia Walker.

10.21(1)+  Solution Provider Agreement, effective June 27, 1997, between the
           Registrant and Unisys Corporation.

10.22(1)   Executive Change of Control Policy.

10.23(1)+  Software License and Services Agreement, dated March 31, 1998, between the Registrant and Siebel Systems, Inc.

10.24(1)   Common Stock Purchase Agreement, dated February 28, 1999, between the
           Registrant and Klaus S. Luft.

10.25(1)   Notes, dated February 5, 1999, between the Registrant and Tom
           Lounibos.

10.26(1)   Note, dated March 15, 1999, of Kenneth C. Holcomb.

10.27(1)   Nonexclusive International Software Value Added Reseller ("VAR")
           Agreement, dated December 8, 1997, between the Registrant and Opalis
           S.A.

10.28(2)   Employment Agreement dated August 4, 2000 between the Registrant and
           Ben C. Barnes.

10.29(2)   Offer letter dated May 9, 2000 between the Registrant and David
           Eliff.

10.30(2)   Note dated October 4, 2000 between the Registrant and Paul Wray.

10.31(2)   Common Stock Purchase Agreement dated February 15, 2001 between the
           Registrant and the parties named therein.

10.32(3)   Service Agreement, dated January 1, 2001, between the Registrant and
           Arthur Parker.

10.33(4) Stock Purchase Agreement dated July 23, 2001 between the Registrant and the parties named therein.

23.1       Consent of KPMG LLP, Independent Accountants.

23.2       Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3       Consent of Wilson Sonsini Goodrich & Rosati, Profession Corporation
           (included in Exhibit 5.1).

24.1       Power of Attorney (included on Page II-6).

----------

(1) Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form S-1 (No. 333-71369), declared effective by the Securities and Exchange Commission (SEC) on April 14, 1999.

(2) Incorporated by reference to the exhibits to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

(3) Incorporated by reference to the exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

(4) Incorporation by reference to the exhibits to the Registrant's Current Report on Form 8-K filed with the SEC on August 7, 2001.

(5)   Filed with original registration statement.

+ Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on January 30, 2001.

                                          SAGENT TECHNOLOGY, INC.

                                          By: /s/ Ben C. Barnes
                                             -----------------------------------
                                              Ben C. Barnes
                                              President and Chief Executive
                                              Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Sagent Technology, Inc. hereby constitute Ben C. Barnes and Steven R. Springsteel our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sagent Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                    TITLE                                    DATE
           ---------                                    -----                                    ----
      /s/ Ben C. Barnes            President, Chief Executive Officer and Director         January 30, 2002
-------------------------------             (Principal Executive Officer)
        Ben C. Barnes

  /s/ Steven R. Springsteel           Vice President and Chief Financial Officer           January 30, 2002
-------------------------------      (Principal Financial and Accounting Officer)
    Steven R. Springsteel

     /s/ Andre Boisvert                         Chairman and Director                      January 30, 2002
-------------------------------
        Andre Boisvert

        /s/ Ali Jenab                                  Director                            January 30, 2002
-------------------------------
          Ali Jenab

   /s/ Irv. H. Lichtenwald                             Director                            January 30, 2002
-------------------------------
     Irv H. Lichtenwald

      /s/ Keith A. Maib                                Director                            January 30, 2002
-------------------------------
        Keith A. Maib

     /s/ John E. Zicker                                Director                            January 30, 2002
-------------------------------
       John E. Zicker

SCHEDULE II

                             SAGENT TECHNOLOGY, INC.

                        VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                          BALANCE AT  CHARGED TO                BALANCE AT
                                                          BEGINNING   COSTS AND                   END OF
DESCRIPTION                                               OF PERIOD   EXPENSES    DEDUCTIONS      PERIOD
-----------                                               ----------  ----------  ----------   -----------
YEAR ENDED DECEMBER 31, 1998:
  Allowance for returns and doubtful accounts .........     $  450     $   58        $ --        $  508
YEAR ENDED DECEMBER 31, 1999:
  Allowance for returns and doubtful accounts .........        508        122          --           630
YEAR ENDED DECEMBER 31, 2000:
  Allowance for returns and doubtful accounts .........     $  630     $4,793        $455        $4,968

                                INDEX TO EXHIBITS

 NUMBER                             TITLE
 ------                             -----
 3.1(1)    Certificate of Incorporation of Registrant.

 3.2(1)    Amended and Restated Certificate of Incorporation of Registrant.

 3.3(1)    Bylaws of Registrant.

 4.1(1)    Form of Registrant's Common Stock Certificate.

 4.2(1)    Sixth Amended and Restated Registration Rights Agreement, dated as of
           February 24, 1998, between the Registrant and the parties named therein.

 4.3(1)    Common Stock Registration Rights Agreement, dated as of September 14,
           1998, between the Registrant and Robert Hawk.

 4.4(1)    Common Stock Rights Agreement dated February 15, 2001 between the
           Registrant and the parties named therein.

 4.5(1)    Registration Rights Agreement dated January 19, 2001 between the
           Registrant and eGlobal Technology Holding Limited.

 4.6(4)    Common Stock Rights Agreement dated July 23, 2001 between the
           Registrant and the parties named therein.

 5.1(5)    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.

10.1(1) Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.

10.2(1)    Amended and Restated 1995 Stock Plan and related agreements.

10.3(1)    1998 Stock Plan and related agreements.

10.4(1)    1999 Employee Stock Purchase Plan and related agreements.

10.5(1)    1999 Director Option Plan and related agreements.

10.6(1)    Master Equipment Lease Agreement, dated August 7, 1995, between the
           Registrant and Lighthouse Capital Partners, L.P.

10.7(1)    Master Lease Agreement, dated as of September 26, 1998, between the
           Registrant and Dell Financial Services L.P.

10.8(1)    Loan and Security Agreement, dated as of July 16, 1997, between the
           Registrant and Venture Banking Group, a division of Cupertino
           National Bank, and amendments thereto.

10.9(1)    Standard Office Lease, dated June 1, 1998, by and between the
           Registrant and Asset Growth Partners, Ltd., and the First Amendment thereto.

10.10(1)+  Development and Licensing Agreement, dated January 22, 1997, between the Registrant and Abacus Concepts, Inc.

10.11(1)+  Microsoft License and Distribution Agreement, dated August 23, 1996, between the Registrant and Microsoft Corporation.

10.12(1)+  Sagent KK Non-Exclusive Japanese Distribution Agreement, dated as of
           December 17, 1997, between Sagent KK Japan and Kawasaki Steel Systems
           R&D Corporation.

10.13(1)   Form of Sagent Technology, Inc. End User Software License Agreement.

10.14(1)+  OEM Software License Agreement, effective March 31, 1998, between the
           Registrant and Siebel Systems, Inc.

10.15(1)   Form of Sagent Technology, Inc. Software Maintenance and Technical
           Support Agreement.

10.16(1)   Form of Sagent Technology, Inc. Agreement for Consulting Services.

10.17(1)   Form of Sagent Technology, Inc. Agreement for Subcontractor
           Consulting Services.

10.18(1)   Form of Evaluation Agreement.

10.19(1)   Note, dated February 1, 1998, of W. Virginia Walker.

10.21(1)+  Solution Provider Agreement, effective June 27, 1997, between the
           Registrant and Unisys Corporation.

10.22(1)   Executive Change of Control Policy.

10.23(1)+  Software License and Services Agreement, dated March 31, 1998, between the Registrant and Siebel Systems, Inc.

10.24(1) Common Stock Purchase Agreement, dated February 28, 1999, between the Registrant and Klaus S. Luft.

10.25(1)   Notes, dated February 5, 1999, between the Registrant and Tom
           Lounibos.

10.26(1)   Note, dated March 15, 1999, of Kenneth C. Holcomb.

10.27(1) Nonexclusive International Software Value Added Reseller ("VAR") Agreement, dated December 8, 1997, between the Registrant and Opalis S.A.

10.28(2) Employment Agreement dated August 4, 2000 between the Registrant and Ben C. Barnes.

10.29(2)   Offer letter dated May 9, 2000 between the Registrant and David
           Eliff.

10.30(2)   Note dated October 4, 2000 between the Registrant and Paul Wray.

10.31(2) Common Stock Purchase Agreement dated February 15, 2001 between the Registrant and the parties named therein.

10.32(3) Service Agreement, dated January 1, 2001, between the Registrant and Arthur Parker.

10.33(4) Stock Purchase Agreement dated July 23, 2001 between the Registrant and the parties named therein.

23.1       Consent of KPMG LLP, Independent Accountants.

23.2       Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3 Consent of Wilson Sonsini Goodrich & Rosati, Profession Corporation (included in Exhibit 5.1).

24.1       Power of Attorney (included on Page II-6).

----------
(1) Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form S-1 (No. 333-71369), declared effective by the Securities and Exchange Commission (SEC) on April 14, 1999.

(2) Incorporated by reference to the exhibits to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

(3) Incorporated by reference to the exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

(4) Incorporation by reference to the exhibits to the Registrant's Current Report on Form 8-K filed with the SEC on August 7, 2001.

(5)  Filed with original registration statement.

 + Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.